UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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of the Securities Exchange Act of 1934
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NVIDIA CORPORATION
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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date and time:	Friday, May 23, 2014 at 10:30 a.m. Pacific Time

Location:	NVIDIA Headquarters, Building E
2800 Scott Boulevard, Santa Clara, California 95050

Virtual meeting:	You may also vote at the meeting via the Internet by visiting www.virtualshareholdermeeting.com/NVIDIA2014 and following the instructions.

Items of business:	1. Election of ten directors nominated by the Board of Directors
2. Approval of our executive compensation
3. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015
4. Approval of an amendment and restatement of our Amended and Restated 2007 Equity Incentive Plan
5. Approval of an amendment and restatement of our 2012 Employee Stock Purchase Plan
6. Transaction of other business properly brought before the meeting

Record date:	You can vote at the meeting if you were a stockholder of record at the close of business on March 25, 2014.

Your vote is very important. Whether or not you plan to attend the meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting in person at the meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 23, 2014. This Notice, our Proxy Statement, our Annual Report on Form 10-K and our Stockholder Letter are available at www.nvidia.com/proxy.

By Order of the Board of Directors

David M. Shannon
Secretary

Santa Clara, California
April 10, 2014

PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2014 Annual Meeting of Stockholders

Date and time:	Friday, May 23, 2014 at 10:30 a.m. Pacific Time

Location:	NVIDIA Headquarters, Building E
2800 Scott Boulevard, Santa Clara, California 95050

Virtual meeting:	You may also vote at the meeting via the Internet by visiting www.virtualshareholdermeeting.com/NVIDIA2014 and following the instructions.

Record date:	March 25, 2014

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Admission to meeting:	Photo identification and proof of share ownership will be required to attend the meeting. Please follow the directions to NVIDIA Headquarters, Building E on the last page of the proxy statement.

Fiscal Year 2014 Highlights
To assist you in reviewing the proposals to be acted upon at the 2014 Annual Meeting of Stockholders, we are providing you with the following business, corporate governance and executive compensation highlights for our fiscal year 2014. The following description is only a summary. For more complete information about these topics, please review the proxy statement and our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 13, 2014.

Business Highlights
©2014 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, GeForce GTX Titan, NVIDIA GRID, GTX, Kepler, SHIELD, and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

	Fiscal Year 2014	Fiscal Year 2013	Change
	($ in millions, except per share amounts)
Revenue	$4,130	$4,280	down 3.5%
Operating Income	$496	$648	down 23%
Diluted Earnings per Share	$0.74	$0.90	down 18%
Stock Price per Share as of Fiscal Year End	$15.56	$12.41	up 25.4%

We focus on creating the best visual computing platforms for key vertical markets: gaming; design and visualization; high performance computing, or HPC, and data centers; automotive and smart devices.  During the year, NVIDIA made significant progress in its visual computing strategy, making targeted investments to position itself solidly for the long term.

In our GPU business segment, we:

•	Announced and shipped a new family of high-end Kepler-based gaming GPUs - GeForce GTX Titan, GeForce GTX 780, GeForce GTX 780 Ti, GeForce GTX 770 and GeForce GTX 760

•
Launched GRID VCA - the industry’s first visual computing appliance that enables businesses to deploy cloud-based, GPU-accelerated applications through any Windows, Linux or Mac client on their network

•	Expanded penetration of trials of our NVIDIA GRID data center GPU platform to hundreds of enterprises worldwide

In our Tegra Processor business segment, we:

•	Made our first shipments of Tegra 4 devices

•	Started shipping SHIELD, NVIDIA’s first hand-held Android gaming device

•	Launched our next generation mobile system-on-a-chip, Tegra K1, extending Kepler architecture across NVIDIA’s entire line of processors

•
Started shipping Tegra 3 and Tegra 4 to a major automotive manufacturer for its infotainment systems, smart displays and digital cockpits. The same manufacturer will use Tegra K1 to power future piloted-driving initiatives

With our intellectual property, or IP, and licensing, we:

•	Initiated an IP licensing initiative designed to bring GPU technology to new markets and generate revenue from markets previously inaccessible to NVIDIA

•	Grew patent assets to approximately 7,000

The strategy of adding value through a focus on visual computing drove financial results:

•	Increased gross margins to a record 55%, up from 52% in fiscal year 2013 and 35% five years ago

•	Grew GPU business revenue 7% against a PC industry that declined 10%*

•	Grew HPC revenue 37%

•	Returned $1.07 billion to stockholders through stock repurchases and quarterly dividends

•	Completed a $1.5 billion convertible note offering, with net proceeds expected to be used for stock repurchases, quarterly dividends and general corporate purposes

In summary, our one year total stock price appreciation measured as of the end of our fiscal year 2014 was 25.4%.
__________
* GPU excludes MCP chipset revenues

Corporate Governance Highlights

Our Board of Directors is committed to strong corporate governance, which is used to promote the long-term interest of NVIDIA and our stockholders.  Regular stockholder outreach is important to us. In fiscal year 2014, our management met with several large stockholders to gain valuable insights into the governance and executive compensation issues they most care about.

During fiscal year 2014, the Board appointed Dawn Hudson as a director.  Ms. Hudson brings to the Board experience in executive leadership. As a longtime marketing executive, she has valuable expertise and insights in leveraging brands, brand development and consumer behavior. She also has considerable corporate governance experience, gained from more than ten years of serving on the boards of public companies.

As of the 2014 Annual Meeting, our Board will be fully declassified and each director will be elected for a one-year term.

Executive Compensation Highlights

NVIDIA is committed to pay for performance. We demonstrate this commitment by designing our executive compensation programs so that the amounts received by our executive officers vary to reflect NVIDIA’s financial performance, our executives’ individual performance and our stock price performance. While we pay our executive officers an annual base salary that is fixed, a meaningful portion of total cash compensation is in the form of variable cash compensation which is tied to NVIDIA’s financial performance and the executive’s individual performance. Our equity-based compensation is also linked to performance and is intended to align the long-term interests of our executive officers with those of our stockholders.

At our 2013 Annual Meeting, over 96% of the votes cast on our say-on-pay proposal were in support of the compensation paid to our executive officers for fiscal year 2013. Consistent with its strong commitment to engagement, communication and transparency, the Compensation Committee continues to regularly review our executive compensation program to ensure alignment between the interests of our executive officers and stockholders, and made key modifications to our executive compensation program for fiscal year 2014. Most notably, for fiscal year 2014, our Compensation Committee decided to shift from granting 100% of our CEO’s annual equity grant in the form of stock options to granting him a mix of approximately 50% of the target equity grant value in performance stock units and the remainder in stock options to reflect changing market trends for peer CEOs. In fiscal year 2014, approximately 86% of our CEO’s target direct compensation was in the form of variable cash compensation and equity awards.

Other important features of our compensation program include:

•
We do not have employment contracts or severance agreements providing for a specific term of employment or severance benefits with any of our executive officers. All of our executive officers are “at will” employees of NVIDIA

•
We do not offer change-in-control benefits to our executive officers, except for the change-in-control vesting acceleration provisions in our equity plans that are applicable to all of our employees if an acquiring company does not assume or substitute our outstanding stock awards

•	We do not offer our executive officers tax reimbursements, supplemental retirement benefits or perquisites that are not available to all NVIDIA employees

•
We have stock ownership guidelines for our executive officers. Each of our executive officers has exceeded these guidelines, except for our newly hired Chief Financial Officer who has until March 2015 to comply with these guidelines

•	We enforce a “no-hedging” policy and a “no-pledging” policy that does not allow our executive officers to hedge the economic interest in the NVIDIA shares they hold

•
Since 2009, we have maintained a “clawback” policy for the recovery of performance-based compensation in the event of a financial restatement that does not require individual misconduct to be enforced against our executive officers

•
We structure our executive compensation programs to minimize inappropriate risk-taking by our executive officers, including capping award levels under the annual variable cash compensation plan and using multi-year vesting periods for equity awards

Stockholder Actions and Board Recommendations

We are seeking your approval of each of the proposals below at our 2014 Annual Meeting. While we have summarized each of the proposals below, we urge you to review the proxy statement for more information on these proposals.

Every stockholder’s vote is important. Our Board thanks you for your commitment to the Company and urges you to vote your shares FOR each of the proposals below.

Matter	Board Recommendation
Management Proposals:
Election of ten directors	FOR each director nominee
Approval of our executive compensation	FOR
Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015	FOR
Approval of an amendment and restatement of our Amended and Restated 2007 Equity Incentive Plan	FOR
Approval of an amendment and restatement of our 2012 Employee Stock Purchase Plan	FOR
Election of Directors (Proposal 1)

Our Nominating and Corporate Governance Committee performs an annual assessment of each director nominee to ensure that our directors have the skills, experience and commitment to effectively oversee NVIDIA. All of the director nominees have proven leadership ability, sound judgment, integrity and a commitment to the success of NVIDIA.

Name	Age	Director Since	Occupation	Independent	≥ 75% Attendance at Board and Committee Meetings in Fiscal Year 2014	Number of Public Company Boards Served (including NVIDIA)
Robert K. Burgess	56	2011	Independent Consultant	•	•	2
Tench Coxe	56	1993	Managing Director, Sutter Hill Ventures	•	•	3
James C. Gaither	76	1998	Managing Director, Sutter Hill Ventures	•	•	1
Jen-Hsun Huang	51	1993	President & CEO, NVIDIA Corporation		•	1
Dawn Hudson	56	2013	Vice Chairman, The Parthenon Group	•	•	3
Harvey C. Jones	61	1993	Managing Partner, Square Wave Ventures	•	•	1
William J. Miller*	68	1994	Independent Consultant	•	•	4
Mark L. Perry	58	2005	Advisor, Third Rock Ventures	•	•	1
A. Brooke Seawell	66	1997	Venture Partner, New Enterprise Associates	•	•	3
Mark A. Stevens	54	2008**	Managing Partner, S-Cubed Capital	•	•	1
* Lead Director
** Mr. Stevens previously served as a member of our Board from 1993 until 2006

Approval of Executive Compensation for Fiscal Year 2014 (Proposal 2)

We are asking our stockholders to cast a non-binding vote, or say on pay, to approve our named executive officer compensation. The Board recommends a vote FOR this proposal because it believes that our compensation policies and practices are effective in achieving our goals of rewarding financial and operating performance, aligning our executives’ long-term interests with those of our stockholders and attracting, retaining and motivating our executive officers. The Board has adopted a policy of providing for annual say on pay votes. The next say on pay vote will occur at our 2015 Annual Meeting.

Ratification of Selection of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2015 (Proposal 3)

We are asking our stockholders to ratify our Audit Committee’s selection of PricewaterhouseCoopers LLP, or PWC, as our independent registered public accounting firm for fiscal year 2015. While we are not required to have our stockholders ratify the selection of PWC, we are doing so because we believe it is good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider the appointment, but may nevertheless retain PWC as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of NVIDIA and our stockholders.

Approval of an Amendment and Restatement of our Amended and Restated 2007 Equity Incentive Plan (Proposal 4)

We are asking our stockholders to approve an amendment and restatement of our Amended and Restated 2007 Equity Incentive Plan, or the Amended 2007 Plan, to (i) increase the share reserve under our Amended 2007 Plan by 10,000,000 shares, and (ii) with respect to performance-based awards (including performance-based awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code), provide for certain additional types of performance criteria upon which the performance goals for such awards may be based and certain additional types of adjustments that may be made in calculating whether the performance goals for such awards have been attained. Approval of the amendment and restatement of our Amended 2007 Plan will also permit us to grant performance-based awards that may qualify as “performance-based compensation” under Section 162(m) of the Code. The Board recommends a vote FOR this proposal because equity awards are an important component of our compensation program and the continued ability to issue these awards is essential to attracting, retaining and motivating our employees.

Approval of an Amendment and Restatement of our 2012 Employee Stock Purchase Plan (Proposal 5)

We are asking our stockholders to approve an amendment and restatement of our 2012 Employee Stock Purchase Plan, or the 2012 Purchase Plan, to increase the share reserve under our 2012 Purchase Plan by 12,500,000 shares. The Board recommends a vote FOR this proposal because our 2012 Purchase Plan is an important employee benefit and is essential to attracting, retaining and motivating our employees.

NVIDIA CORPORATION
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95050
  ____________________________________________________
PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
MAY 23, 2014
  ____________________________________________________

Questions and Answers

Why am I receiving these materials?

Your proxy is being solicited on behalf of the Board of Directors, or the Board, of NVIDIA Corporation, a Delaware corporation, which is sometimes referred to herein as the “Company,” “NVIDIA” or “we.” Your proxy is for use at our 2014 Annual Meeting of Stockholders, or the 2014 Annual Meeting, to be held on Friday, May 23, 2014, at 10:30 a.m. pacific daylight time. This proxy statement contains important information regarding the 2014 Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

How can I attend the 2014 Annual Meeting?

You can attend our 2014 Annual Meeting in person or you can attend and participate via the Internet.

Attending In Person.    Our 2014 Annual Meeting will take place in Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050. Our principal executive offices are located at 2701 San Tomas Expressway, Santa Clara, California 95050, and our telephone number is (408) 486-2000. Please see the map at the end of this proxy statement for directions to the 2014 Annual Meeting.

You are entitled to attend the 2014 Annual Meeting only if you were an NVIDIA stockholder or joint holder as of the close of business on March 25, 2014 or if you hold a valid proxy for the 2014 Annual Meeting. You must present photo identification for admittance. If you are a stockholder of record or hold your shares through the NVIDIA Sponsored Equity Award Accounts at Charles Schwab, your name will be verified against the list of stockholders of record or plan participants on the record date prior to your admission to the 2014 Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 25, 2014 or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2014 Annual Meeting.  The meeting will begin promptly at 10:30 a.m., pacific daylight time. Check-in will begin at 10:00 a.m., pacific daylight time, and you should allow ample time for the check-in procedures.

Attending and Participating Online.  You may also attend the 2014 Annual Meeting at www.virtualshareholdermeeting.com/NVIDIA2014, which contains instructions on how to attend, including how to demonstrate proof of stock ownership, as well as how to vote and submit questions via the Internet. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials, or the Notice, or proxy card (if you received a printed copy of the proxy materials) to enter the meeting via the Internet.

Non-stockholders can also listen to the 2014 Annual Meeting live at www.virtualshareholdermeeting.com/NVIDIA2014. An archived copy of the webcast will be available at www.nvidia.com/proxy through June 6, 2014.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to take advantage of the U.S. Securities and Exchange Commission, or SEC, rule that allows companies to furnish their proxy materials over the Internet. On or about April 10, 2014, we sent stockholders who own our common stock at the close of business on March 25, 2014 (other than those who previously requested electronic or paper delivery) a Notice containing instructions on how to access our proxy materials, including our proxy statement and our fiscal year 2014 annual report, and how to access your proxy card to vote over the Internet or by telephone. In addition, the Notice contains instructions on how to request a paper copy of our proxy materials or how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. If you make this election, you will receive an email message shortly after the proxy statement is released containing the Internet link to access our Notice, proxy statement and fiscal year 2014 annual report. The email also will include instructions for voting on the Internet.

Stockholders of Record.    If you are a stockholder of record, you can choose to receive our future proxy materials electronically by following the instructions to vote on the Internet at www.proxyvote.com and when prompted, indicate that you agree to access stockholder communications electronically in future years.

Street Name Holders.    If you are a beneficial owner (as described below in What is the difference between a stockholder of record and a beneficial owner?) your shares are held in street name and you can choose to receive our future proxy materials electronically by visiting www.icsdelivery.com/nvda.

Your choice to receive proxy materials electronically will remain in effect until you contact our Investor Relations Department and tell us otherwise. You may visit the Investor Relations section of our website at www.nvidia.com, send an electronic mail message to irelectronicdelivery@nvidia.com or contact our Investor Relations Department by mail at 2701 San Tomas Expressway, Santa Clara, California 95050.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the 2014 Annual Meeting, and if you have not previously requested to receive electronic or paper delivery, you should have received, by mail, a Notice instructing you how to access the materials on the Internet and how to vote your shares.

Who can vote at the 2014 Annual Meeting?

Stockholders of record at the close of business on March 25, 2014, the record date, will be entitled to vote at the 2014 Annual Meeting. On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned by such stockholder as of March 25, 2014. On the record date, there were 557,305,798 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the 2014 Annual Meeting will be available at our headquarters, 2701 San Tomas Expressway, Santa Clara, California for 10 days prior to the 2014 Annual Meeting. If you would like to view the stockholder list, please call our Investor Relations Department at (408) 486-2000 to schedule an appointment.

If your shares are held through a bank, broker or other nominee, your shares are held in “street name.” Please see the information below on instructing your bank, broker or other nominee to vote your shares.

What is the difference between a stockholder of record and a beneficial owner?

Stockholder of Record.    You are a stockholder of record if at the close of business on March 25, 2014 your shares were registered directly in your name with Computershare, our transfer agent.

Beneficial Owner.    You are a beneficial owner if your shares were held through a bank, broker or other nominee and not in your name at the close of business on March 25, 2014. Being a beneficial owner means that, like most of our stockholders, your shares are held in street name and your bank, broker or other nominee sends the Notice or the proxy materials to you. As a beneficial owner, your bank, broker or other nominee is the stockholder of record of your shares. You have the right to direct your bank, broker or other nominee on how to vote the shares in your account. However, because you are not the stockholder of record, if you would like to vote your shares in person or online at the 2014 Annual Meeting you must obtain a legally valid proxy from your bank, broker or other nominee prior to the 2014 Annual Meeting.

How do I vote?

You may either vote FOR any nominee to the Board, you may WITHHOLD your vote for any nominee or you may ABSTAIN from voting for any nominee. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.

Stockholder of Record.    If you are a stockholder of record, there are four ways for you to vote your shares.

In Person.    You may vote in person by attending the 2014 Annual Meeting. Even if you plan to attend the 2014 Annual Meeting, we urge you to vote by proxy prior to the 2014 Annual Meeting to ensure your vote is counted.

By Proxy via Mail.    If you received printed proxy materials, you may submit your proxy by mail by signing and mailing your proxy card to us before the 2014 Annual Meeting, at which time your shares will be voted as you have instructed.

By Telephone or over the Internet.    You may submit your proxy by following the instructions provided in the Notice to vote by telephone or over the Internet. If you received a printed version of the proxy materials by mail, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card to vote by telephone or over the Internet.

Beneficial Owner.    If you are a beneficial owner, you should have received a Notice or voting instructions from your bank, broker or other nominee. You should follow the instructions in the Notice or voting instructions in order to instruct your bank, broker or other nominee on how to vote your shares. To vote in person or online at the 2014 Annual Meeting, you must obtain a valid proxy from your bank, broker or other nominee.

What happens if I do not vote?

Stockholder of Record.    If you are a stockholder of record and do not vote at the 2014 Annual Meeting by completing your proxy card, by telephone, over the Internet or in person at the 2014 Annual Meeting, your shares will not be voted.

Beneficial Owner.    If you are a beneficial owner and do not instruct your bank, broker or other nominee (whose conduct is governed by the rules of the New York Stock Exchange, or NYSE) how to vote your shares, your bank, broker or other nominee can use its discretion to vote such “uninstructed” shares with respect to matters considered by NYSE rules to be “routine”. However, your bank, broker or other nominee will not be able to vote your shares with respect to “non-routine” matters, including elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and amendments of equity plans, unless they receive specific instructions from you. Therefore, you MUST give your bank, broker or other nominee instructions in order for your vote to be counted on the proposals to elect directors, to conduct an advisory approval of our executive compensation, to amend and restate our Amended and Restated 2007 Equity Incentive Plan and to amend and restate our 2012 Employee Stock Purchase Plan. We strongly encourage you to vote.

What are broker non-votes?

A broker non-vote occurs when a bank, brokerage firm or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.

May I change my vote after submitting my proxy or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the final vote at the 2014 Annual Meeting in any one of the following four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: Secretary;

•	you may attend the 2014 Annual Meeting and vote in person; or

•	you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

Please note, however, that under the rules of the national stock exchanges, any holder of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the 2014 Annual Meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm. In addition, if you hold your shares in street name, you must have a valid proxy from the record holder of the shares to vote in person at the 2014 Annual Meeting.

What is the quorum requirement?

We need a quorum of stockholders to hold our 2014 Annual Meeting. A quorum exists when a majority of the outstanding shares entitled to vote at the close of business on March 25, 2014 are represented at the 2014 Annual Meeting either in person or by proxy. On the record date, there were 557,305,798 shares of common stock outstanding and entitled to vote, meaning that 278,652,900 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2014 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present at the 2014 Annual Meeting may adjourn the 2014 Annual Meeting to another date.

How are votes counted and how many votes are needed to approve each proposal?

Votes will be counted by the inspector of election, who will separately count, with regard to Proposal 1, the election of ten members to our Board named in this proxy statement, FOR votes, WITHHOLD votes, ABSTAIN votes and broker non-votes; and with respect to the other proposals, FOR votes, AGAINST votes, ABSTAIN votes and broker non-votes.

If you are a stockholder of record and you returned a signed and dated proxy card without marking any voting selections, your shares will be voted FOR each of the nominees listed in Proposal 1 and FOR the other proposals. If any other matter is properly presented at the 2014 Annual Meeting, either Jen-Hsun Huang or David M. Shannon as your proxyholder will vote your shares using his best judgment.

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of ten directors nominated by the Board	In accordance with our Bylaws, directors are elected if they receive more FOR votes than WITHHOLD votes	None	None
2	Approval of our executive compensation	FOR votes from the holders of a majority of shares present and entitled to vote	Against	None
3	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015	FOR votes from the holders of a majority of shares present and entitled to vote	Against	None
4	Approval of an amendment and restatement of our Amended and Restated 2007 Equity Incentive Plan	FOR votes from the holders of a majority of shares present and entitled to vote	Against	None
5	Approval of an amendment and restatement of our 2012 Employee Stock Purchase Plan	FOR votes from the holders of a majority of shares present and entitled to vote	Against	None

How can I find out the results of the voting at the 2014 Annual Meeting?

Preliminary voting results will be announced at the 2014 Annual Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by May 30, 2014.

Who is paying for this proxy solicitation?

We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, by Internet or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay MacKenzie Partners a fee of approximately $20,000 for their services. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

If you received more than one Notice or full set of proxy materials then your shares are either registered in more than one name or are held in different accounts. Please complete, sign and return each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.

If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. If any stockholder residing at such an address wishes to receive a separate set of documents, they may telephone our Investor Relations Department at (408) 486-2000 or write to our Investor Relations Department at 2701 San Tomas Expressway, Santa Clara, California 95050.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 11, 2014 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, in the event that we do not hold our 2015 Annual Meeting between April 23, 2015 and June 22, 2015, then the deadline for your proposal is a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2015 Annual Meeting, you must do so in writing following the above instructions not later than the close of business on December 11, 2014, and not earlier than the close of business on November 11, 2014. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2015 Annual Meeting between April 23, 2015 and June 22, 2015.

Can I view these proxy materials on the NVIDIA website?

Yes. This proxy statement is posted on our Investor Relations website at www.nvidia.com. You also can use this website to view our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 26, 2014. The contents of our website are not a part of this proxy statement.

Proposal 1—Election of Directors
At our 2011 Annual Meeting, our stockholders approved the declassification of our Board of Directors. Beginning with our 2014 Annual Meeting, all directors will have one-year terms and stand for election annually.
Our Board has ten members. Upon the recommendation of our Nominating and Corporate Governance Committee, or the NCGC, our Board has nominated for election at the 2014 Annual Meeting the ten individuals listed in the following table to hold office until the next annual meeting of stockholders and until his or her successor is elected or appointed. Each of the nominees listed below, other than Mr. Burgess and Ms. Hudson, is currently a director of NVIDIA previously elected by our stockholders.
Our nominees include nine independent directors, as defined by the rules and regulations of The NASDAQ Stock Market LLC, or NASDAQ, and one NVIDIA officer: Jen-Hsun Huang, who serves as our President and Chief Executive Officer.
The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced. In accordance with our Bylaws, directors are elected if they receive more FOR votes than WITHHOLD votes.

Recommendation of the Board
The Board recommends that you vote FOR the election of each of the following nominees:

Name	Age	Director Since	Occupation
Robert K. Burgess	56	2011	Independent Consultant
Tench Coxe	56	1993	Managing Director, Sutter Hill Ventures
James C. Gaither	76	1998	Managing Director, Sutter Hill Ventures
Jen-Hsun Huang	51	1993	President & Chief Executive Officer, NVIDIA Corporation
Dawn Hudson	56	2013	Vice Chairman, The Parthenon Group
Harvey C. Jones	61	1993	Managing Partner, Square Wave Ventures
William J. Miller*	68	1994	Independent Consultant
Mark L. Perry	58	2005	Advisor, Third Rock Ventures
A. Brooke Seawell	66	1997	Venture Partner, New Enterprise Associates
Mark A. Stevens	54	2008**	Managing Partner, S-Cubed Capital

* Lead Director
** Mr. Stevens previously served as a member of our Board from 1993 until 2006

Director Qualifications
The NCGC is responsible for reviewing, assessing and recommending nominees to the Board for approval. The NCGC has not established specific minimum age, education, experience or skill requirements for potential members. In general, the NCGC considers numerous factors, such as the nominee’s: independence; gender; ethnic background; personal and professional judgment and integrity; high-level management experience necessary to oversee our business; professional and industry knowledge; collegiality; financial expertise; desirability as a member of any committees of the Board; willingness and ability to devote substantial time and effort to Board responsibilities; experience and the interplay with the experience of other Board members; ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies; and all relationships between the proposed nominee and any of our stockholders, competitors, customers, suppliers or other persons with a relationship to NVIDIA. In determining whether to recommend a director for re-election, the NCGC also reviews this director’s overall service to NVIDIA, including the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of the Board. The NCGC values diversity as a factor in selecting nominees to serve on the Board and considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.

The priorities and emphasis of the NCGC and of the Board with regard to the above factors change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The NCGC and the Board periodically review and assess the continued relevance of and emphasis on these factors to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee our business.

Listed below are key skills and experience that the NCGC and Board consider important for our directors to have in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications and skills relative to this list as of the date of this proxy statement.

•	Senior Management and Operating Experience. Directors who have served in senior leadership positions bring insight to constructively review and assess our operating plan and business strategy.

•
Industry and Technical Expertise.    Because we are a technology, hardware and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop and the markets in which we compete.

•
Financial Expertise.    Knowledge of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our financial reporting and internal controls.

•
Public Company Board Experience.    Directors who have served on boards of directors of other public companies have corporate governance experience, a deep understanding of the role and responsibilities of the Board and insight into matters being handled by our Board.

•
Experience as an Investor.    Directors who have experience as investors can assist the Board with analyzing methods by which the Company can increase stockholder value. As investors themselves, they also have the knowledge and experience to effectively engage with investors and stockholders.

•	Legal Expertise. Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal and regulatory compliance.

Our Director Nominees

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director that led the NCGC to believe that that director should continue to serve on the Board. However, each of the members of the NCGC may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Robert K. Burgess has served as an independent investor and board member to technology companies since 2005. He was chief executive officer from 1996 to 2005 of Macromedia, Inc., a provider of internet and multimedia software, which was acquired by Adobe Systems Incorporated; he also served from 1996 to 2005 on its board of directors, as chairman of its board of directors from 1998 to 2005 and as executive chairman for his final year. Previously, he held key executive positions from 1984 to 1991 at Silicon Graphics, Inc. (SGI), a graphics and computing company; from 1991 to 1995, served as chief executive officer and a board member of Alias Research, Inc., a publicly traded 3D software company, until its acquisition by SGI; and resumed executive positions at SGI during 1996. Mr. Burgess serves on the board of Adobe Systems Incorporated and several privately-held companies. He was a director of IMRIS Inc., a provider of image guided therapy solutions, until 2013. He holds a BCom degree from McMaster University. He joined the NVIDIA board in 2011.

Mr. Burgess brings to the Board leadership experience and expertise in the areas of financial- and risk-management and operations. He has a broad understanding of the roles and responsibilities of a corporate board and provides valuable insight on a range of issues in the technology industry.

Tench Coxe has been a managing director of Sutter Hill Ventures, a venture capital investment firm, since 1989, where he focuses on investments in the IT sector, particularly semiconductor companies. Prior to joining Sutter Hill Ventures in 1987, he was director of marketing and MIS at Digital Communication Associates. He serves on the board of directors of Mattersight Corp., a customer loyalty software firm, Artisan Partners Asset Management Inc., an institutional money management firm, and several privately held technology companies. Mr. Coxe holds a BA degree in Economics from Dartmouth College and an MBA degree from Harvard Business School. He joined the NVIDIA board in 1993.

Mr. Coxe brings to the Board expertise in financial and transactional analysis and provides valuable perspectives on corporate strategy and emerging technology trends. His significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

James C. Gaither has been a managing director of Sutter Hill Ventures, a venture capital investment firm, since 2000. He was a partner in the law firm Cooley LLP from 1971 to 2000 and senior counsel to the firm from 2000 to 2003. Prior to practicing law he served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States Supreme Court, special assistant to the Assistant Attorney General in the U.S. Department of Justice and staff assistant to U.S. President Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University, former vice chairman of the board of directors of The William and Flora Hewlett Foundation and immediate past chairman of the Board of Trustees of the Carnegie Endowment for International Peace. Mr. Gaither holds a BA degree in Economics from Princeton University and a JD degree from Stanford University Law School. He joined the NVIDIA board in 1998.

Mr. Gaither brings to the Board expertise in corporate strategy and negotiating complex transactions. He also provides valuable perspectives on the roles and responsibilities of a corporate board, including oversight of a public company’s legal and regulatory compliance and engagement with regulatory authorities. His significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Jen-Hsun Huang co-founded NVIDIA in 1993 and has since served as president, chief executive officer, and a member of the board of directors. Under his direction, NVIDIA has become the world’s leading visual-computing company and a key player in the fields of mobile and high-performance computing. Mr. Huang held a variety of positions from 1985 to 1993 at LSI Logic Corp., a computer chip manufacturer, including leading the business unit responsible for the company’s system-on-a-chip strategy. He was a microprocessor designer from 1984 to 1985 at Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a BSEE degree from Oregon State University and an MSEE degree from Stanford University.

Mr. Huang is one of the IT industry’s most respected executives, having taken NVIDIA from a startup to a world leader in visual computing. Under his guidance, NVIDIA has compiled a record of consistent innovation and sharp execution, marked by products that have gained strong market share.

Dawn Hudson has served as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting, since 2009. She was president and chief executive officer of Pepsi-Cola North America, the beverage division of PepsiCo, Inc. for the U.S. and Canada, from 2005 to 2007 and president from 2002. She also served as chief executive officer of the foodservice division of PepsiCo, Inc. from 2005 to 2007. Previously, she spent 13 years in marketing, advertising and branding strategy, holding leadership positions at major agencies, such as D’Arcy Masius Benton & Bowles and Omnicom. She currently serves on the boards of directors of The Interpublic Group of Companies, Inc., an advertising holding company, and Lowes Companies, Inc., a home-improvement retailer. She was a director of P.F. Chang’s China Bistro, Inc., a restaurant chain, until 2012, and of Allergan, Inc., a biopharmaceutical company, until March 2014. She holds a BA degree from Dartmouth College. She joined the NVIDIA board in July 2013.

Ms. Hudson brings to the board experience in executive leadership. As a longtime marketing executive, she has valuable expertise and insights in leveraging brands, brand development and consumer behavior. She also has considerable corporate governance experience, gained from more than 10 years of serving on the boards of public companies.

Harvey C. Jones has been the managing partner of Square Wave Ventures, a private investment firm, since 2004. Mr. Jones has been an entrepreneur, high technology executive and active venture investor for over 30 years. In 1981, he co-founded Daisy Systems Corp., a computer-aided engineering company, ultimately serving as its president and chief executive officer until 1987. Between 1987 and 1998, he led Synopsys. Inc., a major electronic design automation company, serving as its chief executive officer for seven years and then as executive chairman. In 1997, Mr. Jones co-founded Tensilica Inc., a privately held technology IP company that developed and licensed high performance embedded processing cores. He served as chairman of the Tensilica board of directors from inception through its 2013 acquisition by Cadence Design Systems, Inc. In 2014, coincident with his investment in the company, Mr. Jones joined the board of directors of Tintri Technology, a private company that builds data storage solutions for virtual and cloud environments. He also served as lead director on the board of directors of Wind River Systems from 2006 until its sale to Intel in 2009. Mr. Jones holds a BS degree in Mathematics and Computer Sciences from Georgetown University and an MS degree in Management from Massachusetts Institute of Technology. He joined the NVIDIA board in 1993.

Mr. Jones brings to the board an executive management background, an understanding of semiconductor technologies and complex system design, and experience in the business of technology licensing. He provides valuable insight into innovation strategies, research and development efforts, as well as management and development of our technical employees. His financial expertise qualifies him to serve as an “audit committee financial expert” within the meaning of SEC rules, and his significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

William J. Miller has served as an independent consultant since 1999 and is on the board of directors of Waters Corp., a scientific instrument manufacturing company; Digimarc Corp., a developer and supplier of secure identification products and digital watermarking technology; and Glu Mobile, Inc., a publisher of mobile games. He was president, chief executive officer and chairman of the board of directors from 1996 to 1999 of Avid Technology, Inc., a provider of digital tools for multimedia. He was chief executive officer and a board director from 1992 to 1995 of Quantum Corp., a mass storage company, where he was chairman for three years. From 1981 to 1992, he held various positions at Control Data Corp., a supplier of computer hardware, software and services, including executive vice president and president, information services. He was on the board of directors of Overland Storage, Inc., a supplier of data storage products from 2006 to 2009; and of Viewsonic Corp. from 2004 to 2008. He holds a BA and a JD degree from the University of Minnesota. He joined the NVIDIA board in 1994.

Mr. Miller brings to the Board considerable leadership and corporate governance experience and an understanding of the roles and responsibilities of a corporate board. His financial expertise qualifies him to serve as an “audit committee financial expert” within the meaning of SEC rules.

Mark L. Perry has been an advisor to Third Rock Ventures, a venture capital firm, since 2012 and is a member of the boards of directors of several private companies. He served from 2007 to 2011 as president and chief executive officer of Aerovance, Inc., a biopharmaceutical company. He was an executive officer from 1994 to 2004 at Gilead Sciences, Inc., a biopharmaceutical company, serving in a variety of capacities, including general counsel, chief financial officer, and executive vice president of operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities; he was also its senior business advisor until 2007. From 1981 to 1994, Mr. Perry was with the law firm Cooley LLP, where was a partner for seven years. From 2003 to 2009, he served on the board of directors of Nuvelo, Inc., a biopharmaceutical company. Mr. Perry holds a BA degree in History from the University of California, Berkeley, and a JD degree from the University of California, Davis. He joined the NVIDIA board in 2005.

Mr. Perry brings to the Board operating and finance experience gained in a large corporate setting. He has varied experience in legal affairs and corporate governance, and a deep understanding of the roles and responsibilities of a corporate board. His financial expertise qualifies him to serve as an “audit committee financial expert” within the meaning of SEC rules.

A. Brooke Seawell has served since 2005 as a venture partner at New Enterprise Associates, and was a partner from 2000 to 2005 at Technology Crossover Ventures. He was executive vice president from 1997 to 1998 at NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. He was senior vice president and chief financial officer from 1991 to 1997 of Synopsys, Inc., an electronic design automation software company. He serves on the board of directors of Informatica Corp., a data integration software company; Tableau Software, Inc., a business intelligence software company; and several privately held companies. From 2006 to February 2014, Mr. Seawell served on the board of directors of Glu Mobile, Inc., a publisher of mobile games. Mr. Seawell is a member of the Stanford University Athletic Board and previously served on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a BA degree in Economics and an MBA degree in Finance from Stanford University. He joined the NVIDIA board in 1997.

Mr. Seawell brings to the Board operational expertise and senior management experience, including knowledge of the complex issues facing public companies, and a deep understanding of accounting principles and financial reporting. His financial expertise qualifies him to serve as an “audit committee financial expert” within the meaning of SEC rules and his significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Mark A. Stevens has been the managing partner of S-Cubed Capital, a private family office investment firm, since 2012. He was a managing partner from 1993 to 2011 of Sequoia Capital, a venture capital investment firm, where he had been an associate for the preceding four years. Previously, he held technical sales and marketing positions at Intel Corp., and was a member of the technical staff at Hughes Aircraft Co. He served from 2006 to 2012 as a member of the board of directors of Alpha and Omega Semiconductor Limited. He is a Trustee of the University of Southern California and a part-time lecturer at the Stanford University Graduate School of Business. Mr. Stevens holds a BSEE degree, a BA degree in Economics and an MS degree in Computer Engineering from the University of Southern California and an MBA degree from Harvard Business School. He joined the NVIDIA board in 2008 and previously served as a director from 1993 to 2006.

Mr. Stevens brings to the Board a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities. He provides valuable insight regarding corporate strategy development and the analysis of acquisitions and divestitures. His significant experience as an investor gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Information About the Board of Directors and Corporate Governance

Independence of the Members of the Board of Directors

Consistent with the requirements of NASDAQ, our Corporate Governance Policies require our Board to affirmatively determine that a majority of our directors do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and meet any other qualification requirements required by the SEC and NASDAQ. After considering all relevant relationships and transactions, the Board determined all members of the Board are “independent” as defined by NASDAQ’s rules and regulations, except for Jen-Hsun Huang, our president and chief executive officer. Thus, as of the date of the mailing of this proxy statement, 90% of the members of our Board are independent. The Board also determined that all members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards. In addition, all members of the Audit Committee are “audit committee financial experts” under SEC rules.

Board Leadership Structure

Our Bylaws and Corporate Governance Policies permit the roles of chairman of the board and chief executive officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board believes that our stockholders are best served at this time by not having a chairman of the board and by having a lead independent director, or Lead Director.

In the absence of a chairman of the board, our Corporate Governance Policies provide that our chief executive officer has primary responsibility for preparing the agendas for Board meetings. Our chief executive officer also presides over the portion of the meetings of the Board where he is present.

Given that we do not have a chairman of the board, the Board believes that a Lead Director is an integral part of our Board structure and a critical aspect of effective corporate governance. The independent directors consider the role and designation of the Lead Director on an annual basis. Mr. Miller has been our Lead Director since May 2009. Mr. Miller brings considerable skills and experience, as described above, to the role. In addition, Mr. Miller is Chair of our NCGC, which affords him increased engagement with Board governance and composition. Our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include, in part:

•
Determining an appropriate schedule of Board meetings, seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations;

•
Working independently or with our chief executive officer, seeking input from all directors, as well as the chief executive officer and other relevant management, as to the preparation of the agendas for Board and committee meetings;

•
Advising the Board on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material; and

•
Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board, and acting as principal liaison between the independent members of the Board and the chief executive officer on sensitive issues.

As discussed above, a substantial portion of our Board is comprised of independent directors. The active involvement of the independent directors, combined with the qualifications and significant responsibilities of our Lead Director, provide balance on the Board and promote strong, independent oversight of our management and affairs.

Role of the Board in Risk Oversight

The Board is responsible for overseeing risk management at NVIDIA. The Board exercises direct oversight of strategic risks to NVIDIA and other risk areas not delegated to one of its committees. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with certain legal and regulatory requirements and oversees the performance of our internal audit function. Our NCGC monitors the effectiveness of our anonymous tip process and corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Management periodically reports to the Board or relevant committee, which provides guidance on risk assessment and mitigation. Each committee charged with risk oversight reports up to the Board on those matters.

Corporate Governance Policies of the Board of Directors

The Board has documented our governance practices by adopting Corporate Governance Policies to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies set forth the practices the Board follows with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. Our Corporate Governance Policies may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Executive Sessions of the Board

As required under NASDAQ’s listing standards, our independent directors have in the past met, and will continue to meet, regularly in scheduled executive sessions at which only independent directors are present. In fiscal year 2014, our independent directors met in executive session at four of the five regularly scheduled Board meetings.

In addition, independent directors have in the past met, and will continue to meet, regularly in scheduled executive sessions with our chief executive officer. In fiscal year 2014, our independent directors met in executive session with our chief executive officer at four of the five regularly scheduled Board meetings.

Director Attendance at Annual Meeting

We do not have a formal policy regarding attendance by members of the Board at our annual meetings. We generally schedule a Board meeting in conjunction with our annual meetings and expect that all of our directors will attend each annual meeting, absent a valid reason. Eight of our nine Board members as of the 2013 Annual Meeting attended our 2013 Annual Meeting.

Board Self-Assessments

The NCGC oversees an annual evaluation process, whereby each director evaluates the Board as a whole and each member of the standing committees of the Board evaluates the committees on which they serve. After these evaluations are complete, the results are discussed by the Board and each committee and with each individual director, as applicable, and, if necessary, action plans are developed.

Director Orientation and Continuing Education

The NCGC and our General Counsel are responsible for director orientation programs and for director continuing education programs to assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities. Orientation programs are designed to familiarize new directors with our businesses, strategies, and policies and to assist new directors in developing the skills and knowledge required for their service on the Board. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.

Director Stock Ownership Guidelines

The Board believes that directors should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require each director to hold at least 25,000 shares of our common stock during the period in which they serve as a director, unless our NCGC waives the requirement. The 25,000 shares may include vested but unexercised stock options. Directors have 18 months from the date that they become directors to reach the ownership threshold. Each of our directors currently meets or exceeds the stock ownership requirement, and each of our current directors holds shares of our common stock, with the exception of Ms. Hudson, who joined our Board in July 2013. The stock ownership guidelines are intended to further align director interests with stockholder interests.

Hedging and Pledging Policy

Our directors and executive officers may not hedge their ownership of NVIDIA stock, including trading in options, puts, calls, or other derivative instruments related to NVIDIA stock or debt. Directors and executive officers may not purchase NVIDIA stock on margin, borrow against NVIDIA stock held in a margin account, or pledge NVIDIA stock as collateral for a loan.

Outside Advisors

The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

Code of Conduct

We have a Worldwide Code of Conduct that applies to our executive officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. We also have a Financial Team Code of Conduct that applies to our executive officers, directors and members of our finance, accounting and treasury departments. Both the Worldwide Code of Conduct and the Financial Team Code of Conduct are available under Corporate Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Conduct or the Financial Team Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. In order to better protect us and our stockholders, we regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives and employees.

Corporate Hotline

We have established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matters of concern (unless prohibited by local privacy laws for employees located in the European Union).

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending written communications addressed to David M. Shannon, our Secretary, at NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating and Corporate Governance Committee. Matters put forth by our stockholders will be reviewed by the NCGC, which will determine whether these matters should be presented to the Board. The NCGC will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws.

Nomination of Directors

The NCGC identifies, reviews and evaluates candidates to serve as directors and recommends candidates for election to the Board. We engage a professional search firm on an ongoing basis to identify and assist the NCGC in identifying, evaluating and conducting due diligence on potential director nominees. The NGCG also reviews materials provided by professional search firms and other parties in connection with nominees who are not proposed by a stockholder. The NCGC conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The NCGC meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board. For an explanation of the factors the NCGC considers when evaluating candidates and the Board as a whole, please see Director Qualifications above.

The NCGC evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Stockholders seeking to recommend a prospective nominee should follow the instructions under Stockholder Communications with the Board of Directors above. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are advised to review our Bylaws and Corporate Governance Policies, which contain the requirements for director nominations. The NCGC did not receive any stockholder nominations during fiscal year 2014.

Majority Vote Standard

Our Bylaws provide that in a non-contested election if the votes cast FOR an incumbent director do not exceed the number of WITHHOLD votes, such incumbent director shall promptly tender his or her resignation to the Board. The NCGC will then review the circumstances surrounding the WITHHOLD vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote.

In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors at that meeting. Under this provision, the directors receiving the greatest number of FOR votes will be elected.

Board Meeting Information

The Board met thirteen times during fiscal year 2014. In addition, during fiscal year 2014, the Board held a two day meeting, during which the Board discussed the strategic direction of NVIDIA, explored and discussed new business opportunities and the product roadmap, and addressed possible challenges facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he or she serves. In fiscal year 2014, each Board member attended 75% or more of the meetings of the Board and of each committee on which he or she served.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter, which may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Committee Composition
The composition of our committees is set forth below. Committee assignments are determined based on background and the expertise which individual directors can bring to a committee. In fiscal year 2014, our Audit Committee held eight meetings, our Compensation Committee held eight meetings and our NCGC held five meetings. In February 2014, upon the recommendations of the NCGC, the Board examined the composition and chairmanship of the Board’s committees and approved certain rotations, effective immediately following the 2014 Annual Meeting as set forth below:

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
	Before 2014 Annual Meeting	After 2014 Annual Meeting	Before 2014 Annual Meeting	After 2014 Annual Meeting	Before 2014 Annual Meeting	After 2014 Annual Meeting
Jen-Hsun Huang*
Robert K. Burgess			Member	Chair
Tench Coxe			Member	Member
James C. Gaither			Member		Member	Member
Dawn Hudson			Member	Member
Harvey C. Jones	Member	Member			Member	Member
William J. Miller	Member	Member			Chair	Chair
Mark L. Perry	Chair	Chair
A. Brooke Seawell	Member	Member
Mark A. Stevens			Chair	Member	Member	Member

* Mr. Huang does not serve on any committees.

Committee Functions

Audit Committee

•	Oversees our corporate accounting and financial reporting process;

•	Oversees our internal audit function;

•	Evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•	Determines and approves the engagement of the independent registered public accounting firm;

•	Determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	Reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	Confers with management and our independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•	Discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements;

•	Reviews the financial statements to be included in our Annual Report on Form 10-K;

•	Reviews earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and rating agencies on our quarterly earnings calls;

•	Prepares the report required to be included by the SEC rules in our annual proxy statement or Annual Report on Form 10-K; and

•
Establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

•	Reviews and approves our overall compensation strategy and policies;

•	Reviews and recommends to the Board the compensation of our Board members;

•	Reviews and approves the compensation and other terms of employment of our chief executive officer and other executive officers;

•	Reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•	Reviews and approves written performance goals for our chief executive officer relevant to the compensation of our chief executive officer;

•	Reviews and approves the disclosure contained in Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and Annual Report on Form 10-K;

•	Administers our stock option and purchase plans, variable compensation plans and other similar programs;

•	Assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking; and

•	May form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one of more members of the Board.

Nominating and Corporate Governance Committee

•	Identifies, reviews and evaluates candidates to serve as directors;

•	Recommends candidates for election to our Board;

•	Makes recommendations to the Board regarding committee membership;

•	Assesses the performance of the Board and its committees;

•	Reviews and assesses our corporate governance principles and practices;

•	Approves related party transactions; and

•	Establishes procedures for the receipt, retention and treatment of complaints we receive regarding violations of our code of conduct.

Director Compensation

In reviewing the type and form of compensation to be paid to our non-employee directors for the year starting on the date of our 2013 Annual Meeting, the Compensation Committee consulted with Exequity LLP, its independent compensation consultant, and reviewed peer data from the executive peer group approved by the Compensation Committee for fiscal year 2013. The Compensation Committee subsequently recommended, and the Board approved, effective on the date of our 2013 Annual Meeting, a mix of cash and equity awards for our non-employee directors with an approximate annual value of $300,000. This value approximates the average total annual compensation, both cash and equity, paid by technology peer companies of similar size and market capitalization to their non-employee directors. We refer to this as the 2013 Program.

Cash Compensation

Under the 2013 Program, the cash portion of the annual retainer, representing $75,000 on an annualized basis, is paid quarterly over the course of twelve months beginning on May 15, 2013, the date of our 2013 Annual Meeting.

Equity Compensation

Under the 2013 Program, each non-employee director (with the exception of Ms. Hudson, who was appointed to the Board in July 2013) elected in advance of the 2013 Annual Meeting the form of equity award he would receive on the first trading day following the date of our 2013 Annual Meeting. Non-employee directors were allowed to elect stock options, restricted stock units or a 50/50 combination of each. The aggregate value of the equity award was $225,000. The number of shares subject to each stock option grant had a fair value (calculated using a binomial option pricing model, based on the average closing market price over the 60 calendar days ending two business days before the 2013 Annual Meeting, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718) equal to the portion of the annual retainer allocated to stock options. The number of shares subject to each restricted stock unit equaled the value of the annual retainer allocated to the restricted stock unit divided by the average closing market price over the 60 calendar days ending two business days before the 2013 Annual Meeting.

In order to correlate the vesting of the equity awards to the non-employee directors’ service on the Board and its committees over the following year, stock options granted under the 2013 Program vest quarterly commencing on the day following our 2013 Annual Meeting and RSUs vested as to 50% on November 20, 2013 (the third Wednesday in November 2013) and will vest as to the remaining 50% on May 21, 2014 (the third Wednesday in May 2014).

In connection with Ms. Hudson’s appointment to the Board in July 2013, she was granted (a) an initial stock option award to purchase 50,000 shares of our common stock, vesting in equal quarterly installments over a three-year period commencing July 18, 2013, and (b) an annual equity award consisting of (i) a stock option to purchase 35,645 shares of our common stock, which vested as to 3,563 shares on August 15, 2013 and as to 10,694 shares quarterly thereafter over the next three quarters, and (ii) a grant of 7,210 RSUs, which vested as to 2,883 shares on November 20, 2013 and will vest as to the remaining 4,327 shares on May 21, 2014. Both stock options have an exercise price of $14.70 per share, which was the closing price of our common stock as reported by NASDAQ on August 8, 2013.

The options granted to our Board members above have a term of ten years. If a non-employee director’s service as a director terminates due to death, the option and RSU grants will immediately fully vest and the option grants will become exercisable. Non-employee directors do not receive dividend equivalents on unvested RSUs.

Non-employee directors choosing RSUs as all or part of their equity compensation may elect to defer settlement of all such RSUs upon vesting, to be issued on the earliest of (a) the date of the non-employee director’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), unless a six month delay would be required under such Section, (b) the date of a change in control of NVIDIA that also would constitute a “change in control event” (as defined under Treasury Regulation Section 1.409A-3(i)(5)), and (c) the third Wednesday in March of the year elected by the non-employee director, which year must be no earlier than 2015. Messrs. Burgess and Gaither and Ms. Hudson elected to defer settlement of the RSUs granted during fiscal year 2014.

Other Compensation/Benefits

Our non-employee directors are also reimbursed for expenses incurred in attending Board and committee meetings, as well as in attending continuing educational programs pursuant to our Corporate Governance Policies. Directors who are also employees do not receive any fees or equity compensation for service on the Board. Mr. Huang is our only employee director.

We do not offer change-in-control benefits to our directors, except for the change-in-control vesting acceleration provisions in our equity plans that are applicable to all holders of stock awards under such plans in the event that an acquiring company does not assume or substitute for such outstanding stock awards.

Fiscal Year 2014 Compensation

The following table provides information regarding compensation of non-employee directors who served during fiscal year 2014:

Director Compensation for Fiscal Year 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Robert K. Burgess	75,000	248,355 (2)	—	323,355
Tench Coxe	75,000	—	242,109 (3)	317,109
James C. Gaither	75,000	248,355 (2)	—	323,355
Dawn Hudson (4)	43,750	104,401 (5)	285,074 (5)	433,225
Harvey C. Jones	75,000	—	242,109 (3)	317,109
William J. Miller	75,000	—	242,109 (3)	317,109
Mark L. Perry	75,000	248,355 (2)	—	323,355
A. Brooke Seawell	75,000	—	242,109 (3)	317,109
Mark A. Stevens	75,000	124,171 (6)	121,053 (6)	320,224
 __________

(1)
Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during fiscal year 2014. The assumptions used in the calculation of values of the awards are set forth under Note 2 to our consolidated financial statements titled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2014, filed with the SEC on March 13, 2014.

(2)	On May 16, 2013, each of Messrs. Burgess, Gaither and Perry received an RSU grant for 17,307 shares as the equity portion of compensation for his service on the Board and committees.

(3)
On May 16, 2013, each of Messrs. Coxe, Jones, Miller and Seawell received a stock option to purchase 85,551 shares as the equity portion of compensation for his service on the Board and committees with an exercise price of $14.63 per share, which was the closing price of our common stock as reported by NASDAQ on May 16, 2013. The grant date fair value per share for these awards as determined under FASB ASC Topic 718 was $2.83.

(4)	Ms. Hudson joined the Board in July 2013.

(5)
On August 8, 2013, Ms. Hudson received (a) (i) a stock option to purchase 50,000 shares and (ii) a stock option to purchase 35,645 shares, each with an exercise price of $14.70 per share, which was the closing price of our common stock as reported by NASDAQ on August 8, 2013, and (b) an RSU grant for 7,210 shares, as the equity portion of compensation for her service on the Board and committees. The grant date fair value per share for the option awards described in (a)(i) and (a)(ii) as determined under FASB ASC Topic 718 was $3.52 and $3.06, respectively.

(6)
On May 16, 2013, Mr. Stevens received as the equity portion of compensation for his service on the Board and committees (a) a stock option to purchase 42,775 shares with an exercise price of $14.63 per share, which was the closing price of our common stock as reported by NASDAQ on May 16, 2013, and (b) an RSU grant for 8,653 shares. The grant date fair value per share for the option award as determined under FASB ASC Topic 718 was $2.83.

The following table provides information regarding the number of RSUs and stock options held by each of our non-employee directors as of January 26, 2014:

Director Outstanding Equity Awards at Fiscal Year-End 2014

Name	RSUs	Stock Options
Robert K. Burgess	17,307 (1)	66,041
Tench Coxe	—	295,820
James C. Gaither	17,307 (1)	210,269
Dawn Hudson	7,210 (2)	85,645
Harvey C. Jones	—	295,820
William J. Miller	—	295,820
Mark L. Perry	8,654	163,000
A. Brooke Seawell	—	295,820
Mark A. Stevens	4,327	101,410
__________

(1)	Messrs. Burgess and Gaither elected to defer settlement of the RSUs granted to them under the 2013 Program until the third Wednesday of March 2015.

(2)	Ms. Hudson elected to defer settlement of the RSUs granted to her under the 2013 Program until the third Wednesday of March 2020.

Review of Transactions with Related Persons
It is our policy that all employees, officers and directors must avoid any activity that is in conflict with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all transactions involving executive officers or directors must be approved by the NCGC or another independent body of the Board. Except as discussed below, we did not conduct any transactions with related persons in fiscal year 2014 that would require disclosure in this proxy statement or approval by the NCGC.

Transactions with Related Persons
We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We intend to execute similar agreements with our future executive officers and directors.
See the section below titled Employment, Severance and Change-in-Control Arrangements for a description of the terms of the NVIDIA Corporation 1998 Equity Incentive Plan, or 1998 Plan, and the Amended 2007 Plan, related to a change-in-control of NVIDIA.
We have granted stock options and restricted stock units to our executive officers and our non-employee directors. See the section below titled Executive Compensation and the section above titled Director Compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of January 26, 2014 as to shares of our common stock beneficially owned by each of our directors, each of the executive officers named in the Summary Compensation Table, all of our directors and executive officers as a group, and all those known by us to be beneficial owners of more than five percent or more of our common stock.

Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable or restricted stock units that will vest within 60 days of January 26, 2014.

Name of Beneficial Owner (1)	Shares Owned	Shares Issuable Within 60 Days	Total Shares Beneficially Owned	Percent
Named Executive Officers:
Jen-Hsun Huang (2)	21,869,313	2,054,522	23,923,835	4.20%
Colette M. Kress	—	—	—	*
Karen T. Burns	25,389	87,751	113,140	*
Ajay K. Puri	98,576	447,461	546,037	*
David M. Shannon (3)	146,850	456,336	603,186	*
Debora Shoquist	55,434	382,937	438,371	*
Directors, not including CEO:
Robert K. Burgess	16,281	53,541	69,822	*
Tench Coxe (4)	1,506,733	274,432	1,781,165	*
James C. Gaither (5)	158,634	210,269	368,903	*
Dawn Hudson	—	33,284	33,284	*
Harvey C. Jones (6)	833,460	274,432	1,107,892	*
William J. Miller (7)	302,808	274,432	577,240	*
Mark L. Perry (8)	74,934	163,000	237,934	*
A. Brooke Seawell (9)	500,000	274,432	774,432	*
Mark A. Stevens (10)	2,058,333	90,716	2,149,049	*
All directors and executive officers as a group (13 persons) (11)	27,646,745	5,077,545	32,724,290	5.71%
5% Stockholders:
FMR LLC (12)	86,455,792	—	86,455,792	15.22%
Vanguard Group, Inc. (13)	37,705,046	—	37,705,046	6.64%
PRIMECAP Management Company (14)	33,603,364	—	33,603,364	5.92%
BlackRock, Inc. (15)	29,909,977	—	29,909,977	5.27%
__________
*    Represents less than 1 percent of the outstanding shares of our common stock.

(1)
This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders, other than percentages of beneficial ownership, is based solely on Schedules 13G or 13G/A filed with the SEC. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownerships are based on 567,996,734 shares of our common stock outstanding as of January 26, 2014, adjusted as required by SEC rules.

(2)
Includes (i) 19,659,091 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust, u/a/d May 1, 1995, or the Huang Trust; (ii) 1,237,239 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; (iii) 584,000 shares of common stock held by The Huang 2012 Irrevocable Trust, of which Mr. Huang and Mr. Huang’s wife are co-trustees; (iv) 39,687 shares of common stock held by the Jen-Hsun Huang 2009 Annuity Trust, of which Mr. Huang is trustee; and (v) 39,687 shares of common stock held by the Lori Lynn Huang 2009 Annuity Trust, of which Mr. Huang’s wife is trustee. By virtue of their status as co-trustees of the Huang Trust and The Huang 2012 Irrevocable Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 19,659,091 shares held by the Huang Trust, the 1,237,239 shares held by J. and L. Huang Investments, L.P. and the 584,000 shares held by The Huang 2012 Irrevocable Trust, and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

(3)	Includes 110,800 shares of common stock held by the Shannon Revocable Trust, of which Mr. Shannon and his wife are co-trustees and of which Mr. Shannon exercises shared voting and investment power.

(4)
Represents (i) 171,312 shares of common stock held in a retirement trust over which Mr. Coxe exercises sole voting and investment power, and (ii) 1,335,421 shares of common stock held in the Coxe Revocable Trust, or the Coxe Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership in the shares held in the retirement trust and by the Coxe Trust, except to the extent of his pecuniary interest therein.

(5)	Represents shares of common stock held by the James C. Gaither Revocable Trust U/A/D 9/28/2000, of which Mr. Gaither is the trustee and of which Mr. Gaither exercises sole voting and investment power.

(6)
Represents (i) 750,000 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee and of which Mr. Jones exercises sole voting and investment power, (ii) 71,760 shares of common stock owned by ACK Family Partners, L.P., of which Mr. Jones is a general partner and of which Mr. Jones exercises shared voting and investment power, and (iii) (a) 3,900 shares of common stock owned by the Gregory C. Jones Trust, of which Mr. Jones is co-trustee and of which Mr. Jones exercises shared voting and investment power, (b) 3,900 shares of common stock owned by the Carolyn E. Jones Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power and (c) 3,900 shares of common stock owned by the Harvey C. Jones III Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, collectively, the Jones Children Trusts. Mr. Jones disclaims beneficial ownership of the 71,760 shares of common stock held by ACK Family Partners, L.P., except to the extent of his pecuniary interest therein. Mr. Jones disclaims beneficial ownership of the 11,700 shares of common stock held by the Jones Children Trusts, except to the extent of his pecuniary interest therein.

(7)	Represents shares of common stock held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees and of which Mr. Miller exercises shared voting and investment power.

(8)	Includes 50,000 shares of common stock held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.

(9)
Represents shares of common stock held by the Rosemary & A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell and his wife are co-trustees and of which Mr. Seawell exercises shared voting and investment power.

(10)	Includes 2,054,007 shares of common stock held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power.

(11)	Includes shares owned by all directors and executive officers listed in this beneficial ownership table.

(12)
This information is based solely on a Schedule 13G/A, dated February 13, 2014, filed with the SEC on February 14, 2014 by FMR LLC, or FMR, reporting its beneficial ownership as of December 31, 2013. The Schedule 13G/A reports that FMR has sole voting power with respect to 10,292,349 shares and sole dispositive power with respect to 86,455,792 shares. FMR is located at 245 Summer Street, Boston, Massachusetts 02210.

(13)
This information is based solely on a Schedule 13G/A, dated February 6, 2014, filed with the SEC on February 12, 2014 by The Vanguard Group, Inc., or Vanguard, reporting its beneficial ownership as of December 31, 2013. The Schedule 13G/A reports that Vanguard has sole voting power with respect to 946,844 shares and sole dispositive power with respect to 36,818,302 shares. Vanguard is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(14)
This information is based solely on a Schedule 13G, dated March 5, 2014, filed with the SEC on March 7, 2014 by PRIMECAP Management Company, or PRIMECAP, reporting its beneficial ownership as of February 28, 2014. The Schedule 13G reports that PRIMECAP has sole voting power with respect to 10,043,159 shares and sole dispositive power with respect to 33,603,364 shares. PRIMECAP is located at 225 South Lake Ave., #400, Pasadena, California 91101.

(15)
This information is based solely on a Schedule 13G/A, dated January 17, 2014, filed with the SEC on January 30, 2014 by BlackRock, Inc., or BlackRock, reporting its beneficial ownership as of December 31, 2013. The Schedule 13G/A reports that BlackRock has sole voting power with respect to 24,665,300 shares and sole dispositive power with respect to 29,909,977 shares. BlackRock is located at 40 East 52nd Street, New York, New York 10022.

Proposal 2—Approval of Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, our stockholders are entitled to vote on an advisory basis on the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2011 Annual Meeting, our stockholders indicated their preference that NVIDIA solicit a non-binding advisory approval of the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year.  The Board has adopted a policy that is consistent with that preference.  In accordance with that policy, this year, the Board is again asking the stockholders to approve, on an advisory basis, the compensation of NVIDIA’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in these disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead NVIDIA successfully in a competitive environment.

In setting fiscal year 2014 executive officer compensation, our Compensation Committee reflected on the votes cast on our say-on-pay proposal for fiscal year 2013. At our 2013 Annual Meeting of Stockholders, over 96% of the votes cast on our say-on-pay proposal were in support of the compensation paid to our executive officers for fiscal year 2013. While this vote was only advisory and not binding, our Compensation Committee carefully considered the results of the vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions, and as a result, determined to continue the key components of our executive compensation program.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by adopting the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the approval is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting.

Recommendation of the Board
The Board recommends that you vote FOR the approval of the compensation of our named executive officers.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This section explains our executive compensation program as it relates to the “named executive officers” listed below (we refer to them in this section as either our named executive officers or as our executive officers). The fiscal year 2014 compensation information for our named executisve officers is presented in the tables following this discussion in accordance with SEC rules. We compensate our named executive officers based on our fiscal year (which ends on the last Sunday of January of each calendar year). Our fiscal year 2014 ran from January 28, 2013 to January 26, 2014.

Named Executive Officers

Jen-Hsun Huang	President and Chief Executive Officer
Colette M. Kress (1)	Executive Vice President and Chief Financial Officer
Karen T. Burns (2)	Former Interim Chief Financial Officer and Current Vice President, Finance
Ajay K. Puri	Executive Vice President, Worldwide Sales
David M. Shannon	Executive Vice President, Chief Administrative Officer and Secretary
Debora Shoquist	Executive Vice President, Operations
_____________
(1) Ms. Kress became our CFO on September 30, 2013.
(2) In connection with the appointment of Ms. Kress as our CFO, Ms. Burns resumed her previous position as our Vice President, Finance.

Executive Summary

NVIDIA is committed to pay for performance. We demonstrate this commitment by designing our executive compensation programs so that the amounts ultimately received by our executive officers vary to reflect NVIDIA’s financial performance, our executives’ individual performance and our stock price performance. While we pay our executive officers an annual base salary that is fixed, a meaningful portion of total cash compensation is in the form of variable cash compensation which is tied to NVIDIA’s financial performance and the executive officer’s individual performance. Our equity-based compensation is also linked to performance and is intended to align the long-term interests of our executive officers with those of our stockholders. We continue to believe that we should tie our executive compensation programs to key financial metrics that we believe drive value and contribute to the long-term success of NVIDIA.

In setting fiscal year 2014 executive officer compensation, our Compensation Committee reflected on the votes cast on our say-on-pay proposal for fiscal year 2013. At our 2013 Annual Meeting of Stockholders, over 96% of the votes cast on our say-on-pay proposal were in support of the compensation paid to our executive officers for fiscal year 2013. While this vote was only advisory and not binding, our Compensation Committee carefully considered the results of the vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions, and as a result, determined to continue the key components of our executive compensation program. These components include our variable compensation program, or the Variable Plan, under which up to 50% of an executive officer’s target award opportunity is earned based on our success at achieving a corporate financial performance target and up to 50% of the target opportunity is earned based on how well an executive officer performs against his or her individual objectives. Another main component of our executive compensation program is our equity awards. In fiscal year 2014, our Compensation Committee decided to shift from granting 100% of Mr. Huang’s annual equity grant in the form of stock options to a mix of approximately 50% of the target equity grant value in performance stock units, or PSUs, and the remainder in stock options. Our Compensation Committee believes that this mix of awards and performance metrics reflects the changing market trend for equity incentives granted to CEOs at our peer companies. Our other executive officers received a mix of RSUs and stock options. In addition, we paid a signing bonus to our recently hired CFO and offered her an anniversary bonus, as explained below.

For fiscal year 2014, the Compensation Committee selected GAAP operating income adjusted for certain pre-determined costs and/or credits as the financial performance target under the Variable Plan and PSUs. The Compensation Committee selected this metric because it believes this to be a key indicator of our overall financial performance. Specifically, the Compensation Committee determined that management’s achievement of this metric should be based on GAAP operating income excluding stock-based compensation, acquisition-related costs, certain legal costs and other expenses. We refer to this metric as Adjusted Non-GAAP Operating Income. The net aggregate adjustment to GAAP operating income for these items for fiscal year 2014 was

$171 million, reflecting an additional $3 million in legal costs from non-GAAP operating income that we reported in our earnings release materials for fiscal year 2014.

Based on the operating plan prepared for fiscal year 2014 as approved by the Board, the Compensation Committee set a goal of $635 million in Adjusted Non-GAAP Operating Income to achieve Target-level awards (with a Threshold level of $425 million and a Maximum level of $900 million). The Target goal of $635 million incorporated investments in our future growth businesses and a probable range of revenue that took into account both macroeconomic conditions and reasonable estimates for new businesses. The Compensation Committee determined that for fiscal year 2014 a Target Adjusted Non-GAAP Operating Income of $635 million was attainable with significant effort and success in execution, but was not certain. In addition, the Compensation Committee believed that for fiscal year 2014 achievement of a Maximum Adjusted Non-GAAP Operating Income of $900 million was only possible with strong market factors and a very high level of successful execution and performance by our management. For Mr. Huang’s PSUs, the Target goal of $635 million needed to be achieved for any portion of the grant to vest.

Following the close of our fiscal year 2014, the Compensation Committee met and reviewed our financial results against the targets set at the beginning of the year. Our financial and performance results for fiscal year 2014 are discussed in the Proxy Summary preceding this proxy statement. For purposes of the Variable Plan and the PSUs, the Compensation Committee certified that the Company achieved Adjusted Non-GAAP Operating Income in fiscal year 2014 of $667 million, reflecting aggregate adjustments to GAAP operating income of $171 million as discussed above. This resulted in funding the corporate financial award component of the Variable Plan at 112.08%, and 108.05% of Mr. Huang’s Target PSUs becoming eligible to vest over a four year period beginning on the date of grant (with 25% vesting on approximately the one year anniversary of the date of grant), each as more fully described below.

Executive Compensation Philosophy and Overview

The primary goal for our executive compensation program is to attract, motivate and retain a talented, innovative and entrepreneurial team of executives to provide leadership for our success in a dynamic, competitive market. We seek to accomplish this goal in ways that align with our business objectives, our performance and the long-term interests of our stockholders. We design our executive compensation program to position NVIDIA competitively among the companies against which we recruit and compete for talent. We also consider the financial obligations created by our executive compensation program, as well as the equity expense and the potential dilution of stockholder ownership.

As in recent years, the principal components of our executive compensation program for fiscal year 2014 consisted of base salaries, variable cash compensation and equity compensation. Our Compensation Committee does not use a strict weighting system among compensation elements for each executive officer, but instead considers the total compensation necessary to attract, motivate and retain these individuals with a mix that includes a higher percentage of performance-based components, including variable cash compensation and equity compensation, in positions of higher responsibility. Our Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for near-term results, while equity incentives motivate executives to increase and sustain stockholder value in the longer term. For fiscal year 2014, the pay mix for our executive officers is reflected in the charts below.

Total Direct Compensation for CEO

Base Salary
14%
Variable
Cash Comp
23%
Stock Options
28%
PSU (1)
35%

Total Direct Compensation for All Other NEOs [2]

Base Salary
28%
Variable
Cash Comp
26%
Stock
Options
14%
RSU
32%

__________
(1) Based on grant date fair value of PSUs of $2,111,400, which assumes the probable outcome of the performance-related conditions at Target, determined in accordance with applicable accounting standards. Based on the performance that was actually achieved for fiscal year 2014, the grant date fair value would be $2,281,379.
(2) Does not include compensation for Ms. Kress, who became our CFO on September 30, 2013.

Important Features of our Compensation Program

Our compensation program is administered under a rigorous process which includes review of peer group practices, advice of an independent third-party compensation consultant (who reports directly to our Compensation Committee, not to our management) and long-standing, consistently-applied practices with respect to the timing of equity grants and the pricing of stock options. Other important features of our compensation program include:

•
Our executive compensation is heavily weighted toward at-risk, performance-based compensation. In fiscal year 2014, approximately 86% of our CEO’s target direct compensation and an average of 72% of our other executive officers’ target direct compensation (excluding Mses. Kress and Burns as more fully described below) was in the form of variable cash compensation and equity awards (PSUs, RSUs or stock options), the actual economic value of which depends directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options.

•
We review the external marketplace and make internal comparisons among the executive officers when making compensation determinations. Our Compensation Committee does not benchmark to specific levels, but rather reviews external marketplace data as one of many factors considered when establishing executive compensation.

•
We structure our executive compensation programs to minimize inappropriate risk-taking by our executive officers, including capping award levels under the annual variable cash compensation plan and using multi-year vesting terms for equity awards.

•
We do not have employment contracts or severance agreements providing for a specific term of employment or severance benefits with any of our executive officers. All of our executive officers are “at will” employees of NVIDIA.

•
We do not offer change-in-control benefits to our executive officers, except for the change-in-control vesting acceleration provisions in our equity plans that are applicable to all of our employees if an acquiring company does not assume or substitute our outstanding stock awards.

•	We do not offer our executive officers tax reimbursements, supplemental retirement benefits or perquisites that are not available to all NVIDIA employees.

•
We have stock ownership guidelines for our executive officers. Each of our executive officers has exceeded these guidelines, except Ms. Kress who joined NVIDIA in September 2013 and has until March 2015 to comply with these guidelines. As shown above under Security Ownership of Certain Beneficial Owners and Management, as of January 26, 2014, based on the closing price of our common stock of $15.56 on the last trading day of fiscal year 2014:

•
Our CEO has beneficial ownership of shares (including both shares owned at, and shares he had the right to acquire within 60 days of, January 26, 2014) of our common stock having a value in excess of 437 times his base salary; and

•
Each of our other executive officers has beneficial ownership of shares (including both shares owned at, and shares that such executive officers had the right to acquire within 60 days of, January 26, 2014) of our common stock having a value in excess of 13 times their respective base salaries (except Ms. Burns, who served as our Interim CFO until September 29, 2013, and who has beneficial ownership of shares of our common stock having a value in excess of 3 times her base salary, and Ms. Kress, for the reasons described above).

•	We enforce a “no-hedging” policy and a “no-pledging” policy that does not allow our executive officers to hedge the economic interest in the NVIDIA shares they hold.

•
Since 2009, we have maintained a “clawback” policy for the recovery of performance-based compensation in the event of a financial restatement that does not require individual misconduct to be enforced against our executive officers.

How We Determine Executive Compensation

Role of Our Compensation Committee, Compensation Consultants, and Management

Our Compensation Committee meets periodically on a regular schedule throughout the fiscal year to manage our executive compensation program. Our Compensation Committee determines the principal components of compensation for our executive officers on an annual basis, typically at the beginning of each fiscal year. Our Compensation Committee then meets again mid-year in preparation for the portion of equity grants that typically are made in September of each year, and has the opportunity to review and revise equity compensation guidelines at that time.

During fiscal year 2014, our Compensation Committee continued to use Exequity LLP as its independent compensation consultant. Our Compensation Committee originally retained Exequity in 2010 after considering a number of other candidates. Our Compensation Committee selected Exequity for its expertise in the graphics and mobile processing industry, the experience of the senior consultant at Exequity with our compensation structure and the availability of Exequity to attend Compensation Committee meetings.

During fiscal year 2014, our Compensation Committee analyzed whether the work of Exequity as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Exequity does not provide any services directly to NVIDIA (although NVIDIA does pay the cost of Exequity’s services on behalf of the Compensation Committee); (ii) the amount of fees paid to Exequity by NVIDIA as a percentage of Exequity’s total revenue; (iii) Exequity’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Exequity or the individual compensation advisors employed by Exequity with an NVIDIA executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any NVIDIA stock owned by Exequity or the individual compensation advisors employed by Exequity.

Based on its analysis of these factors, our Compensation Committee determined that the work of Exequity and the individual compensation advisors employed by Exequity does not create any conflict of interest.

Exequity reports directly to our Compensation Committee, advising our Compensation Committee on all material matters relating to executive and non-employee director compensation. Exequity took its direction from our Compensation Committee Chairman and interacted with management (our CEO and legal and human resources departments), as needed, to understand management proposals and financial objectives and to obtain compensation data that management gathered for our peer group of companies to assist our Compensation Committee with decisions in February and March 2013. The data that management gathered was from the Radford Global Technology Survey based on parameters established by our Compensation Committee, which were to provide benchmark data at the 25th, 50th and 75th percentiles for each executive officer using our peer group described below under the section Peer Companies and Market Compensation Data.

Exequity provided our Compensation Committee with the following services in fiscal year 2014: (i) reviewed and provided recommendations on the composition of our peer group; (ii) analyzed the Radford survey data; (iii) conducted an independent analysis and review of the compensation arrangements for our CEO and advised our Compensation Committee regarding base salary, variable cash compensation and equity grant levels for our CEO; (iv) reviewed market and peer group compensation data for chief financial officers and reviewed recommendations to our Compensation Committee regarding an appropriate compensation package for our new CFO, consisting of annual base salary, variable cash compensation and certain one-time payments and equity grants; (v) conducted an independent analysis and review of the compensation structure for non-employee directors; (vi) reviewed and provided feedback on our compensation risk analysis; and (vii) reviewed the Compensation Discussion and Analysis included in this proxy statement.

With respect to compensation for our CEO, at the beginning of the fiscal year, our Compensation Committee, working directly with Exequity and without the presence of our CEO, deliberates and makes decisions regarding the salary, variable incentive compensation level and equity-based compensation opportunity to be awarded to our CEO for the new fiscal year, as well as variable compensation payouts for the prior fiscal year. Our Compensation Committee reviews and approves the written individual performance goals for our CEO at that time. Our Compensation Committee evaluates the CEO’s performance at the end of the fiscal year taking into account a self-assessment prepared by the CEO and our Compensation Committee’s own evaluation of the results achieved by our CEO as compared to goals established at the beginning of the fiscal year, as discussed further under the section Elements of Compensation-Variable Cash Compensation below.

In setting compensation for our executive officers (other than the CEO and our new CFO, who was appointed in September 2013), our Compensation Committee solicits the input of our CEO, who recommends to our Compensation Committee the salary, target variable incentive compensation and equity-based compensation to be awarded to our executive officers for the new fiscal year. Our CEO also recommends, subject to the approval of our Compensation Committee, the individual performance goals for our executive officers under the variable incentive compensation plan, as described below. The CEO evaluates the performance of the other executive officers at the end of the fiscal year and makes recommendations on variable compensation payouts for that fiscal year. Our Compensation Committee gives considerable weight to our CEO’s evaluations because of his direct knowledge of each executive officer’s performance and contributions to the Company.

Our Compensation Committee remains solely responsible for making the final decisions on compensation for our executive officers, including our CEO. No executive officer is present during discussions of his or her compensation package or participates directly in approving the amount of any component of his or her own compensation package.

Factors Used in Determining Executive Compensation

In any given year, when establishing the elements of executive compensation, our Compensation Committee may take into consideration one or more of the following factors: (i) the philosophy that the total compensation opportunity and the percentage of total compensation “at risk” should increase with the level of responsibility-for example, because the CEO has overall responsibility for our entire company, his total compensation opportunity is significantly greater, as is his percentage of performance-based compensation; (ii) internal pay equity-that is, we assess an executive officer’s responsibilities, the scope of the executive officer’s position and the complexity of the department or function the executive officer manages, relative to the executive officer’s internal peers, and set compensation levels within a relatively narrow band for comparably situated executives; (iii) the Company’s performance, operating budget and expected financial constraints; (iv) the trends in compensation paid to similarly situated officers at our peer companies; (v) the 25th, 50th and 75th percentiles of compensation paid to similarly situated executive officers at our peer companies; (vi) an executive officer’s past performance and expected contribution to future results; (vii) the need to attract new talent to our executive team; (viii) the ability to retain existing talent in a highly competitive industry; (ix) the need to motivate executive officers to address particular business challenges that are unique to any given year; (x) the independent judgment of the members of our Compensation Committee; (xi) our CEO’s recommendations, because of his direct knowledge of the results delivered and leadership demonstrated by each executive officer; (xii) a review of an executive officer’s current total compensation; and (xiii) the total compensation cost and stockholder dilution resulting from executive compensation actions, as we believe this helps us maintain a responsible cost structure for our compensation programs. The relative weight, if any, given to each of the factors above varies with each individual executive officer and with respect to each element of compensation at the sole discretion of our Compensation Committee.

Peer Companies and Market Compensation Data

In late fiscal year 2013, Exequity and our human resources department recommended, and our Compensation Committee approved, our peer companies for fiscal year 2014 which are companies that (i) we generally think we compete with for executive talent, (ii) have an established business, market presence, and complexity similar to us, and (iii) are of similar size to us as measured by revenue (at roughly 0.5-2.0x NVIDIA) and market capitalizations. Our peer group for fiscal year 2014 generally remained the same as it was for fiscal year 2013, except that (i) Maxim Integrated, Inc. was removed because we no longer consider Maxim to be of similar size or complexity and we generally do not compete with Maxim for executive talent, and (ii) Citrix Systems, Inc. was added because we consider Citrix to be of similar size and complexity and we believe we generally compete with Citrix for executive talent. The median revenue and market capitalization for our peer group was approximately $4.3 billion and $9.7 billion, respectively, which closely approximates our aggregate revenue of $4.3 billion for fiscal year 2013 and market capitalization of $7.1 billion in late fiscal year 2013.

Our Compensation Committee reviews market practices for compensating our desired talent pool, including data from our peer group, for the three major components of our compensation program. When reviewing and analyzing the amount of each major component and the total compensation opportunity for our executive officers, our Compensation Committee reviews each component at the 25th, 50th and 75th percentile for our peer companies for guidance. Our Compensation Committee reviews these pay levels as reference points in its overall decision making, as indicative of the level of compensation necessary to attract, retain and motivate our executive officers.

Our Compensation Committee set the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on its review of peer group data and in part on the factors discussed above under the section Factors Used in Determining Executive Compensation and below in respect of actual decisions for fiscal year 2014.

For fiscal year 2014, our peer group consisted of the companies listed below.

Company Name	Company Name
Activision Blizzard	Intuit, Inc.
Adobe Systems, Incorporated	Juniper Networks, Inc.
Advanced Micro Devices	KLA-Tencor Corporation
Agilent Technologies, Inc.	LSI
Altera Corporation	Marvell Technology Group
Analog Devices, Inc.	Micron Technology, Inc.
Autodesk, Inc.	Network Appliance, Inc.
Broadcom Corporation	SanDisk Corporation
Citrix Systems Inc.	Symantec Corporation
Electronic Arts, Inc.	Xilinx

Elements of Compensation

As discussed below, the elements of our executive compensation program for our executive officers are: annual base salary; short-term variable cash compensation; and long-term equity incentive compensation (granted in the form of stock options, PSUs, RSUs, or a combination of awards). In addition, we paid a signing bonus to our recently hired CFO and offered her an anniversary bonus, as explained below.

Base Salary

Base salary is the fixed portion of executive pay used to compensate executives for their expected day-to-day performance. Our Compensation Committee generally establishes base salaries at the beginning of each year. In February and March 2013, our Compensation Committee reviewed the base salaries of our executive officers. In so doing, our Compensation Committee reviewed the market data for similarly situated executives at the 25th, 50th and 75th percentiles of our peer companies with the objective of maintaining, or increasing, as applicable, the total target cash compensation opportunity for our executive officers so that it is competitive with the total target cash compensation opportunities at our peer companies in order to retain our executive officers. Our Compensation Committee did not use a formula or assign a particular weight to any one factor in determining the fiscal year 2014 base salaries for our executive officers. Rather, our Compensation Committee’s determination of the base salaries was subjective, based in part on the factors described above, and in part on internal pay equity, our compensation budget and historical salary levels. Our Compensation Committee set fiscal year 2014 base salaries (which became effective April 1, 2013) for our executive officers as set forth below and specifically considered the following:

•
Mr. Huang: Our Compensation Committee increased Mr. Huang’s salary by $50,000 to $850,000, in part because Mr. Huang’s salary had dropped to the bottom quartile of CEOs in our peer group. As discussed above, our Compensation Committee reviewed the peer data as a reference point in determining whether Mr. Huang’s salary is reasonable given his years of experience successfully leading the Company, his role and scope of responsibilities relative to our peer companies and his total direct target compensation which emphasizes performance-based pay.

•
Ms. Burns: Our Compensation Committee increased Ms. Burns’ base salary by $50,000 to $500,000 to recognize her significant contributions to the Company since assuming the role of Interim CFO, the fact that she had served as Interim CFO for a longer period than initially expected and because of her increased level of responsibility and the size and complexity of her role. With respect to Ms. Burns, our Compensation Committee reviewed the peer data for vice presidents of finance and chief financial officers, since her current role with the Company is reflective of both positions. Her base salary was higher relative to vice presidents of finance at our peer companies, but lower relative to chief financial officers at our peer companies.

•
Mr. Puri: Our Compensation Committee did not increase Mr. Puri’s base salary for fiscal year 2014 of $500,000, based on its evaluation of market data for similarly situated executives in our peer group and internal pay equity considerations.

•
Mr. Shannon: Our Compensation Committee did not increase Mr. Shannon’s base salary for fiscal year 2014 of $500,000, based on its evaluation of market data for similarly situated executives in our peer group and internal pay equity considerations.

•
Ms. Shoquist: Our Compensation Committee did not increase Ms. Shoquist’s base salary for fiscal year 2014 of $500,000, based on its evaluation of market data for similarly situated executives in our peer group and internal pay equity considerations.

In connection with Ms. Kress’ appointment as our CFO, our Compensation Committee, in consultation with Exequity, considered her base salary at her prior employer, the base salaries for similarly situated executives at our peer companies, as well as internal pay equity. Based on its evaluation of these factors, our Compensation Committee determined that an annual base salary of $500,000 was appropriate.

Executive Officer	Salary Before Annual Review ($)	Fiscal Year 2014 Salary after Annual Review ($)	% Change	Market Position of Base Salary
Jen-Hsun Huang	800,000	850,000	6	< 25th
Colette M. Kress	N/A	500,000	N/A	25th-50th
Karen T. Burns (1)	450,000	500,000	11	25th-50th
Ajay K. Puri	500,000	500,000	—	75th-90th
David M. Shannon (2)	500,000	500,000	—	90th
Debora Shoquist (3)	500,000	500,000	—	90th
__________

(1)	Market position of base salary is relative to chief financial officers at our peer companies.

(2)
The Compensation Committee recognizes that Mr. Shannon’s base salary is at a significant level relative to market, but has determined that it is appropriate given Mr. Shannon’s scope of responsibility as head of legal and human resources and also his responsibility for launching our patent licensing program. In addition, the Compensation Committee took into account internal pay equity with Mr. Puri and Ms. Shoquist.

(3)
The Compensation Committee recognizes that Ms. Shoquist’s base salary is at a significant level relative to market, but has determined that it is appropriate given Ms. Shoquist’s level of responsibility and her ability to impact Company results. In addition, the Compensation Committee took into account internal pay equity with Messrs. Puri and Shannon.

Variable Cash Compensation

Variable cash compensation, administered under our Variable Plan, is designed to align executive compensation with the executive officer’s individual performance and our annual corporate financial performance. The Variable Plan provides that up to 50% of the executive officer’s total target award opportunity, which we call the Corporate Target Amount, is earned based on our success at achieving a corporate financial performance target, which earned amount we call the Corporate Component. Up to 50% of the executive officer’s total target award opportunity, which we call the Individual Target Amount, is earned based on how well the executive officer performs against his or her individual objectives, which earned amount we call the Individual Component.

The total target opportunity (that is, the Corporate Target Amount plus the Individual Target Amount), or Variable Cash Target, is equal to a specified percentage of the executive officer’s base salary. At the beginning of each fiscal year (or, in the case of new hires, prior to their start date), our Compensation Committee generally establishes the Variable Cash Target for each executive officer eligible to participate in the Variable Plan. In February and March 2013, our Compensation Committee reviewed the Variable Cash Target for each executive officer. In doing so, our Compensation Committee reviewed the total target cash opportunity (base salary plus variable cash compensation) for similarly situated executives at the 25th, 50th and 75th percentiles of our peer companies, with the objective of maintaining, or increasing, as applicable, the total target cash opportunity for our executive officers so that it is competitive with the total target cash compensation opportunities at our peer companies. Our Compensation Committee did not use a formula or assign a particular weight to any one factor in determining the Variable Cash Target. Rather, our Compensation Committee’s determination of the Variable Cash Target was subjective, based in part on the factors described above, and in part on internal pay equity, our compensation budget, historical total cash opportunity levels and that the target performance goal for our fiscal year 2014 Variable Plan was set at a level where target performance would result in our executives receiving variable compensation that would be competitive with our peer companies. In setting the fiscal year 2014 Variable Cash Target (which became effective on January 28, 2013) for our executive officers, our Compensation Committee specifically considered the following:

•
Mr. Huang: For fiscal year 2014, as discussed above, our Compensation Committee increased Mr. Huang’s base salary to $850,000, which placed him at slightly below the 25th percentile of chief executive officers at our peer companies, and kept his Variable Cash Target flat at 156% of his base pay ($1,325,000) compared to 156% ($1,250,000) in fiscal year

2013, which positioned his total target cash opportunity between the 25th and 50th percentile compared to other chief executive officers at our peer companies.

•
Ms. Burns: Ms. Burns was not eligible to participate in the Variable Plan for fiscal year 2013; however, she received a discretionary cash award for fiscal year 2013 of $100,000 for leading the finance team in a series of performance achievements in fiscal year 2013, including achieving record revenues and gross margins, serving as Interim CFO for a longer period than initially expected and because of her increased level of responsibility and the size and complexity of her role. In determining the appropriate Variable Cash Target for fiscal year 2014 for Ms. Burns, our Compensation Committee evaluated her contributions, and the market data for vice presidents of finance and chief financial officers at our peer companies and decided that her Variable Cash Target for fiscal year 2014 should be 25% of her base pay ($125,000).

•
Mr. Puri: Our Compensation Committee increased the Variable Cash Target for Mr. Puri for fiscal year 2014 to 150% of his base pay ($750,000) from 100% ($500,000) in fiscal year 2013 in order to better reflect his scope of responsibility, impact and desired market positioning. The Compensation Committee recognized that the variable cash target opportunity relative to market was at significant levels, but determined that it was appropriate given Mr. Puri’s responsibility as head of global sales and his impact on the results of the Company.

•
Mr. Shannon: Our Compensation Committee increased the Variable Cash Target for Mr. Shannon for fiscal year 2014 to 100% of his base pay ($500,000) from 70% ($350,000) in fiscal year 2013 in order to better reflect his scope of responsibility, impact and desired market positioning. The Compensation Committee recognized that the variable cash target and total cash opportunity relative to market were at significant levels, but determined that they were appropriate given Mr. Shannon’s scope of responsibility as head of both legal and human resources and also his responsibility for launching our patent licensing program. In addition, the Compensation Committee took into account internal pay equity with Mr. Puri.

•
Ms. Shoquist: Our Compensation Committee increased the Variable Cash Target for Ms. Shoquist for fiscal year 2014 to 60% of her base pay ($300,000) up from 40% ($200,000) in fiscal year 2013 in order to better reflect her scope of responsibility, impact and desired market positioning. The Compensation Committee recognized that the total cash opportunity relative to market was at significant levels, but determined that it was appropriate given Ms. Shoquist’s responsibility as head of global operations and her ability to impact Company results.

In connection with Ms. Kress’ appointment as our CFO, our Compensation Committee established a Variable Cash Target of $550,000, or 110% of her base pay, for Ms. Kress. In setting this target, our Compensation Committee considered peer data, her compensation at her prior employer, her ability to contribute to future results and internal pay equity factors.

Executive Officer	Variable Cash Target ($)	% of Salary	Market Position of Dollar Value of Variable Cash Target	Market Position of Total Cash Opportunity (Salary + Variable Cash Target)
Jen-Hsun Huang	1,325,000	156	50th	25th-50th
Colette M. Kress (1)	550,000	110	60th-75th	50th
Karen T. Burns (2)	125,000	25	<10th	<10th
Ajay K. Puri	750,000	150	>90th	90th
David M. Shannon	500,000	100	>90th	>90th
Debora Shoquist	300,000	60	75th-90th	>90th
__________

(1)	Ms. Kress became our CFO effective as of September 30, 2013.

(2)	Market position of total cash opportunity is relative to chief financial officers at our peer companies.

For fiscal year 2014, 100% of the Corporate Component was determined based on achievement of Adjusted Non-GAAP Operating Income, as described above in the Executive Summary.

Under the fiscal year 2014 Variable Plan, no amount of the Corporate Component would be earned unless the Company exceeded the Threshold level of performance of $425 million. The Maximum payout on the Corporate Component was two times our executive officers’ Corporate Target Amount if at least $900 million was achieved. For achievement between the Threshold and Target and between the Target and Maximum, payouts were determined using straight-line interpolation.

	Adjusted Non-GAAP Operating Income	Payout of Pro-Rated Corporate Target Amount
Threshold Goal	$425 million	0%
Target Goal	$635 million	100%
Maximum Goal	$900 million or more	200%

Following the close of our fiscal year 2014, the Compensation Committee met and reviewed our financial results against the targets set at the beginning of the year. For purposes of the Variable Plan, the Compensation Committee certified that the Company achieved Adjusted Non-GAAP Operating Income in fiscal year 2014 of $667 million, reflecting aggregate adjustments to GAAP operating income of $171 million, reflecting an additional $3 million in legal costs from non-GAAP operating income that we reported in our earnings release materials for fiscal year 2014, as discussed above. This resulted in funding the Corporate Component of the Variable Plan at 112.08%.

With respect to the Individual Component, for fiscal year 2014, all of the Individual Target Amount was determined based on achievement of specified individual strategic and operational objectives and leadership demonstrated at NVIDIA. For fiscal year 2014, we capped the Individual Component at two times the amount of our executive officers’ Individual Target Amount. The individual strategic objectives generally included results to be achieved in the executive officer’s function or area, such as revenue growth, gross margin improvement, quality of products delivered and reducing waste. Leadership objectives included hiring exceptional talent, building a strong organization, improving core processes and supporting global expansion. Our Compensation Committee did not use a formula or assign a particular weight to any individual strategic goal in determining the award for our executive officers. Rather, our Compensation Committee’s determination of the Individual Component was subjective, taken with regard to the totality of the executive’s achievements and in consideration of the CEO’s performance assessments and recommendations for the executive officers (other than the CEO). It was determined that each of the executive officers met or exceeded their individual goals.

Our Compensation Committee evaluated the performance of each executive officer to determine the Individual Component payout in March 2014 as follows:

•
Mr. Huang: Our Compensation Committee determined that Mr. Huang achieved the following individual performance goals in fiscal year 2014: led the Company in the achievement of record gross margins and achieved strong new growth in our target vertical markets as discussed above in the Proxy Summary. As a result of these achievements, our Compensation Committee approved an Individual Component payout to Mr. Huang of 100% of his Individual Target Amount.

•
Ms. Kress: Our Compensation Committee determined that Ms. Kress achieved the following individual performance goals in fiscal year 2014: led the development of the Company’s fiscal year 2015 capital return strategy; completed a $1.5 billion convertible note offering; and having joined as CFO in September 2013, quickly developed an understanding of the Company’s finance processes and businesses. As a result of these achievements, our Compensation Committee approved an Individual Component payout to Ms. Kress of 100% of her Individual Target Amount, which was pro-rated for fiscal year 2014 based on her start date of September 30, 2013.

•
Ms. Burns: Our Compensation Committee determined that Ms. Burns achieved the following individual performance goals in fiscal year 2014: as Interim CFO, led the finance team in a series of performance achievements in fiscal year 2014, including achieving record gross margins and returning over $1 billion in capital to stockholders; assisted in a smooth transition of Ms. Kress as the Company’s new CFO; and continued development of the Company’s long-term capital return program. As a result of these achievements, our Compensation Committee approved an Individual Component payout to Ms. Burns of 100% of her Individual Target Amount.

•
Mr. Puri: Our Compensation Committee determined that Mr. Puri achieved the following performance goals in fiscal year 2014: assisted the Company in achieving record gross margins; achieved strong new growth in our target vertical markets as discussed above in the Proxy Summary; and enhanced sales processes/tools and redeployed resources to increase overall effectiveness of our sales organization. As a result of these achievements, our Compensation Committee approved an Individual Component payout to Mr. Puri of 105% of his Individual Target Amount.

•
Mr. Shannon: Our Compensation Committee determined that Mr. Shannon achieved the following performance goals in fiscal year 2014: led the development of the Company’s new IP licensing initiatives, creating new programs and opportunities for increased revenue while achieving record patent filings; and led the human resources organization while driving the development and implementation of a new compensation and benefits plan. As a result of these achievements, our Compensation Committee approved an Individual Component payout to Mr. Shannon of 100% of his Individual Target Amount.

•
Ms. Shoquist: Our Compensation Committee determined that Ms. Shoquist achieved the following performance goals in fiscal year 2014: implemented key cost reduction strategies and contributed to the Company’s record gross margins; expanded or established new processes to drive efficiencies and savings; established a second source foundry; and reduced cycle and delivery time. As a result of these achievements, our Compensation Committee approved an Individual Component payout to Ms. Shoquist of 100% of her Individual Target Amount.

The payouts under the Variable Plan were as follows:

Executive Officer	Corporate Component Payout ($)	Individual Component Payout ($)	Total Variable Compensation Payout ($)
Jen-Hsun Huang	742,530	662,500	1,405,030
Colette M. Kress (1)	100,764	89,904	190,668
Karen T. Burns	70,050	62,500	132,550
Ajay K. Puri	420,300	395,000	815,300
David M. Shannon	280,200	250,000	530,200
Debora Shoquist	168,120	150,000	318,120
__________
(1) Amounts for Ms. Kress are pro-rated based on her start date of September 30, 2013.

Equity Compensation

Our Compensation Committee believes that equity compensation is a critical element of our total compensation package, and for that reason, equity compensation generally comprises a significant portion of the total target value of the annual compensation opportunity for each of our executive officers. Equity compensation aligns the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. Our Compensation Committee also believes that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Further, our Compensation Committee believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and employees.

In recent years, we have granted a mix of stock options and RSUs to our executive officers (other than Mr. Huang who in recent years received only stock options) to motivate long-term value creation through sustained increases in our stock price for stock options to have meaningful value and to promote retention through balancing the risk associated with our stock price volatility by granting RSUs. In fiscal year 2014, our Compensation Committee continued our past practice of granting a mix of stock options and RSUs to our executive officers (except for Mr. Huang and Ms. Kress). For fiscal year 2014, our Compensation Committee decided to shift from granting 100% of Mr. Huang’s annual equity grant in the form of stock options to a mix of PSUs and stock options to reflect changing market trends for peer CEOs.

Each stock option vests based on continued service over a four-year period, with the first installment vesting after one year. Once stock options vest, executive officers have the opportunity to acquire shares of our common stock at a fixed exercise price per share (the closing price of our common stock on the grant date) over a specified period of time. Stock options provide value to our executive officers only if the market price of our common stock appreciates over the stock option term and only if the executive officer remains with NVIDIA through each applicable vesting date.

Except for the PSUs granted to Mr. Huang and described below, RSUs generally vest over a four-year period, subject to the executive officer’s continued service on each applicable vesting date. The value of each RSU increases or decreases with our stock price. Our Compensation Committee believes that granting RSUs is appropriate for several reasons, including that it is consistent with the practices at our peer companies, that it provides a useful retention tool and that it helps us manage dilution.

In February and March 2013, our Compensation Committee met to determine equity grant levels for each executive officer for fiscal year 2014. In determining appropriate award levels, our Compensation Committee reviewed the target aggregate value of equity compensation for similarly situated executives at the 25th, 50th and 75th percentiles of our peer companies. The Compensation Committee also considered internal pay equity, dilution management as determined by reference to our equity budget for the year for the entire Company, the effect of the award size on the total target compensation opportunity for the year and whether the award size is likely to achieve our performance and retention goals. As noted above under Factors Used in Determining Executive Compensation, no one single factor was determinative and there was no formula or specific weighting that was used.

For executive officers (other than Mr. Huang and Ms. Kress), for fiscal year 2014, our Compensation Committee allocated approximately 60% of the aggregate value of equity compensation to RSUs and 40% to stock options. For fiscal year 2014, in determining the number of shares needed to achieve the appropriate mix of stock options and RSUs, our Compensation Committee used a ratio of approximately five stock option shares to three RSU shares, as this was determined to approximate the relative grant date fair values of the awards (using a Black-Scholes model for purposes of valuing the stock options).

Once the desired target aggregate value of equity compensation and mix for each executive officer was determined, our Compensation Committee reviewed our stock price trend to approximate the number of shares each executive officer would receive in fiscal year 2014. For executive officers (other than Mr. Huang and Ms. Kress as discussed below), our Compensation Committee then divided the shares in half and granted half of the shares in March 2013 and half of the shares in September 2013.

Mr. Huang was granted a mix of PSUs and stock options. Mr. Huang was granted an option to purchase 475,000 shares of common stock, of which 50% were granted in March 2013 and 50% were granted in September 2013. In addition, in March 2013, Mr. Huang was granted a PSU, under which he was eligible to vest in up to 300,000 RSUs, based on the Company’s attainment of Adjusted Non-GAAP Operating Income as described below. The Compensation Committee selected Adjusted Non-GAAP Operating Income as the financial performance metric for Mr. Huang’s PSUs as the Compensation Committee believes this to be a key indicator of our overall financial performance. The Compensation Committee also believes it should tie our executive compensation programs to our key financial metrics in the short-term which it believes drives value and contributes to the long-term success of the Company. In addition, given that fiscal year 2014 was the first year that the Company granted PSUs, the Compensation Committee decided to simplify administration and selected annual Adjusted Non-GAAP Operating Income as the performance metric, consistent with the annual Variable Plan. However, unlike the Threshold goal established for the Variable Plan, the Compensation Committee established a minimum performance requirement of Target before any of the PSUs would be earned; the Compensation Committee also capped the Maximum award at 167% of Target.

	Fiscal Year 2014 Adjusted Non-GAAP Operating Income	Number of PSUs Eligible to Vest
Threshold	Less than $635 million	0
Target	$635 million	180,000
Maximum	$900 million or more	300,000

For PSUs earned based on the performance achieved, 25% of the shares subject to such PSUs would vest and be issued on March 19, 2014, with the remaining 12.5% of such shares vesting approximately every six months thereafter (subject to his continued service with the Company on each applicable vesting date). For purposes of the PSUs, the Compensation Committee certified on February 11, 2014 that the Company achieved Adjusted Non-GAAP Operating Income in fiscal year 2014 of $667 million, reflecting aggregate adjustments to GAAP operating income of $171 million, reflecting an additional $3 million in legal costs from non-GAAP operating income that we reported in our earnings release materials for fiscal year 2014, as discussed above. This resulted in 108.05% of Mr. Huang’s Target PSUs (or 194,491 shares) becoming eligible to vest over a four year period beginning on the date of grant (with 25% vesting on March 19, 2014). The remaining portion of his PSU (105,509 shares) terminated on February 11, 2014.

Our Compensation Committee made equity grants to our executive officers for the first half of fiscal year 2014 in March 2013. In August 2013, our Compensation Committee reviewed the grant sizes for the second half of the year that had been established at the start of fiscal year 2014 and decided no changes were necessary.

Executive Officer	Stock Options			RSUs			PSUs			Aggregate Fair Value ($) (1)	Market Positioning of Equity Awards (2)
	March 2013	September 2013	Total	March 2013	September 2013	Total	March 2013	September 2013	Total
Jen-Hsun Huang (3)	237,500	237,500	475,000	—	—	—	180,000	—	180,000	4,500,000	25th-50th
Karen T. Burns (4)	17,100	17,100	34,200	10,300	10,300	20,600	—	—	—	451,609	<10th
Ajay K. Puri (5)	46,000	46,000	92,000	27,600	27,600	55,200	—	—	—	1,211,936	25th
David M. Shannon	39,800	39,800	79,600	23,900	23,900	47,800	—	—	—	1,049,130	50th-60th
Debora Shoquist	34,500	34,500	69,000	20,700	20,700	41,400	—	—	—	908,952	50th-60th
__________

(1)	Represents the aggregate fair value of equity awards at the time our Compensation Committee approved such awards.

(2)	Represents market positioning based on the aggregate fair value of equity awards at the time our Compensation Committee approved such awards.

(3)
For Mr. Huang’s PSUs, represents the number of shares eligible to vest upon achievement of Target performance on the Adjusted Non-GAAP Operating Income goal for fiscal year 2014, as described above. Mr. Huang was eligible to vest in up to 300,000 PSUs if Maximum performance had been achieved on the Adjusted Non-GAAP Operating Income goal for fiscal year 2014.

(4)
Ms. Burns’ equity grants were at approximately the 90th percentiles for vice presidents of finance at our peer companies, but below the 10th percentile for chief financial officers at our peer companies.

(5)
Mr. Puri’s equity grants were at approximately the 25th percentile of equity grants for executive vice presidents of worldwide sales at our peer companies because only a limited number of our peer companies provide peer data for positions comparable to Mr. Puri’s. As a result, there was a very narrow range of values between the 25th, 50th and 75th percentiles. After considering the peer data as well as reviewing internal pay equity (including the desire to ensure that Mr. Puri’s total compensation opportunity remains comparable to that of our executive officers other than the CEO), our Compensation Committee determined that the value of Mr. Puri’s equity grants was appropriate.

For fiscal year 2014, in connection with the hiring of our new CFO in September 2013, Ms. Kress was granted 220,000 RSUs as part of a new-hire grant. The RSUs vest over a four-year period, with 25% of the shares subject to the RSUs vesting on September 17, 2014, and the remaining 12.5% of the shares subject to the RSUs vesting approximately every six months thereafter, subject to her continued employment with NVIDIA on each applicable vesting date. The number of RSUs granted to Ms. Kress was determined based on our Compensation Committee’s review and assessment of the award necessary to recruit and induce her to join NVIDIA and to provide her with an opportunity to earn a significant ownership stake in the Company.

Signing and Anniversary Bonuses

In connection with her hiring, Ms. Kress was paid a signing bonus of $1,500,000. If Ms. Kress resigns or is terminated for any reason (except for a termination that NVIDIA classifies as a reduction in force or position elimination) prior to the first anniversary of Ms. Kress’ employment, she will be required to pay back the signing bonus to NVIDIA in full. Additionally, Ms. Kress is eligible to receive an anniversary bonus of $1,000,000, payable after the one year anniversary of her effective start date, subject to her continued employment on such one year anniversary. If Ms. Kress resigns or is terminated for any reason (except for a termination that NVIDIA classifies as a reduction in force or position elimination) during the one year period following her receipt of the anniversary bonus, she will be required to pay back the anniversary bonus to NVIDIA in full.

The Compensation Committee believed that it was necessary to offer Ms. Kress these bonuses based primarily on our CEO's recommendation in consideration of her compensation opportunity at her prior employer.

Other Benefits

Health, Welfare, Retirement and ESPP Benefits.  We maintain medical, vision, dental and accidental death and disability insurance as well as time off and paid holidays for all of our employees. Our executive officers are eligible to participate in these programs on the same basis as our other employees. Like all of our full-time employees, our executive officers are eligible to participate in our Employee Stock Purchase Plan and our 401(k) plan. Effective January 1, 2013, we implemented a company match under our 401(k) plan. We will match, on a dollar-for-dollar basis, each participant’s salary deferral contributions to the 401(k) plan, up to a maximum of $1,500, provided the participant is an employee on December 31 of that calendar year. Each of our executive officers received a $1,500 match in fiscal year 2014 (except for Mr. Huang and Ms. Kress, who did not participate in our 401(k) plan).

No Perquisites.  Our executive officers do not receive any perquisites or personal benefits that are not available to all NVIDIA employees on the same terms and conditions.

Severance and Change-in-Control Agreements.  We generally do not have severance or change-in-control agreements with any of our employees, including our executive officers, though such agreements are offered by many of our peer companies. We want to encourage executive officers to focus on growing and building value for our stockholders, a focus that we believe is best accomplished through the use of performance-based compensation elements such as variable cash compensation and long-term equity grants, rather than severance protections.

In addition, we believe our executive officers should generally be treated in the same way as our employees. Consistent with this philosophy, they are eligible for certain accelerated equity vesting provisions under our equity incentive plans on the same terms and conditions as our other employees. As described in greater detail below under the heading Employment, Severance and Change-in-Control Arrangements, the vesting of all of the stock options or RSUs held by our employees, including our executive officers, would be accelerated if they were not assumed or substituted by an acquiring company in a change-in-control transaction.

Additional Executive Compensation Practices, Policies and Procedures

Compensation Recovery Policy

In April 2009, our Board adopted a Compensation Recovery Policy which covers all of our employees. Under this policy, if we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K due to material noncompliance with any financial reporting requirement under the federal securities laws, or a Restatement, and if the Board or a committee of independent directors concludes that our CEO, CFO or any other officer or employee received a variable compensation payment that would not have been payable if the original interim or annual financial statements reflected the Restatement, then under the Compensation Recovery Policy:

•
Our CEO or CFO will be required to disgorge the net after-tax amount of that portion of the variable compensation payment that would not have been payable if the original interim or annual financial statements reflected the Restatement; and

•
The Board or the committee of independent directors may require any other officer or employee to repay all (or a portion of) the variable compensation payment that would not have been payable if the original interim or annual financial statements reflected the Restatement, as determined by the Board or such committee in its sole discretion. In using its discretion, the Board or the independent committee may consider whether such person was involved in the preparation of our financial statements or otherwise caused the need for the Restatement and may, to the extent permitted by applicable law, recoup amounts by (1) requiring partial or full repayment by such person of any variable or incentive compensation or any gains realized on the exercise of stock options or on the open-market sale of vested shares, (2) cancelling (in full or in part) any outstanding equity awards held by such person and/or (3) adjusting the future compensation of such person.

We will review and update the Compensation Recovery Policy as necessary for compliance with the clawback policy provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the final regulations related to that policy are issued.

Stock Ownership Guidelines

Our Corporate Governance Policies require each executive officer to hold at least 25,000 shares of our common stock during the period in which he or she serves as an executive officer, unless our NCGC waives the requirement. The 25,000 shares may include vested but unexercised stock options and vested but unissued RSUs. Executive officers have 18 months from the date that they become executive officers to reach the ownership threshold. See the section titled Executive Summary for the current holdings of our executive officers.

Hedging and Pledging Policy

Since our initial public offering in 1999, our policies have not allowed our employees, including our executive officers, to engage in transactions to “hedge” ownership of our stock, including short sales or trading in any derivatives involving our securities. We believe this policy is consistent with good corporate governance and with our pay-for-performance compensation model. Our policies also do not allow pledging of our common stock.

Managing the Use of Equity

While equity is an important component of overall compensation, we carefully monitor the number of equity-based awards granted to employees. We strive to balance compensation to employees against equity expense and the potential dilution of stockholder ownership by establishing a budget for the annual number of equity-based awards available for employee grants and a dilution budget. For fiscal year 2014, our Compensation Committee established a total dilution budget of 4.25% to 4.75% of our outstanding shares of common stock for all employees and new hire grants, other than those related to merger and acquisition activity. Our actual dilution rate for fiscal year 2014 was 4.60%, which is approximately average market practice for comparable technology companies. For purposes of our annual dilution rate calculations, each RSU is counted as more than one share (as set forth below) with the exact multiple generally ranging in any given year from 1.5 to 3.0 shares based on our stock price volatility. In fiscal year 2014, based on our historical common stock volatility at the time the dilution budget was established, each RSU was counted as two shares. We expect our dilution rate to vary in future periods as our business and competitive environment change, as our hiring needs change, and in response to any accounting or regulatory developments.

Equity Granting Policies

In fiscal year 2007, our Compensation Committee adopted specific policies regarding the grant dates of equity applicable to all employees. As part of its overall compensation review, our Compensation Committee annually reviews these policies and makes adjustments. Our grant policies are currently as follows:

•
New Hire Grants.  The grant date for new employees is the sixth business day of the month following the new employee’s start date. New hire grants to executive officers are made as part of our monthly process that includes grants to all recently hired employees. The exercise price of all new hire grants is equal to the closing price of our common stock on the grant date.

•
Semi-Annual Grants.  Our Compensation Committee grants equity awards semi-annually to our executive officers on the third Wednesday of March and the third Wednesday of September, consistent with our policy for other employees (unless such a date falls during a blackout period under our insider trading policy, in which case, semi-annual grants will be made on the day on which the blackout period ends). During the first quarter of the fiscal year, our Compensation Committee approves a target equity grant for each eligible executive for the fiscal year, which is divided as follows: (a) 50% of the target grant is granted in March and (b) the remaining 50% is budgeted to be granted in September. The exercise price of these semi-annual stock option grants is the closing price of our common stock on the grant date.

•
Other Grants.  All other grants to existing executive officers and employees throughout the year, which we call off-cycle grants, will have a grant date of the sixth business day of the month subsequent to the date of the event leading to the grant, provided that the grant is approved on or prior to such grant date. No off-cycle grants may be granted to our executive officers during blackout periods under our insider trading policy. Instead, they will be made as part of the next monthly grant cycle when the trading window is open. Also, our Compensation Committee must approve any off-cycle grants to executive officers. Other than with respect to the grant we made on October 8, 2013 to Ms. Kress in connection with her appointment as our CFO, no off-cycle grants were made to our executive officers during fiscal year 2014.

We do not grant stock options upon the exercise of an option using shares already in the holder’s possession (i.e. reload options), make loans to employees to exercise their stock options or, for any other reason, grant stock options at a discount (other than in connection with assuming or replacing existing target company awards as part of mergers and acquisitions in accordance with applicable tax laws and NASDAQ listing requirements), or allow semi-annual or off-cycle grants to be made to our executive officers when our stock trading window is closed.

Tax and Accounting Implications

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, limits the amount that we may deduct from our federal income taxes for remuneration paid to our CEO and three most highly compensated executive officers (other than our CFO) to $1 million per person covered per year, unless certain requirements are met. Section 162(m) of the Internal Revenue Code provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by an executive officer upon the exercise of qualifying compensatory stock options. While our Compensation Committee is mindful of the benefit to NVIDIA’s performance of full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Internal Revenue Code where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible and approval of compensation, including the grant of stock options or other “performance-based compensation” to our executive officers, by our Compensation Committee is not a guarantee of deductibility under the Internal Revenue Code. Our Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of NVIDIA and our stockholders.

Our Compensation Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid the possible adverse tax consequences that may arise from non-compliance.

Stock-based compensation cost is measured at grant date, based on the fair value of the grants, and is recognized as an expense over the requisite employee service period. For accounting purposes, we use a binomial option pricing model to estimate the fair value of each stock option grant and the closing price of our common stock on the date of grant, minus a dividend yield discount, as the fair value of RSUs.

Risk Analysis of Our Compensation Plans

With the oversight of the Compensation Committee, members from the Company’s legal, human resources and finance departments, collectively Management, and Exequity, the independent consultant engaged by the Compensation Committee, performed an assessment of the Company’s compensation programs and policies for fiscal year 2014 as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The assessment focused on programs with variability of payout and the ability of participants to directly affect payout and the controls over participant action and payout. Specifically, Management and Exequity reviewed the Company’s variable cash compensation and equity compensation programs. Management and Exequity identified the key terms of these programs, potential concerns regarding risk taking behavior and specific risk mitigation features. Management’s assessment was first presented to our chief administrative officer and our chief financial officer. The assessment was then presented to the Compensation Committee.
The Compensation Committee considered the findings of the assessment described above and concluded that our compensation programs, which are structured to recognize both short-term and long-term contributions to the Company, do not create risks which are reasonably likely to have a material adverse effect on our business or financial condition.
The Compensation Committee believes that the following compensation design features guard against excessive risk-taking:

•
Our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measured performance on an annual basis in fiscal year 2014, our equity awards vest in installments over four years, with the first installment not vesting until the first anniversary of the grant date, which we believe encourages our employees to focus on the long-term performance of NVIDIA. Annual variable pay is not awarded below the executive level;

•	We design our variable cash compensation programs for executives so that payouts are based on achievement of both individual and corporate performance targets. We also cap the potential award payout;

•	We have internal controls over our financial accounting and reporting, including operating income, which is used to measure and determine the eligible compensation award under our plan;

•	Financial plan target goals and final awards under the Variable Plan are approved by the Compensation Committee and consistent with the annual operating plan approved by the full board each year;

•	We have a compensation recovery policy applicable to all employees that allows NVIDIA to recover compensation paid in situations of fraud or material financial misconduct;

•	We have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders; and

•	We enforce a “no-hedging” policy and a “no-pledging” policy involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance.

Summary Compensation Table for Fiscal Years 2014, 2013 and 2012

The following table summarizes information regarding the compensation earned by our chief executive officer, our chief financial officer, our former interim chief financial officer and our other three executive officers during fiscal years 2014, 2013 and 2012. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2014	837,450	—	2,111,400	1,657,750	1,405,030	11,000	(3)	6,022,630
President and Chief Executive Officer	2013	784,213	—	—	3,303,000	1,454,875	—		5,542,088
	2012	746,539	—	—	4,150,000	1,743,777	—		6,640,316
Colette M. Kress (4)	2014	158,945	—	3,242,800	—	190,668	—		3,592,841
Executive Vice President and Chief Financial Officer	2013	—	—	—	—	—	—		—
	2012	—	—	—	—	—	—		—
Karen T. Burns (5)	2014	488,832	—	278,100	119,358	132,550	1,500	(6)	1,020,340
Vice President, Finance and Former Interim Chief Financial Officer	2013	433,123	100,000 (7)	140,850	165,150	—	—		839,123
	2012	333,085	—	197,290	273,180	—	—		803,555
Ajay K. Puri	2014	498,479	—	745,200	321,080	815,300	1,500	(6)	2,381,559
Executive Vice President, Worldwide Sales	2013	482,426	—	352,125	660,600	581,954	—		2,077,105
	2012	423,366	—	400,000	723,350	583,456	—		2,130,172
David M. Shannon	2014	498,371	—	645,300	277,804	530,200	1,500	(6)	1,953,175
Executive Vice President, Chief Administrative Officer and Secretary	2013	482,488	—	352,125	550,500	407,368	—		1,792,481
	2012	423,366	—	401,125	705,500	537,083	—		2,067,074
Debora Shoquist	2014	498,371	—	558,900	240,810	318,120	1,500	(6)	1,617,701
Executive Vice President, Operations	2013	478,161	—	352,125	440,400	232,781	—		1,503,467
	2012	398,269	—	320,000	680,800	348,755	—		1,747,824
__________

(1)
Amounts shown in this column do not reflect dollar amounts actually received by the named executive officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the respective fiscal year. The assumptions used in the calculation of values of the awards are set forth under Note 2 to our consolidated financial statements titled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2014, filed with the SEC on March 13, 2014. With regard to Mr. Huang’s stock award with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the performance-related conditions at Target, determined in accordance with applicable accounting standards. Based on the performance that was actually achieved for fiscal year 2014, the grant date fair value would be $2,281,379.

(2)
As applicable, reflects amounts earned in fiscal years 2014, 2013 and 2012 and paid in March 2014, March 2013 and March 2012, respectively, pursuant to our 2014 Variable Compensation Plan, 2013 Variable Compensation Plan and 2012 Variable Compensation Plan, respectively. For further information please see our Compensation Discussion and Analysis above.

(3)
Represents an award for the filing of patents of which Mr. Huang is a named inventor with the U.S. Patent and Trademark Office. Awards are made to all NVIDIA employees whose patents are filed by NVIDIA with the U.S. Patent and Trademark Office.

(4)	Ms. Kress joined NVIDIA as our Executive Vice President and Chief Financial Officer in September 2013.

(5)	In connection with Ms. Kress’ appointment as our Executive Vice President and Chief Financial Officer, Ms. Burns resumed her position as Vice President, Finance in September 2013.

(6)	Represents match of contributions to our 401(k) savings plan, which we provide to all eligible employees.

(7)
Represents a discretionary cash award to Ms. Burns, who became our Vice President and Interim Chief Financial Officer in March 2011. Given the anticipated interim nature of her role, she was not an eligible participant in our 2012 Variable Compensation Plan or 2013 Variable Compensation Plan reserved for our executive staff.

Grants of Plan-Based Awards for Fiscal Year 2014
The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal year 2014. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. The information in this table supplements the dollar value of stock options and other awards set forth in the Summary Compensation Table for Fiscal Years 2014, 2013 and 2012 by providing additional details about the awards.
The option grants to purchase shares of our common stock set forth in the following table were made under our Amended 2007 Plan. The exercise price of options granted under the Amended 2007 Plan is equal to the closing price of our common stock as reported by NASDAQ on the date of grant. Under the Amended 2007 Plan, the exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. All stock option grants are subject to service based vesting.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jen-Hsun Huang	3/20/13	3/11/13		—		—	180,000	300,000	—		—		—		2,111,400
	3/20/13	3/11/13		—			—		—		237,500	(4)	12.62	(5)	731,500
	9/18/13	8/21/13		—			—		—		237,500	(6)	16.00	(7)	926,250
	1/28/13	2/27/13	—	1,325,000	2,650,000		—		—		—		—		—
Colette M. Kress	10/8/13	10/1/13		—			—		220,000	(8)	—		—		3,242,800
	9/30/13	8/27/13	—	179,808	359,615		—		—		—		—		—
Karen T. Burns	3/20/13	2/27/13		—			—		10,300	(9)	—		—		120,819
	3/20/13	2/27/13		—			—		—		17,100	(4)	12.62	(5)	52,668
	9/18/13	8/21/13		—			—		10,300	(10)	—		—		157,281
	9/18/13	8/21/13		—			—		—		17,100	(6)	16.00	(7)	66,690
	1/28/13	2/27/13	—	125,000	250,000		—		—		—		—		—
Ajay K. Puri	3/20/13	2/27/13		—			—		27,600	(9)	—		—		323,748
	3/20/13	2/27/13		—			—		—		46,000	(4)	12.62	(5)	141,680
	9/18/13	8/21/13		—			—		27,600	(10)	—		—		421,452
	9/18/13	8/21/13		—			—		—		46,000	(6)	16.00	(7)	179,400
	1/28/13	2/27/13	—	750,000	1,500,000		—		—		—		—		—
David M. Shannon	3/20/13	2/27/13		—			—		23,900	(9)	—		—		280,347
	3/20/13	2/27/13		—			—		—		39,800	(4)	12.62	(5)	122,584
	9/18/13	8/21/13		—			—		23,900	(10)	—		—		364,953
	9/18/13	8/21/13		—			—		—		39,800	(6)	16.00	(7)	155,220
	1/28/13	2/27/13	—	500,000	1,000,000		—		—		—		—		—
Debora Shoquist	3/20/13	2/27/13		—			—		20,700	(9)	—		—		242,811
	3/20/13	2/27/13		—			—		—		34,500	(4)	12.62	(5)	106,260
	9/18/13	8/21/13		—			—		20,700	(10)	—		—		316,089
	9/18/13	8/21/13		—			—		—		34,500	(6)	16.00	(7)	134,550
	1/28/13	2/27/13	—	300,000	600,000		—		—		—		—		—
__________

(1)	Represents range of awards payable under our 2014 Variable Compensation Plan as further explained in the section titled Compensation Discussion and Analysis above.

(2)	Represents range of possible shares able to be earned with respect to the performance-based RSUs for Mr. Huang as further explained in the section titled Compensation Discussion and Analysis above.

(3)
Amounts shown in this column do not reflect dollar amounts actually received by the named executive officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 2 to our consolidated financial statements titled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2014, filed with the SEC on March 13, 2014. With regard to Mr. Huang’s stock award with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the performance-related conditions at target, determined in accordance with applicable accounting standards. Based on the performance that was actually achieved for fiscal year 2014, the grant date fair value would be $2,281,379.

(4)
Represents stock options granted to our named executive officers in the first quarter of fiscal year 2014 pursuant to the Amended 2007 Plan. The Compensation Committee approved these grants on March 11, 2013 for Mr. Huang and on February 27, 2013 for all other named executive officers for grant on March 20, 2013, the same day that semi-annual grants were made to all of our other eligible employees.

(5)	Represents the closing price of our common stock as reported by NASDAQ on March 20, 2013.

(6)
Represents stock options granted to our named executive officers in the third quarter of fiscal year 2014 pursuant to the Amended 2007 Plan. The Compensation Committee approved these grants on August 21, 2013 for grant on September 18, 2013, the same day that semi-annual grants were made to all of our other eligible employees.

(7)	Represents the closing price of our common stock as reported by NASDAQ on September 18, 2013.

(8)
Represents the initial grant of RSUs for Ms. Kress upon her employment with NVIDIA pursuant to the Amended 2007 Plan. The Compensation Committee approved this grant on October 1, 2013 for grant on October 8, 2013, the same day of other monthly new hire grants.

(9)
Represents RSUs granted to Messrs. Puri and Shannon and Mses. Burns and Shoquist in the first quarter of fiscal year 2014 pursuant to the Amended 2007 Plan. The Compensation Committee approved these grants on February 27, 2013 for grant on March 20, 2013, the same day that semi-annual grants were made to all of our other eligible employees.

(10)
Represents RSUs granted to Messrs. Puri and Shannon and Mses. Burns and Shoquist in the third quarter of fiscal year 2014 pursuant to the Amended 2007 Plan. The Compensation Committee approved these grants on August 21, 2013 for grant on September 18, 2013, the same day that semi-annual grants were made to all of our other eligible employees.

Outstanding Equity Awards as of January 26, 2014
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 26, 2014. As of January 26, 2014, none of our named executive officers held unearned equity incentive or stock awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)
Jen-Hsun Huang	164,025	—		34.36	(1)	9/18/2014	—		—
	180,000	—		10.00	(1)	9/16/2015	—		—
	250,000	—		10.20	(1)	3/17/2016	—		—
	202,500	—		23.65	(2)	3/20/2014	—		—
	200,000	—		23.65	(2)	3/18/2015	—		—
	—	250,000	(3)	15.94	(1)	9/15/2016	—		—
	—	250,000	(4)	18.10	(1)	3/16/2017	—		—
	203,125	46,875	(5)	10.56	(1)	9/14/2020	—		—
	171,875	78,125	(6)	17.62	(1)	3/17/2021	—		—
	140,625	109,375	(7)	14.465	(1)	9/20/2021	—		—
	131,250	168,750	(8)	14.46	(1)	3/20/2022	—		—
	93,750	206,250	(9)	13.71	(1)	9/18/2022	—		—
	—	237,500	(10)	12.62	(1)	3/19/2023	—		—
	—	237,500	(11)	16.00	(1)	9/17/2023	—		—
	—	—		—		—	194,491	(12)	3,026,280	(13)
Colette M. Kress	—	—		—		—	220,000	(14)	3,423,200	(13)
Karen T. Burns	11,100	—		10.20	(1)	3/17/2015	—		—
	7,800	—		15.94	(1)	9/15/2015	—		—
	8,400	—		18.10	(1)	3/16/2016	—		—
	9,969	2,301	(5)	10.56	(1)	9/14/2020	—		—
	3,375	1,125	(15)	20.63	(1)	1/9/2021	—		—
	6,187	2,813	(6)	17.53	(1)	3/15/2021	—		—
	14,062	10,938	(7)	14.465	(1)	9/20/2021	—		—
	6,562	8,438	(8)	14.46	(1)	3/20/2022	—		—
	4,687	10,313	(9)	13.71	(1)	9/18/2022	—		—
	—	17,100	(10)	12.62	(1)	3/19/2023	—		—
	—	17,100	(11)	16.00	(1)	9/17/2023	—		—
	—	—		—		—	1,295	(16)	20,150	(13)
	—	—		—		—	375	(16)	5,835	(13)
	—	—		—		—	1,125	(17)	17,505	(13)
	—	—		—		—	5,000	(18)	77,800	(13)
	—	—		—		—	3,125	(19)	48,625	(13)
	—	—		—		—	3,750	(20)	58,350	(13)
	—	—		—		—	10,300	(21)	160,268	(13)
	—	—		—		—	10,300	(14)	160,268	(13)

Ajay K. Puri	62,500	—		17.66	(1)	3/18/2014	—		—
	56,250	—		10.00	(1)	9/16/2014	—		—
	63,750	—		10.20	(1)	3/17/2015	—		—
	45,000	—		15.94	(1)	9/15/2015	—		—
	41,250	—		18.10	(1)	3/16/2016	—		—
	38,593	8,907	(5)	10.56	(1)	9/14/2020	—		—
	29,218	13,282	(6)	17.53	(1)	3/15/2021	—		—
	23,906	18,594	(7)	14.465	(1)	9/20/2021	—		—
	26,250	33,750	(8)	14.46	(1)	3/20/2022	—		—
	18,750	41,250	(9)	13.71	(1)	9/18/2022	—		—
	—	46,000	(10)	12.62	(1)	3/19/2023	—		—
	—	46,000	(11)	16.00	(1)	9/17/2023	—		—
	—	—		—		—	3,125	(16)	48,625	(13)
	—	—		—		—	4,688	(17)	72,945	(13)
	—	—		—		—	6,250	(18)	97,250	(13)
	—	—		—		—	7,813	(19)	121,570	(13)
	—	—		—		—	9,375	(20)	145,875	(13)
	—	—		—		—	27,600	(21)	429,456	(13)
	—	—		—		—	27,600	(14)	429,456	(13)
David M. Shannon	62,500	—		17.66	(1)	3/18/2014	—		—
	56,250	—		10.00	(1)	9/16/2014	—		—
	90,100	—		10.20	(1)	3/17/2015	—		—
	42,500	—		15.94	(1)	9/15/2015	—		—
	37,500	—		18.10	(1)	3/16/2016	—		—
	38,593	8,907	(5)	10.56	(1)	9/14/2020	—		—
	29,218	13,282	(6)	17.62	(1)	3/17/2021	—		—
	23,906	18,594	(7)	14.465	(1)	9/20/2021	—		—
	21,875	28,125	(8)	14.46	(1)	3/20/2022	—		—
	15,625	34,375	(9)	13.71	(1)	9/18/2022	—		—
	—	39,800	(10)	12.62	(1)	3/19/2023	—		—
	—	39,800	(11)	16.00	(1)	9/17/2023	—		—
	—	—		—		—	3,125	(16)	48,625	(13)
	—	—		—		—	4,688	(17)	72,945	(13)
	—	—		—		—	6,250	(18)	97,250	(13)
	—	—		—		—	7,813	(19)	121,570	(13)
	—	—		—		—	9,375	(20)	145,875	(13)
	—	—		—		—	23,900	(21)	371,884	(13)
	—	—		—		—	23,900	(14)	371,884	(13)
Debora Shoquist	75,000	—		17.66	(1)	3/18/2014	—		—
	30,000	—		10.00	(1)	9/16/2014	—		—
	68,950	—		10.20	(1)	3/17/2015	—		—
	32,500	—		15.94	(1)	9/15/2015	—		—
	35,000	—		18.10	(1)	3/16/2016	—		—
	28,437	6,563	(5)	10.56	(1)	9/14/2020	—		—
	27,500	12,500	(6)	17.53	(1)	3/15/2021	—		—
	22,500	17,500	(7)	14.465	(1)	9/20/2021	—		—
	17,500	22,500	(8)	14.46	(1)	3/20/2022	—		—
	12,500	27,500	(9)	13.71	(1)	9/18/2022	—		—
	—	34,500	(10)	12.62	(1)	3/19/2023	—		—
	—	34,500	(11)	16.00	(1)	9/17/2023	—		—
	—	—		—		—	2,875	(16)	44,735	(13)
	—	—		—		—	3,750	(17)	58,350	(13)
	—	—		—		—	5,000	(18)	77,800	(13)
	—	—		—		—	7,813	(19)	121,570	(13)
	—	—		—		—	9,375	(20)	145,875	(13)
	—	—		—		—	20,700	(21)	322,092	(13)
	—	—		—		—	20,700	(14)	322,092	(13)

__________

(1)	Represents the closing price of our common stock as reported by NASDAQ on the date of grant which is the exercise price of stock option grants made pursuant to our Amended 2007 Plan.

(2)
In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of options exercisable for an aggregate of 700,747 shares held by Mr. Huang by $3.5 million.

(3)	The option vested as to 50% of the shares on February 15, 2014, and vests as to the remaining 50% on May 15, 2014.

(4)	The option vests as to 50% of the shares on August 15, 2014, and vests as to the remaining 50% on November 15, 2014.

(5)	The option vested as to 25% of the shares on September 15, 2011, and vests as to 6.25% at the end of each quarterly period thereafter such that the option will be fully vested on September 15, 2014.

(6)
The option vested as to 25% of the shares on March 16, 2012, and vests as to the remaining 75% in equal quarterly installments over the next three years such that the option will be fully vested on March 16, 2015.

(7)
The option vested as to 25% of the shares on September 21, 2012, and vests as to the remaining 75% in equal quarterly installments over the next three years such that the option will be fully vested on September 21, 2015.

(8)
The option vested as to 25% of the shares on March 21, 2013, and vests as to the remaining 75% in equal quarterly installments over the next three years such that the option will be fully vested on March 21, 2016.

(9)
The option vested as to 25% of the shares on September 19, 2013, and vests as to the remaining 75% in equal quarterly installments over the next three years such that the option will be fully vested on September 19, 2016.

(10)	The option vested as to 25% of the shares on March 20, 2014, and vests as to 6.25% at the end of each quarterly period thereafter such that the option will be fully vested on March 20, 2017.

(11)	The option vests as to 25% of the shares on September 18, 2014, and vests as to 6.25% at the end of each quarterly period thereafter such that the option will be fully vested on September 18, 2017.

(12)
The RSU was earned on January 26, 2014 based on achievement of a pre-established performance goal. The RSU vested as to 25% of the shares on March 19, 2014, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 15, 2017.

(13)
Calculated by multiplying the number of RSUs by the closing price ($15.56) of NVIDIA’s common stock on January 26, 2014, the last trading day before the end of our fiscal year 2014, as reported by NASDAQ.

(14)
The RSU will vest as to 25% on September 17, 2014, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on September 20, 2017.

(15)
The option vested as to 25% of the shares on December 1, 2011, and vests as to the remaining 75% in equal quarterly installments over the next three years such that the option will be fully vested on December 1, 2014.

(16)	The RSU vested as to 25% on September 21, 2011, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on September 17, 2014.

(17)	The RSU vested as to 25% on March 21, 2012, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 18, 2015.

(18)	The RSU vested as to 25% on September 19, 2012, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on September 16, 2015.

(19)	The RSU vested as to 25% on March 20, 2013, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 16, 2016.

(20)	The RSU vested as to 25% on September 18, 2013, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on September 21, 2016.

(21)	The RSU vested as to 25% on March 19, 2014, and vests as to 12.50% approximately every six months thereafter over the next three years such that the RSU will be fully vested on March 15, 2017.

Option Exercises and Stock Vested in Fiscal Year 2014
The following table shows information regarding option exercises and stock vested by our named executive officers during fiscal year 2014.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Jen-Hsun Huang	—	—		—		—
Colette M. Kress	—	—		—		—
Karen T. Burns	9,000	52,496	(2)	9,445	(3)	133,852
Ajay K. Puri	—	—		24,062	(4)	335,350
David M. Shannon	—	—		23,437	(5)	327,462
Debora Shoquist	—	—		21,437	(6)	299,687
__________

(1)	The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

(2)
The value realized by Ms. Burns upon the exercise and sale of the shares represents the difference between the exercise price per share of the stock option and the sales price of the shares of common stock. The value realized was determined without considering any taxes that may have been owed. The exercise price of each such stock option was equal to the closing price of our common stock as reported by NASDAQ on the date of grant.

(3)	The number of shares acquired on vesting includes an aggregate of 3,651 shares that were withheld to pay taxes due upon vesting.

(4)	The number of shares acquired on vesting includes an aggregate of 9,292 shares that were withheld to pay taxes due upon vesting.

(5)	The number of shares acquired on vesting includes an aggregate of 9,057 shares that were withheld to pay taxes due upon vesting.

(6)	The number of shares acquired on vesting includes an aggregate of 8,268 shares that were withheld to pay taxes due upon vesting.

Employment, Severance and Change-in-Control Arrangements

Employment Agreements.    Our executive officers are “at-will” employees and we do not have employment, severance or change-in-control agreements with our executive officers.
Change-in-Control Arrangements.    Our 1998 Plan provides that if we sell all or substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change-in-control, all outstanding awards under the 1998 Plan held by all employees then providing services, including our executive officers, will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and exercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change-in-control.
Our Amended 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control.

Potential Payments Upon Termination or Change-in-Control

Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested options, RSUs and PSUs will fully vest in some cases as described above under Employment, Severance and Change-in-Control Arrangements—Change-in-Control Arrangements. The table below shows our estimates of the amount of the benefit each of our named executive officers would have received if the unvested options, RSUs and PSUs held by them as of January 26, 2014 had become fully vested as a result of a change-in-control. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on January 24, 2014, the last trading day of fiscal year 2014, as reported by NASDAQ, which was $15.56, and the exercise price of the option. The estimated benefit amount of unvested RSUs and unvested PSUs was calculated by multiplying the number of RSUs or PSUs held by the applicable named executive officer by the closing price of our common stock on January 24, 2014, the last trading day of fiscal year 2014, as reported by NASDAQ, which was $15.56.

Name	Unvested In-the-Money Options, RSUs and PSUs at January 26, 2014 (#)		Total Estimated Benefit ($)
Jen-Hsun Huang	948,750	(1)	4,420,378
Colette M. Kress	220,000		3,423,200
Karen T. Burns	84,360		650,918
Ajay K. Puri	234,952		1,658,750
David M. Shannon	208,852		1,506,472
Debora Shoquist	178,776		1,321,547

________
(1) Includes 180,000 unvested PSUs, representing the probable outcome of the performance-related conditions at Target on the date of grant. Upon certification by our Compensation Committee in February 2014, 194,491 of Mr. Huang’s PSUs became eligible to vest.

Compensation Committee Interlocks and Insider Participation
For fiscal year 2014, the Compensation Committee consisted of Messrs. Burgess, Coxe, Gaither and Stevens and Ms. Hudson. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report
The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 26, 2014 and in this proxy statement.
COMPENSATION COMMITTEE
Mark Stevens, Chairman
Robert K. Burgess
Tench Coxe
James C. Gaither
Dawn Hudson

Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm
for Fiscal Year 2015

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for our fiscal year ending January 25, 2015. Stockholder ratification of the Audit Committee’s selection of PwC is not required by our Bylaws or any other governing documents or laws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as votes against the proposal. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

We expect that a representative of PwC will attend the 2014 Annual Meeting. The PwC representative will have an opportunity to make a statement at the 2014 Annual Meeting if he or she so desires. The representative will also be available to respond to appropriate stockholder questions.

Recommendation of the Board
The Board recommends that you vote FOR the ratifications of the selection of PwC as our independent registered public accounting firm for our fiscal year ending January 25, 2015.

Fees Billed by the Independent Registered Public Accounting Firm

The following is a summary of fees billed by PwC for fiscal years 2014 and 2013 for audit, tax and other professional services during each fiscal year:

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees (1)	$3,894,820	$3,274,901
Audit-Related Fees	—	—
Tax Fees (2)	171,478	197,960
All Other Fees (3)	3,600	71,600
Total Fees	$4,069,898	$3,544,461
 __________

(1)
Audit fees included fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and annual report, reviews of SEC registration statements and related consents, fees related to statutory audits of some of our international entities and comfort letter fees related to the convertible note offering completed in fiscal year 2014.

(2)	Tax fees consisted of fees for tax compliance and consultation services.

(3)
All other fees consisted of fees for products or services other than those included above, including payment to PwC related to the use of an accounting regulatory database and an operational audit service associated with carbon emissions reporting.

All of the services provided for fiscal years 2014 and 2013 described above were pre-approved by the Audit Committee or the Chairman of the Audit Committee through the authority granted to him by the Audit Committee, which is described below.

Our Audit Committee determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the Audit Committee has delegated power to Mark L. Perry, the Chairman of our Audit Committee, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the Audit Committee. Mr. Perry then communicates such pre-approval to the full Audit Committee at its next meeting.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.

The Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for fiscal year 2014, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 26, 2014. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable standards. The Audit Committee oversees these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The Audit Committee approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

NVIDIA has an internal audit function that reports to the Audit Committee. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls and the operating effectiveness of our business processes. The Audit Committee approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP or assess our internal control over financial reporting. The Audit Committee relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2014 with management and our internal control over financial reporting with management and PwC. Specifically, the Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 26, 2014.

AUDIT COMMITTEE

Mark L. Perry, Chairman
Harvey C. Jones
William J. Miller
A. Brooke Seawell

Equity Compensation Plan Information
The number of shares issuable upon exercise of outstanding stock options, RSUs and PSUs, the weighted-average exercise price of outstanding stock options, and the number of stock awards remaining for future issuance under each of our equity compensation plans as of January 26, 2014 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	51,352,566	14.22	(2)	71,342,848
Equity compensation plans not approved by security holders (3)	3,633	28.86	(2)	—
Total	51,356,199	14.22	(2)	71,342,848
__________

(1)
This row includes our Amended 2007 Plan (which is intended as the successor to and continuation of our 1998 Plan, our 1998 Non-Employee Directors’ Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan and the PortalPlayer, Inc. 2004 Stock Incentive Plan) and our 2012 Employee Stock Purchase Plan. Of these shares, 46,620,413 shares remained available for the grant of future rights under our 2012 Employee Stock Purchase Plan as of January 26, 2014. Under our 2012 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

(2)	Represents the weighted-average exercise price of outstanding stock options only.

(3)	This row represents the PortalPlayer, Inc. 2004 Stock Incentive Plan and the PortalPlayer, Inc. 1999 Stock Option Plan, which are described below.
PortalPlayer, Inc. 2004 Stock Incentive Plan
We assumed the PortalPlayer, Inc. 2004 Stock Incentive Plan, or the 2004 Plan, and all related outstanding options in connection with our acquisition of PortalPlayer, Inc., or PortalPlayer, in January 2007. The 2004 Plan was adopted by the PortalPlayer stockholders in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates for the assumed options did not change. Under the 2004 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant. We no longer make option grants from this plan.
PortalPlayer, Inc. 1999 Stock Option Plan
We assumed options issued under the PortalPlayer, Inc. 1999 Stock Option Plan, or the 1999 Plan, when we completed our acquisition of PortalPlayer in January 2007. The 1999 Plan was terminated upon completion of PortalPlayer’s initial public offering of common stock in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates did not change. Under the 1999 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant.

Proposal 4—Approval of an Amendment and Restatement of our Amended and Restated 2007 Equity Incentive Plan

Summary of Proposal

We are asking our stockholders to approve an amendment and restatement of the NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan, or the Amended 2007 Plan, at the 2014 Annual Meeting. The NVIDIA Corporation 2007 Equity Incentive Plan, or the 2007 Plan, was originally approved by our Compensation Committee and stockholders in 2007. The 2007 Plan was amended and restated by our Compensation Committee in 2012 as the Amended 2007 Plan, and approved by our stockholders in 2012 and 2013. In April 2014, our Compensation Committee approved an amendment and restatement of the Amended 2007 Plan, or the Amended and Restated 2007 Plan, subject to approval by our stockholders at our 2014 Annual Meeting.

Approval of the Amended and Restated 2007 Plan will allow us to continue to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by our Compensation Committee. The Amended and Restated 2007 Plan will also allow us to utilize a broad array of equity and performance cash incentives in order to secure and retain the services of our employees, consultants and directors, and to provide long term incentives that align their interests with those of our stockholders.

Approval of the Amended and Restated 2007 Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant performance-based stock and cash awards under the Amended and Restated 2007 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, or the Code. Section 162(m) of the Code disallows a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For compensation awarded under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the following terms must be disclosed to and approved by the stockholders before the compensation is paid: (i) a description of the employees eligible to receive such awards; (ii) a per-person limit on the number of shares and amount of cash subject to performance-based stock and cash awards, respectively, that may be granted to any employee under the plan in any year; and (iii) a description of the business criteria upon which the performance goals for performance-based awards may be granted (or become vested or exercisable). Accordingly, we are requesting that our stockholders approve the Amended and Restated 2007 Plan, which includes terms regarding eligibility for awards, annual per-person limits on awards and the business criteria for performance-based awards granted under the Amended and Restated 2007 Plan (as described below).

We believe it is in the best interests of the company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. However, in certain circumstances, we may determine to grant compensation to covered employees that will not qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

If this Proposal 4 is approved by our stockholders, the Amended and Restated 2007 Plan will become effective upon the date of the 2014 Annual Meeting. In the event that our stockholders do not approve this Proposal 4, the Amended and Restated 2007 Plan will not become effective and the Amended 2007 Plan will continue in its current form.

Summary of Changes in Amended and Restated 2007 Plan

The Amended and Restated 2007 Plan contains the following material changes from the Amended 2007 Plan:

•
The aggregate number of shares of our common stock authorized for issuance under the Amended and Restated 2007 Plan is 187,767,766 shares, which is an increase of 10,000,000 shares over the number of shares of our common stock authorized for issuance under the Amended 2007 Plan.

•
With respect to performance-based awards (including performance-based stock and cash awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code), the Amended and Restated 2007 Plan provides for (i) certain additional types of performance criteria upon which the applicable performance goals for such awards may be based, and (ii) certain additional types of adjustments that may be made in the method of calculating whether the applicable performance goals for such awards have been attained.

Recommendation of the Board
The Board recommends that you vote FOR the approval of the Amended and Restated 2007 Plan.

Overhang

The following table provides certain additional information regarding our equity incentive program.

As of March 25, 2014 (Record Date)
Total Shares Subject to Outstanding Stock Options	27,837,429
Total Shares Subject to Outstanding Full Value Awards	18,478,677
Weighted-Average Exercise Price of Outstanding Stock Options	$14.24
Weighted-Average Remaining Term of Outstanding Stock Options	5.99
Total Shares Available for Grant under the Amended 2007 Plan	22,238,421
Total Shares Available for Grant under Other Equity Plans	—
Total Common Stock Outstanding	557,305,798
Closing Price of Common Stock as Reported on NASDAQ Global Select Market	$18.45

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans and outstanding common stock for the fiscal year ended January 26, 2014.

Fiscal Year 2014
Stock Options Granted	6,148,672
Full Value Awards Granted	10,756,726
Stock Options Cancelled	3,581,556
Full Value Awards Cancelled	1,157,156
Weighted-Average Common Stock Outstanding	587,893,000
Common Stock Repurchased under Stock Repurchase Program	61,903,881
Common Stock Outstanding at January 26, 2014	567,996,734

Forecasted Utilization Rates

In evaluating whether to approve the Amended and Restated 2007 Plan, our Compensation Committee reviewed certain management forecasts of equity awards for issuance under the Amended and Restated 2007 Plan. Management presented the actuals and forecasts below for the periods indicated.

Amended 2007 Plan / Amended and Restated 2007 Plan	Fiscal Year 2014 Actual		Fiscal Year 2015 Forecast
Options / Awards Outstanding - Ending Balance	51,356,199		57,900,000
Stockholder Approval - May 2014	—		10,000,000
Shares Available for Award - Beginning Balance	36,899,876		24,700,000
Allocations
Options	(6,148,672)		(100,000)
RSUs	(10,456,726)		(11,300,000)
PSUs	(300,000)	(1)	(2,700,000)
Total Allocations	(16,905,398)		(14,100,000)
Adjustments
Cancellations - Add	4,738,712		2,500,000	(2)
Total Adjustments	(12,166,686)		(11,600,000)
Shares Available for Award - Ending Balance	24,733,190		23,100,000
____________
(1) Reflects the maximum number of PSUs eligible to vest, as the number of PSUs achieved was not determined as of the end of fiscal year
2014.
(2) Includes the cancellation of 105,509 of PSUs which terminated on February 11, 2014.

There were 567,996,734 shares of common stock outstanding as of the end of fiscal year 2014. We estimate there will be 540,000,000 to 560,000,000 shares of common stock outstanding as of the end of fiscal year 2015.

In addition, our Compensation Committee reviewed certain actuals and forecasts of grant utilization for different categories of grants over the periods indicated, as summarized below. These actuals and forecasts included grants to executive and employee new hires, annual performance grants to existing eligible employees, and initial and annual grants for non-employee directors.

Amended 2007 Plan / Amended and Restated 2007 Plan	Fiscal Year 2014 Actual		Fiscal Year 2015 Forecast
Option Grants
New Hire and Performance	5,678,048		—
Director	470,624		100,000
Subtotal Option Grants	6,148,672		100,000
RSU Grants
New Hire and Performance	10,388,942		1,775,000
Director	67,784		100,000
Subtotal RSU Grants	10,456,726		11,300,000
PSU Grants
New Hire and Performance	300,000	(1)	2,700,000
Subtotal PSU Grants	300,000		2,700,000
Total	16,905,398		14,100,000
____________
(1) Reflects the maximum number of PSUs eligible to vest, as the number of PSUs achieved was not determined as of the end of fiscal year
2014.
Our Compensation Committee also reviewed certain actuals and forecasts of burn rate, as summarized below.

	Fiscal Year 2014 Actual	Fiscal Year 2015 Forecast (1)
Gross Burn Rate as a % of Outstanding (2)	4.60%	4.00%-4.50%

(1)
For purposes of this calculation, we have assumed that the number of weighted-average common shares outstanding for fiscal year 2015 is the number of shares outstanding at the end of fiscal year 2014 plus the additional number of shares that would be outstanding if 25% of the shares subject to options, RSUs and PSUs granted in the last three fiscal years were issued plus the number of shares that were purchased under our employee stock purchase plan during fiscal year 2014, less 25,000,000 to 50,000,000 million shares assumed to be repurchased under our stock repurchase program during fiscal year 2015. The actual number will depend on a number of factors that we cannot predict, including activity under our stock repurchase program. As of January 26, 2014, we are authorized, subject to certain specifications, to repurchase shares of our common stock up to $1.25 billion through January 2016.

(2)
Gross Burn Rate is calculated as: shares subject to options and full value awards granted (including PSUs determined to be achieved as per the prior fiscal year plan) as a percentage of weighted-average common shares outstanding. For purposes of this calculation, shares subject to full value awards granted are increased by a 2x volatility multiplier.

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 4 include embedded assumptions regarding option exercise, employee turnover and competitive grant guidelines which are highly dependent on the public trading price of our common stock and other factors, which we do not control, and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, our Compensation Committee recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by our Compensation Committee for purposes of evaluating the approval of the Amended and Restated 2007 Plan. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in our Annual Report on Form 10-K for the fiscal year ended January 26, 2014.

Description of the Amended and Restated 2007 Plan

The material features of the Amended and Restated 2007 Plan are outlined below. The following description of the Amended and Restated 2007 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended and Restated 2007 Plan. Stockholders are urged to read the actual text of the Amended and Restated 2007 Plan in its entirety, which is appended to this proxy statement as Appendix A.

Purpose. The Amended and Restated 2007 Plan is designed to provide incentives for our employees, directors and consultants to exert maximum efforts for the success of NVIDIA or any affiliate of ours, and to provide a means by which eligible recipients may be given an opportunity to benefit from increases in the value of our common stock. In recent years, we have encountered significant competition for high caliber talent and we believe we must be prepared to offer equity compensation packages that compete with packages offered by our peer group and larger competitors. Therefore, we are asking our stockholders to approve the Amended and Restated 2007 Plan so that we can ensure that we have the most qualified, motivated employees possible to help us grow our business.

Successor to Prior Plans. The Amended and Restated 2007 Plan is a continuation of our 2007 Plan. The 2007 Plan was the successor to our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors’ Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan and the PortalPlayer, Inc. 2004 Stock Incentive Plan, which we refer to collectively as the Prior Plans.

Types of Awards. The terms of the Amended and Restated 2007 Plan provide for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards. If this Proposal 4 is approved, the total number of shares of our common stock authorized for issuance under the Amended and Restated 2007 Plan will consist of 187,767,766 shares, or the Share Reserve, which is the sum of (i) 152,767,766 shares, which is the total reserve that our stockholders approved at our 2007 Annual Meeting (as adjusted for our September 2007 forward stock split), including, but not limited to, the shares remaining available for issuance under the Prior Plans and the Returning Shares, (ii) 25,000,000 shares, which is the number of additional shares that our stockholders approved at our 2012 Annual Meeting (and reapproved at our 2013 Annual Meeting), and (iii) 10,000,000 newly requested shares. The “Returning Shares” are shares subject to awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement.

If any shares of our common stock subject to awards granted under the Amended and Restated 2007 Plan are not delivered to a participant because (i) an award is exercised through a reduction in the number of shares subject to the stock award, or a net exercise, or (ii) shares are reacquired, withheld or not issued to satisfy a tax withholding obligation or if shares are used as consideration for the exercise of a stock option or stock appreciation right, then those shares will not remain available for subsequent issuance under the Amended and Restated 2007 Plan.

If a stock award is settled in cash, such settlement will not reduce the Share Reserve. If a stock award expires or otherwise terminates without having been exercised in full, or if any shares of our common stock issued pursuant to a stock award are forfeited to or repurchased by us, including because of the failure to meet a contingency or condition required for the vesting of such shares, then the shares of common stock not issued under such stock award, or forfeited to or repurchased us, will become available again for issuance under the Amended and Restated 2007 Plan.

Eligibility. All of our approximately 8,847 employees, nine non-employee directors and 443 consultants as of March 25, 2014 are eligible to participate in the Amended and Restated 2007 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Amended and Restated 2007 Plan only to our employees (including officers) and employees of our affiliates.

Section 162(m) Limits. Under the Amended and Restated 2007 Plan, subject to adjustment for changes in our capitalization, no participant will be eligible to be granted during any fiscal year more than: (i) a maximum of 2,000,000 shares of our common stock subject to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant; (ii) a maximum of 2,000,000 shares of our common stock under performance stock awards; and (iii) a maximum of $6,000,000 under performance cash awards. If a performance stock award is in the form of an option, it will count only against the performance stock award limit. If a performance stock award could be paid out in cash, it will count only against the performance stock award limit. These limits are designed to allow us to grant awards that are exempt from the $1,000,000 limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

Administration. The Amended and Restated 2007 Plan is administered by our Board, which may in turn delegate authority to administer the Amended and Restated 2007 Plan to a committee. Our Board has delegated concurrent authority to administer the Amended and Restated 2007 Plan to the Compensation Committee, but may, at any time, revest in itself some or all of the power previously delegated to the Compensation Committee. Each of the Board and the Compensation Committee is considered to be a Plan Administrator for purposes of this Proposal 4. Subject to the terms of the Amended and Restated 2007 Plan, the Plan Administrator may determine the recipients, numbers and types of awards to be granted, and terms and conditions of the awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Amended and Restated 2007 Plan.

The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Awards. Under the Amended and Restated 2007 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.

Stock Options. Stock options may be granted under the Amended and Restated 2007 Plan pursuant to stock option agreements. The Amended and Restated 2007 Plan permits the grant of stock options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.

The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see Limitations on Incentive Stock Options below), may not be less than 110% of such fair market value.

The term of stock options granted under the Amended and Restated 2007 Plan may not exceed ten years and, in some cases (see Limitations on Incentive Stock Options below), may not exceed five years. Unless the terms of a participant’s stock option agreement or other agreement with us provide for earlier or later termination, if a participant’s service relationship with us, or any affiliate of ours, ceases due to death or disability (or the participant dies within a certain period, if any, following cessation of service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months after the date the service relationship ends due to the participant’s disability or for up to 18 months after the date of the participant’s death. Except as explicitly provided otherwise in a participant’s stock option agreement or other agreement with us, if a participant’s service relationship with us, or any affiliate of ours, is terminated “for cause,” all stock options (whether vested or unvested) held by the participant will terminate upon the date of the participant’s termination of service and the participant will be prohibited from exercising any stock option as of such termination date. Except as explicitly provided otherwise in a participant’s stock option agreement or other agreement with us, if a participant’s service relationship with us, or any affiliate of ours, ceases for any other reason other than a “for cause” termination or due to the participant’s death or disability, the participant may exercise any vested stock options for up to 90 days after the date the service relationship ends. Under the Amended and Restated 2007 Plan, the stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or would subject the participant to short-swing liability under the Securities Exchange Act of 1934, as amended. In no event may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended and Restated 2007 Plan will be determined by the Plan Administrator and may include: (i) cash, check, bank draft, money order, or electronic funds transfer; (ii) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) a net exercise feature (for NSOs only); or (iv) other legal consideration approved by the Plan Administrator.

Stock options granted under the Amended and Restated 2007 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended and Restated 2007 Plan may be subject to different vesting schedules as the Plan Administrator may determine. The Plan Administrator also has flexibility to provide for accelerated vesting of stock awards in certain events. In the event that a participant’s continuous service terminates due to death, all of the participant’s outstanding stock options will become fully vested and exercisable as of such termination date.

Generally, a participant may not transfer a stock option granted under the Amended and Restated 2007 Plan other than by will or the laws of descent and distribution or pursuant to a domestic relations order or an official marital settlement agreement. However, to the extent permitted under the terms of the applicable stock option agreement, a participant may designate a beneficiary who may exercise the stock option following the participant’s death.

Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs granted under the Amended and Restated 2007 Plan (including stock options granted as incentive stock options under the Prior Plans) is 250,000,000 shares.

Restricted Stock Awards. Restricted stock awards may be granted under the Amended and Restated 2007 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient’s services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Plan Administrator, provided that in the event that a participant’s continuous service terminates due to death, the participant’s restricted stock award will become fully vested as of the termination date. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited or repurchased upon the participant’s termination of continuous service for any reason. Any dividends paid on shares of our common stock covered by a restricted stock award will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the restricted stock award.

Restricted Stock Unit Awards. Restricted stock unit awards may be granted under the Amended and Restated 2007 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the Plan Administrator. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator, provided that in the event that a participant’s continuous service terminates due to death, the participant’s restricted stock unit award will become fully vested as of the termination date. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award, provided that any such dividend equivalents will be subject to the same terms and conditions of the restricted stock unit award agreement.

Stock Appreciation Rights. Stock appreciation rights may be granted under the Amended and Restated 2007 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator but will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate, provided that in the event that a participant’s continuous service terminates due to death, the participant’s stock appreciation rights will become fully vested as of the termination date. Stock appreciation rights may be paid in our common stock, in cash, in a combination of cash and stock, or in any other form of legal consideration approved by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination and restrictions on transfer as stock options under the Amended and Restated 2007 Plan.

Performance Awards. The Amended and Restated 2007 Plan allows NVIDIA to grant performance awards, including cash and stock-based performance awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

A performance stock award is a stock award that may be granted, may vest, or may be exercised upon achievement of pre-determined performance goals. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. In addition, to the extent permitted by applicable law and the award agreement, the Plan Administrator may determine that cash may be used in payment of performance stock awards. In the event that a participant’s continuous service terminates due to death, the participant’s performance stock award will be deemed to have been earned at the target level of performance, will be fully vested and will be issued promptly following the date of death.

A performance cash award is a cash award that is payable contingent upon the achievement of performance goals during a performance period. A performance cash award may also require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee, except that the Plan Administrator also may make any such determinations to the extent that the award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Plan Administrator may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award, or such portion thereof as the Plan Administrator may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable award agreement, the Plan Administrator may determine that common stock authorized under the Amended and Restated 2007 Plan may be used in payment of performance cash awards.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed), the Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the Amended and Restated 2007 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee will certify (in writing) whether the performance goals have been satisfied. With respect to any award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee may reduce or eliminate the compensation or economic benefit due upon the attainment of the applicable performance goals on the basis of any such further considerations as the Compensation Committee may determine.

Performance goals under the Amended and Restated 2007 Plan will be based on any one or more of the following performance criteria: (1) earnings, including any of the following: gross profit, operating income, income before income tax, net income, and earnings per share, in each case with any one of or combination of the following exclusions or inclusions: (a) interest income, (b) interest expense, (c) other income that is categorized as non-operating income, (d) other expense that is categorized as non-operating expense, (e) income tax, (f) depreciation, and (g) amortization; (2) total stockholder return; (3) return on equity or average stockholder’s equity; (4) return on assets, investment, or capital employed; (5) stock price; (6) gross profit margin; (7) operating income margin; (8) cash flow from operating activities (including cash flow from operating activities per share); (9) free cash flow (including free cash flow per share); (10) change in cash and cash equivalents (or cash flow) (including change in cash and cash equivalents per share (or cash flow per share)); (11) sales or revenue targets; (12) increases in revenue or product revenue; (13) expenses and cost reduction goals; (14) improvement in or attainment of expense levels; (15) improvement in or attainment of working capital levels; (16) economic value added (or an equivalent metric); (17) market share; (18) share price performance; (19) debt reduction; (20) implementation or completion of projects or processes; (21) customer satisfaction; (22) stockholders’ equity; (23) capital expenditures; (24) debt levels; (25) workforce diversity; (26) growth of net income or operating income; (27) employee retention; (28) quality measures; and (29) to the extent that an award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, other measures of performance selected by the Plan Administrator.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Under the Amended and Restated 2007 Plan, the Compensation Committee (or, to the extent that an award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Plan Administrator) will be authorized to appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period as follows, provided that any such adjustments must be objectively determinable to the extent that the award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code: (1) to exclude the effects of stock-based compensation (including any modification charges); (2) to exclude the portion of any legal settlement assigned as past infringement (i.e. the fair value associated with the portion of settlement that is non-recurring); (3) to exclude restructuring charges (including any costs associated with a reduction in force and/or shutting down of business operations, such as severance compensation and benefits and the cost to shut down operating sites/offices); (4) to exclude amortization expenses associated with intangible assets obtained through a business combination (acquisition or asset purchase); (5) to exclude other costs incurred in connection with acquisitions or divestitures (including potential acquisitions or divestitures) that are required to be expensed under generally accepted accounting principles (including any direct acquisition costs that are not associated with providing ongoing future benefit to the combined company and certain compensation costs associated with an acquisition, such as one-time compensation charges, longer-term retention incentives, and associated payroll tax charges); (6) to exclude any exchange rate effects; (7) to exclude the effects of changes to generally accepted accounting principles; (8) to exclude the effects of any statutory adjustments to corporate tax rates; (9) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (10) to exclude the dilutive effects of acquisitions or joint ventures; (11) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (12) to exclude the effects of the award of bonuses under our bonus plans; (13) to exclude any goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (14) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item, or any charges related to events that are infrequent or unusual in our business operations; (15) to assume that any business divested by NVIDIA achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (16) to include non-operational credits (i.e., situations when directly related amounts have not been previously charged to our results of operations); and (17) to the extent that an award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to appropriately make any other adjustments selected by the Plan Administrator.

Other Stock Awards. Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the Amended and Restated 2007 Plan. The Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. In the event a participant’s continuous service terminates due to death, then any such other stock awards held by the participant will become fully vested as of the termination date.

Clawback Policy. Awards granted under the Amended and Restated 2007 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure. In the event of certain capitalization adjustments, the Plan Administrator will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Amended and Restated 2007 Plan;

(ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions; Change in Control. Except as otherwise stated in a stock award agreement, in the event of a corporate transaction or a change in control (as defined in the Amended and Restated 2007 Plan and described below), outstanding stock awards under the Amended and Restated 2007 Plan may be assumed, continued, or substituted by the surviving or acquiring corporation (or its parent company). Except as otherwise stated in a stock award agreement, if the surviving or acquiring corporation (or its parent company) does not assume, continue, or substitute such stock awards, then (i) any such stock awards that are held by participants whose continuous service has not terminated immediately prior to the effective time of the transaction will become fully vested and exercisable (contingent upon the effectiveness of the transaction), and such stock awards will be terminated if not exercised prior to the effective date of the transaction and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction), and (ii) all other stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction, provided that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised.

For purposes of the Amended and Restated 2007 Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities, in the case of awards granted on or after the date of the 2012 Annual Meeting, and at least 90% of our outstanding securities, in the case of awards granted prior to the date of the 2012 Annual Meeting; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

For purposes of the Amended and Restated 2007 Plan, a change in control generally will be deemed to occur in the event: (i) a person, entity or group acquires, directly or indirectly, securities of NVIDIA representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) there is consummated a merger, consolidation, or similar transaction and, immediately after the consummation of such transaction, our stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; (iii) there is consummated a sale or other disposition of all or substantially all of our consolidated assets, other than a sale or other disposition to an entity in which more than 50% of the entity’s combined voting power is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such sale or other disposition; or (iv) a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the Board members or their approved successors.

Plan Amendments and Termination. The Plan Administrator will have the authority to amend or terminate the Amended and Restated 2007 Plan at any time. However, except as otherwise provided in the Amended and Restated 2007 Plan, no amendment or termination of the Amended and Restated 2007 Plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the Amended and Restated 2007 Plan as required by applicable law and listing requirements. Unless sooner terminated, the Amended and Restated 2007 Plan will automatically terminate on March 21, 2022, which is the day before the tenth anniversary of the date the Amended 2007 Plan was adopted by our Compensation Committee.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Amended and Restated 2007 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the Amended and Restated 2007 Plan. The Amended and Restated 2007 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options. Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options. The Amended and Restated 2007 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the participant, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards. Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights. We may grant under the Amended and Restated 2007 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended and Restated 2007 Plan. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Amended and Restated 2007 Plan are discretionary and are not subject to set benefits or amounts under the terms of the Amended and Restated 2007 Plan. However, our Board’s current policy establishes the number of shares subject to initial and annual stock awards that will be granted to our non-employee directors under the Amended and Restated 2007 Plan. The Board’s current policy with respect to stock awards granted to non-employee directors is described under Director Compensation above.

Amended and Restated 2007 Plan
Name and position	Dollar value	Number of shares subject to stock awards
Jen-Hsun Huang (1) Chief Executive Officer and President	*	*
Colette M. Kress (1) Executive Vice President and Chief Financial Officer	*	*
Karen T. Burns (1) Vice President, Finance and Former Interim Chief Financial Officer	*	*
Ajay K. Puri (1) Executive Vice President, Worldwide Sales	*	*
David M. Shannon (1) Executive Vice President, Chief Administrative Officer and Secretary	*	*
Debora Shoquist (1) Executive Vice President, Operations	*	*
All Current Executive Officers as a Group (5 people) (1)	*	*
All Current Non-Executive Directors as a Group (2)	$2,025,000	*
All Current and Former Employees as a Group (including all current non-executive officers) (1)	*	*

___________
(1) The amounts allocable under the Amended and Restated 2007 Plan to our executive officers and employees are not determinable because the Amended and Restated 2007 Plan does not provide for set benefits or amounts with respect to awards granted under the Amended and Restated 2007 Plan, and we have not approved any awards that are conditioned on stockholder approval of this Proposal 4.

(2)
On the day following the 2014 Annual Meeting, each of our current non-employee directors will be granted one of the following with an approximate annual value of $225,000: (a) an option to purchase shares of our common stock, (b) a restricted stock unit award covering shares of our common stock, or (c) a 50% combination of each, under the Amended and Restated 2007 Plan consistent with the Board’s current policy as described under Director Compensation above. The number of shares subject to such awards granted under the Amended and Restated 2007 Plan is determined on the basis of the average fair market value of our common stock over the 60-day period ending three business days prior to the date of grant and, therefore, is not determinable at this time.

2007 Plan and Amended 2007 Plan Benefits

The following table shows, for each of the individuals and the various groups indicated, the number of stock options and restricted stock units underlying shares of our common stock that have been granted (even if not currently outstanding) under the 2007 Plan since its approval by our stockholders in 2007, and under the Amended 2007 Plan since its approval by our stockholders in 2012, through March 25, 2014.

2007 Plan and Amended 2007 Plan
Name and position	Number of shares subject to stock awards
Jen-Hsun Huang Chief Executive Officer and President	4,219,025
Colette M. Kress Executive Vice President and Chief Financial Officer	401,000
Karen T. Burns Vice President, Finance and Former Interim Chief Financial Officer	309,000
Ajay K. Puri Executive Vice President, Worldwide Sales	984,013
David M. Shannon Executive Vice President, Chief Administrative Officer and Secretary	979,025
Debora Shoquist Executive Vice President, Operations	1,060,250
All Current Executive Officers as a Group (5 People)	7,643,313
All Current Non-Executive Directors as a Group	2,405,183
All Current and Former Employees as a Group (including all current non-executive officers)	104,709,043
Each Nominee for Director:
Robert K. Burgess	99,629
Tench Coxe	343,820
James C. Gaither	275,576
Jen-Hsun Huang	4,219,025
Dawn Hudson	92,855
Harvey C. Jones	340,871
William J. Miller	343,820
Mark L. Perry	244,588
A. Brooke Seawell	337,820
Mark A. Stevens	326,204
Each Associate of any Director, Executive Officer or Nominee	—
Each Other Current and Former 5% Holder or Future 5% Recipient	—

Proposal 5—Approval of an Amendment and Restatement of our 2012 Employee Stock Purchase Plan

Summary of Proposal

We are asking our stockholders to approve an amendment and restatement of the NVIDIA Corporation 2012 Employee Stock Purchase Plan, or the 2012 Purchase Plan, at the 2014 Annual Meeting. The 2012 Purchase Plan was originally approved by our Compensation Committee and stockholders in 2012. In April 2014, our Compensation Committee approved an amendment and restatement of the 2012 Purchase Plan, or the Amended and Restated 2012 Purchase Plan, subject to approval by our stockholders at our 2014 Annual Meeting.

Approval of the Amended and Restated 2012 Purchase Plan will allow us to continue to provide our employees with the opportunity to acquire an ownership interest in NVIDIA through their participation in the Amended and Restated 2012 Purchase Plan, encouraging them to remain in our employ and more closely aligning their interests with those of our stockholders.

If this Proposal 5 is approved by our stockholders, the Amended and Restated 2012 Purchase Plan will become effective upon the date of the 2014 Annual Meeting. In the event that our stockholders do not approve this Proposal 5, the Amended and Restated 2012 Purchase Plan will not become effective and the 2012 Purchase Plan will continue in its current form.

Summary of Changes in Amended and Restated 2012 Purchase Plan

The aggregate number of shares of our common stock authorized for issuance under the Amended and Restated 2012 Purchase Plan is 67,932,333 shares, which is an increase of 12,500,000 shares over the number of shares of our common stock authorized for issuance under the 2012 Purchase Plan. As of March 25, 2014, 43,139,749 shares of our common stock remained available for future purchase under the 2012 Purchase Plan and a total of 557,305,798 shares of our common stock were outstanding.

Recommendation of the Board

The Board recommends that you vote FOR the approval of the Amended and Restated 2012 Purchase Plan.

Forecasted Utilization Rates

In evaluating whether to approve the Amended and Restated 2012 Purchase Plan, our Compensation Committee reviewed certain management forecasts of purchases under the Amended and Restated 2012 Purchase Plan. Management presented the forecasts below for the periods indicated.

2012 Purchase Plan / Amended and Restated 2012 Purchase Plan	Fiscal Year 2014 Actual		Fiscal Year 2015 Forecast
Shares Available for Purchase - Beginning Balance	52,561,635		46,600,000
Stockholder Approval - May 2014	—		12,500,000
Employee Purchases	(6,115,403)		(6,900,000)
Shares Available for Purchase - Ending Balance	46,620,413	(1)	52,200,000

______________
(1) Includes 174,181 shares that were transferred into the reserve of the 2012 Purchase Plan from the reserve of the NVIDIA Corporation 1998 Employee Stock Purchase Plan, the predecessor of the 2012 Purchase Plan.

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and purchases under the Amended and Restated 2012 Purchase Plan due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 5 include embedded assumptions regarding purchases which are highly dependent on the public trading price of our common stock and other factors, which we do not control, and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, our Compensation Committee recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by our Compensation Committee for purposes of evaluating the approval of the Amended and Restated 2012 Purchase Plan. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the forecasts do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, and others described in our Annual Report on Form 10-K for the fiscal year ended January 26, 2014.

Description of the Amended and Restated 2012 Purchase Plan

The material features of the Amended and Restated 2012 Purchase Plan are outlined below. The following description of the Amended and Restated 2012 Purchase Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended and Restated 2012 Purchase Plan. Stockholders are urged to read the actual text of the Amended and Restated 2012 Purchase Plan in its entirety, which is appended to this proxy statement as Appendix B.

Purpose and Background. The purpose of the Amended and Restated 2012 Purchase Plan is to provide a means by which certain employees may be given an opportunity to purchase our common stock to attract, motivate, and retain the services of those individuals, and to provide incentives for those individuals to exert maximum efforts toward our success.

The Amended and Restated 2012 Purchase Plan includes two components. One component is designed to allow eligible employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment because of deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.

Successor to 1998 Purchase Plan. The Amended and Restated 2012 Purchase Plan is the successor to our 1998 Employee Stock Purchase Plan, or the 1998 Purchase Plan.

Administration. The Amended and Restated 2012 Purchase Plan is administered by our Board, which may in turn delegate authority to administer the Amended and Restated 2012 Purchase Plan to a committee. Our Board has delegated concurrent authority to administer the Amended and Restated 2012 Purchase Plan to the Compensation Committee, but may, at any time, revest in itself some or all of the power previously delegated to the Compensation Committee. Each of the Board and the Compensation Committee is considered to be a Plan Administrator for purposes of this Proposal 5. The Plan Administrator has the final power to construe and interpret both the Amended and Restated 2012 Purchase Plan and the purchase rights granted thereunder. The Plan Administrator has the power, subject to the provisions of the Amended and Restated 2012 Purchase Plan, to determine the provisions of each offering of rights to purchase our common stock, and whether employees of any of our parent or subsidiary companies will be eligible to participate in the Amended and Restated 2012 Purchase Plan.

Stock Subject to Amended and Restated 2012 Purchase Plan. If this Proposal 5 is approved, the total number of shares of our common stock reserved for issuance under the Amended and Restated 2012 Purchase Plan will not exceed 67,932,333 shares. This aggregate share reserve is the sum of (i) 12,500,000 newly requested shares, (ii) 32,000,000 shares, which is the number of shares that our stockholders approved at our 2012 Annual Meeting, (iii) the number of shares that otherwise remained available for future offerings under the 1998 Purchase Plan as of the effective date of the 2012 Purchase Plan (which may not exceed 8,432,333 shares), and (iv) the number of shares subject to outstanding purchase rights granted under the 1998 Purchase Plan that would otherwise have returned to the 1998 Purchase Plan (such as upon the cancellation or expiration of an outstanding purchase right), as such shares become available from time to time (which may not exceed 15,000,000 shares).

If any purchase right granted under the Amended and Restated 2012 Purchase Plan terminates without having been exercised, the shares of common stock not purchased under such purchase right will again become available for issuance under the Amended and Restated 2012 Purchase Plan.

Offering Periods. Shares of our common stock are offered under the Amended and Restated 2012 Purchase Plan through a series of offering periods of such duration as determined by the Plan Administrator, provided that in no event may an offering period exceed 27 months. We may have concurrent or overlapping separate Offerings which vary in terms (although not inconsistent with the provisions in the Amended and Restated 2012 Purchase Plan and not inconsistent with the requirements of applicable laws). Each offering period consists of one or more purchase dates, as determined by the Plan Administrator prior to the commencement of that offering period. The Plan Administrator has the authority to alter the duration of subsequent offering periods or change the number of purchase dates within each such offering period. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of our common stock on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of our common stock, subject to certain limitations.

The Plan Administrator has the discretion to structure an offering so that if the fair market value of our common stock on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of our common stock on the first day of the offering period, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.

Eligibility. Generally, each regular employee (including officers) employed by us, by any of our parent or subsidiary companies designated by the Plan Administrator, or by any branch or representative office of any of our parent or subsidiary companies designated by the Plan Administrator may participate in offerings under the Amended and Restated 2012 Purchase Plan, provided such employee has been in our continuous employment for such period preceding the first day of the offering period as the Plan Administrator may require, but in no event may the required period of continuous employment be greater than two years. In addition, the Plan Administrator may (unless prohibited by law) provide that an employee will not be eligible to be granted purchase rights under the Amended and Restated 2012 Purchase Plan unless such employee is customarily employed for more than 20 hours per week and five months per calendar year. The Plan Administrator may provide in any offering that certain of our employees who are “highly compensated” as defined in the Code are not eligible to participate in the Amended and Restated 2012 Purchase Plan.

However, no employee is eligible to participate in the Amended and Restated 2012 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our parent or subsidiary companies, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock, valued at the time each purchase right is granted, for each calendar year during which those purchase rights are outstanding.

All of our approximately 8,840 employees working more than 20 hours per week as of March 25, 2014 are eligible to participate in the Amended and Restated 2012 Purchase Plan.

Participation in the Amended and Restated 2012 Purchase Plan. An eligible employee may enroll in the Amended and Restated 2012 Purchase Plan by delivering to us, prior to the date selected by the Plan Administrator as the beginning of an offering period, an agreement authorizing contributions as specified by the Plan Administrator, which may be up to 15% of such employee’s earnings during the applicable period.

Purchase Price. The purchase price per share at which shares of our common stock are sold on each purchase date during an offering period will not be less than 85% of the lesser of (i) the fair market value per share of our common stock on that purchase date or (ii) the fair market value per share of our common stock on the first day of the offering period. As of March 25, 2014, the closing price of our common stock as reported on the NASDAQ Global Select Market was $18.45 per share.

Payment of Purchase Price; Contributions. The purchase price of the shares is generally funded by payroll deductions accumulated over the offering period, unless otherwise required by local laws. During an offering, a participant may change his or her rate of contributions, as determined by the Plan Administrator in the offering. All contributions made for a participant are credited to his or her account under the Amended and Restated 2012 Purchase Plan and deposited with our general funds.

Purchase of Stock. By executing an agreement to participate in the Amended and Restated 2012 Purchase Plan, an employee is entitled to purchase shares under the Amended and Restated 2012 Purchase Plan. In connection with offerings made under the Amended and Restated 2012 Purchase Plan, the Plan Administrator may specify a maximum number of shares of common stock that each participant may purchase and a maximum aggregate number of shares of common stock that may be purchased by all participants in such offering. If the aggregate number of shares to be purchased upon exercise of outstanding purchase rights in the offering would exceed any such maximum number, the Plan Administrator will make a pro rata allocation of available shares in a uniform and equitable manner. Unless an employee’s participation is discontinued, his or her right to purchase shares is exercised automatically on the next purchase date at the applicable price. See “Withdrawal” below.

Withdrawal. Participants may withdraw from a given offering period by delivering a withdrawal form provided by us and terminating their contributions. Such withdrawal may occur at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, we will refund accumulated but unused contributions without interest to the employee, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in future offerings under the Amended and Restated 2012 Purchase Plan.

Termination of Employment. Purchase rights granted pursuant to any offering under the Amended and Restated 2012 Purchase Plan terminate immediately upon cessation of employment for any reason or if a participant is otherwise no longer eligible to participate, and we will refund all accumulated contributions to such employee without interest.

Restrictions on Transfer and Sales. Purchase rights granted under the Amended and Restated 2012 Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation.

Changes in Capitalization. In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended and Restated 2012 Purchase Plan; (ii) the class(es) and number of securities and price per share in effect under each outstanding purchase right; and (iii) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.

Effect of Certain Corporate Transactions. In the event of a corporate transaction (as defined in the Amended and Restated 2012 Purchase Plan and described below), any surviving or acquiring corporation (or its parent company) may assume or continue outstanding purchase rights or substitute similar purchase rights for outstanding purchase rights. If the surviving or acquiring corporation (or its parent company) does not assume or continue such rights or substitute similar rights, then the participants’ accumulated contributions will be applied to the purchase of shares of our common stock within 10 business days prior to the corporate transaction, and such outstanding purchase rights will terminate immediately thereafter.

For purposes of the Amended and Restated 2012 Purchase Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Plan Amendments and Termination. The Plan Administrator may amend or terminate the Amended and Restated 2012 Purchase Plan at any time. However, purchase rights granted before amendment or termination of the Amended and Restated 2012 Purchase Plan will not be materially impaired by any such amendment or termination, except (i) with the consent of the affected participant, (ii) as necessary to comply with any laws, listing requirements or governmental regulations (including Section 423 of the Code) or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. We will obtain stockholder approval of any amendment to the Amended and Restated 2012 Purchase Plan as required by applicable law and listing requirements.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the component of the Amended and Restated 2012 Purchase Plan intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside or the taxation consequences with respect to participation in any component of the Amended and Restated 2012 Purchase Plan not intended to meet the requirements of Section 423 of the Code. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the disposition of stock acquired under the Amended and Restated 2012 Purchase Plan. The Amended and Restated 2012 Purchase Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Under the component of the Amended and Restated 2012 Purchase Plan that is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, a participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were paid directly to the participant. However, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or exercise of purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Amended and Restated 2012 Purchase Plan, or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after the beginning of the offering period in which such shares were acquired and more than one year after the actual purchase date of those shares, the participant will generally recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price. Any further gain or any loss will be taxed as a long-term capital gain or loss. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, then a transfer by the estate will be considered a distribution and the lesser of the following amounts will be treated as ordinary income: (a) the excess of the fair market value of the shares at the time of death over the purchase price or (b) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price. Any further gain or any loss will be taxed as a long-term capital gain or loss.

New Plan Benefits

Participation in the Amended and Restated 2012 Purchase Plan will be voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the Amended and Restated 2012 Purchase Plan. In addition, we have not approved any grants of purchase rights that are conditioned on stockholder approval of this Proposal 5. Accordingly, we cannot currently determine the benefits or number of shares that will be received in the future by individual employees or groups of employees under the Amended and Restated 2012 Purchase Plan. Our non-employee directors will not be eligible to participate in the Amended and Restated 2012 Purchase Plan.

2012 Purchase Plan Benefits

The following table shows, for each of the individuals and the various groups indicated, the number of shares of our common stock that have been purchased under the 2012 Purchase Plan since its approval by our stockholders in 2012 through March 25, 2014.

2012 Employee Stock Purchase Plan
Name and position	Number of shares
Jen-Hsun Huang Chief Executive Officer and President	2,723
Colette M. Kress Executive Vice President and Chief Financial Officer	—
Karen T. Burns Vice President, Finance and Former Interim Chief Financial Officer	3,849
Ajay K. Puri Executive Vice President, Worldwide Sales	3,849
David M. Shannon Executive Vice President, Chief Administrative Officer and Secretary	3,849
Debora Shoquist Executive Vice President, Operations	3,071
All Current Executive Officers as a Group (5 People)	13,492
All Current Non-Executive Directors as a Group	—
All Current and Former Employees as a Group (including all current non-executive officers)	9,596,067
Each Nominee for Director:
Robert K. Burgess	—
Tench Coxe	—
James C. Gaither	—
Jen-Hsun Huang	2,723
Dawn Hudson	—
Harvey C. Jones	—
William J. Miller	—
Mark L. Perry	—
A. Brooke Seawell	—
Mark A. Stevens	—
Each Associate of any Director, Executive Officer or Nominee	—
Each Other Current and Former 5% Holder or Future 5% Recipient	—

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year 2014, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except that a Form 4, covering the sale of 1,190 shares of our common stock by Michael Byron, our principal accounting officer, was filed late by Mr. Byron.

Other Matters

The Board knows of no other matters that will be presented for consideration at the 2014 Annual Meeting. If any other matters are properly brought before the 2014 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Shannon Secretary

April 10, 2014
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 26, 2014 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 26, 2014 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.
NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

APPENDIX A

NVIDIA Corporation
Amended and Restated 2007 Equity Incentive Plan
Approved by the Compensation Committee: April 24, 2007
Approved by the Stockholders: June 21, 2007
Amended by the Compensation Committee: November 11, 2010
Amended and Restated by the Compensation Committee: March 22, 2012
Approved by the Stockholders: May 17, 2012
Amended and Restated by the Compensation Committee: April 9, 2014
Approved by the Stockholders: [May ___, 2014]
Termination Date: March 21, 2022
1.General.

(a)Successor and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the NVIDIA Corporation 1998 Equity Incentive Plan (the “1998 Plan”), the NVIDIA Corporation 1998 Non-Employee Directors’ Stock Option Plan, the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan (together, the “Prior Plans”). Following the Effective Date, no additional stock awards will be granted under any of the Prior Plans and all newly granted Stock Awards will be subject to the terms of this Plan except as follows: from the Effective Date until September 30, 2007 (the “Transition Date”) (during which time the Company anticipates taking such steps as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or are employed outside the United States), the Company may grant stock awards subject to the terms of the 1998 Plan covering up to an aggregate of 100,000 shares of Common Stock to newly hired employees of the Company and its Affiliates who are foreign nationals or are employed outside the United States (such 100,000 share reserve, the “Foreign Transition Reserve”). On the Effective Date, all of the shares remaining available for issuance under the Prior Plans will become available for issuance under the Plan; provided, however, that the issuance of shares upon the exercise of options or the settlement of stock awards granted under the Prior Plans (including the issuance of shares upon the exercise or settlement of any awards granted following the Effective Date subject to the terms of the 1998 Plan from the Foreign Transition Reserve) will occur from this Plan and will reduce the number of shares of Common Stock available for issuance under this Plan as provided in Section 3 below. Any shares of Common Stock subject to outstanding options and stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement (collectively, the “Prior Plans’ Returning Shares”) will become available for issuance pursuant to Stock Awards granted hereunder in accordance with the provisions of Section 3(b) below. Except as expressly set forth in this Section 1(a), all options and stock awards granted under the Prior Plans will remain subject to the terms of the Prior Plans with respect to which they were originally granted.

(b)Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c)Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. Administration.

(a)Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)
To determine from time to time (A) which of the persons eligible under the Plan will be granted Awards; (B) when and how each Award will be granted; (C) what type or combination of types of Award will be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)
To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)	To settle all controversies regarding the Plan and Awards granted under it.

(iv)
To accelerate the time at which a Stock Award may be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may be exercised or the time during which it will vest (or at which cash or shares of Common Stock may be issued).

(v)
To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under his or her then-outstanding Award without his or her written consent.

(vi)
To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) materially expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as otherwise provided in the Plan or an Award Agreement, rights under any Award granted before amendment of the Plan will not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii)
To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options, or (iii) Rule 16b-3.

(viii)
To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, except with respect to amendments that disqualify or impair the status of an Incentive Stock Option or as otherwise provided in the Plan or an Award Agreement, the rights under any Award will not be materially impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary (A) to maintain the qualified status of the Award as an Incentive Stock Option, (B) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code and the related guidance thereunder, or (C) to comply with other applicable laws.

(ix)
Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)
To adopt such procedures or terms and sub-plans (none of which will be inconsistent with the provisions of the Plan) as are necessary or desirable to permit or facilitate participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed or located outside the United States.

(c)Delegation to Committee.

(i)
General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)
Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (B) delegate to a Committee who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)Delegation to Officers. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value pursuant to Section 13(x)(iii) below.

(e)Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f)Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise or strike price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.Shares Subject to the Plan.

(a)Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date will not exceed 187,767,766 shares1 (the “2007 Plan Reserve”). Such maximum number of shares reserved for issuance consists of (i) 152,767,766 shares1, which is the total reserve that the Company’s stockholders approved at the Company’s 2007 Annual Meeting of Stockholders, including but not limited to the shares remaining available for issuance under the Prior Plans on the Effective Date and the Prior Plans’ Returning Shares, (ii) 25,000,000 shares that were approved at the Company’s 2012 Annual Meeting of Stockholders (and reapproved at the Company’s 2013 Annual Meeting of Stockholders), and (iii) 10,000,000 shares that were

_________________
1 The initial 101,845,177 shares approved in June 2007 were adjusted to 152,767,766 pursuant to a 3-for-2 forward stock split effective September 10, 2007.

approved at the Company’s 2014 Annual Meeting of Stockholders. For clarity, the 2007 Plan Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)Reversion of Shares to the Share Reserve.

(i)
Shares Available For Subsequent Issuance. If any (x) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (y) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company at their original exercise or purchase price pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (z) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan.

(ii)
Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a Restricted Stock Award or Restricted Stock Unit Award pursuant to Section 8(h), the number of shares that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for subsequent issuance under the Plan.

(c)Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(d), subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options under the Plan (including Incentive Stock Options granted under the Prior Plans) will be 250,000,000 shares of Common Stock.

(d)Section 162(m) Limitations. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Participant will be eligible to be granted during any fiscal year:

(i)
Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than 2,000,000 shares of Common Stock;

(ii)	Performance Stock Awards covering more than 2,000,000 shares of Common Stock; and

(iii)	Performance Cash Award with a value of more than $6,000,000.

If a Performance Stock Award is in the form of an Option, it will count only against the Performance Stock Award limit. If a Performance Stock Award could be paid out in cash, it will count only against the Performance Stock Award limit.

(e)	Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	Eligibility.

(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in connection with its legal counsel, has determined that such Stock Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in connection with its legal counsel, has determined that such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)Consultants. A Consultant will be eligible for the grant of an Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act or a successor or similar form under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5.	Provisions Relating to Options and Stock Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board will deem appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:
(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement (the “Expiration Date”).
(b)Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, and notwithstanding anything in the Award Agreement to the contrary, the exercise or strike price of each Option or SAR will not be less than the Fair Market Value subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than the Fair Market Value subject to the Award if such Award is granted pursuant to an assumption or substitution for another option or stock appreciation right in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option will be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i)	by cash, check, bank draft, money order or electronic funds transfer payable to the Company;

(ii)
pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)
if an option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B)

shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(iv)	in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the strike price. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. If the Board determines that an Option or SAR will be transferable, the Option or SAR will contain such additional terms and conditions as the Board deems appropriate. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)
Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below) and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner consistent with applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)
Domestic Relations Orders. Notwithstanding the foregoing, subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order or official marital settlement agreement; provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)
Beneficiary Designation. Notwithstanding the foregoing, subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company (or the designated broker), designate a third party who, in the event of the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate (or other party legally entitled to the Option or SAR proceeds) will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws or difficult to administer.

(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary; provided, however, that in all cases, in the event that a Participant’s Continuous Service terminates as a result of his or her death, then the Option or SAR will become fully vested and exercisable as of the date of termination of Continuous Service. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date 90 days following the termination of the Participant’s Continuous Service, or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.

(h)Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would either (i) be prohibited solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or (ii) subject the Participant to short-swing liability under Section 16(b) of the Exchange Act due to a transaction engaged in by the Participant prior to his or her termination of Continuous Service, then the Option or SAR will terminate on the earlier of (A) the expiration of a period of 90 days after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements and would not subject the Participant to short-swing liability under Section 16(b) of the Exchange Act, or (B) the expiration of the term of the Option or SAR as set forth in the Award Agreement. All determinations under this Section 5(h) will be made in the sole discretion of the Board.

(i)Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service, or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.

(j)Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that (i) a Participant’s Continuous Service terminates as a result of the Participant’s death (which termination event will give rise to acceleration of vesting as described in Section 5(f) above), or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant’s Continuous Service for a reason other than death (which event will not give rise to acceleration of vesting as described in Section 5(f) above), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (A) the date 18 months following the date of death, or (B) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.

(k)Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement, or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)Non-Exempt Employees. No Option or SAR granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(k) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.	Provisions of Stock Awards other than Options and SARs.

(a)Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement will include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i)
Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft, money order or electronic funds transfer payable to the Company, (B) past services rendered to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)
Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then the Restricted Stock Award will become fully vested as of the date of termination of Continuous Service.

(iii)
Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)
Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)
Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement will include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i)
Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)
Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then the Restricted Stock Unit Award will become fully vested as of the date of termination of Continuous Service.

(iii)
Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)
Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)
Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents or the cash amount of any such credited dividend equivalents that are not converted into additional shares will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)
Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)Performance Awards.

(i)
Performance Stock Awards. A Performance Stock Award is a Stock Award that is payable (including that may be granted, vest or exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may require the completion of a specified period of Continuous Service. In the event a Participant’s Continuous Service terminates as a result of his or her death, then the Performance Stock Award will be deemed to have been earned at 100% of the target level of performance, will be fully vested, as of the date of death, and shares thereunder will be issued promptly following the date of death. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or the Committee, as applicable, may determine that cash may be used in payment of Performance Stock Awards.

(ii)
Performance Cash Awards. A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board), in its sole discretion. The Board or the Committee, as applicable, may provide for or, subject to such terms and conditions as the Board or the Committee, as applicable, may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Board or the Committee, as applicable, may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board or the Committee, as applicable, may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or the Committee, as applicable, may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(iii)
Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to any Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period, and (b) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). With respect to any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may reduce or eliminate the compensation or economic benefit due upon the attainment of the applicable Performance Goals on the basis of any such further considerations as the Committee, in its sole discretion, may determine.

(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that in all cases, in the event a Participant’s Continuous Service terminates as a result of his or her death, then any Other Stock Awards held by such Participant will become fully vested as of the date of termination of Continuous Service.

7.	Covenants of the Company.

(a)Availability of Shares. During the terms of the Stock Awards, the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan, or any offerings made under the Plan, such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award nor seek to obtain such approval if the cost or efforts to obtain the approval is unreasonable in relation to the value of the benefits to be provided under the Plan, as determined by the Company in its sole discretion. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities laws.

(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. Neither the Company nor any of its Affiliates has any duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.	Miscellaneous.

(a)Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares under, the Award pursuant to its terms and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant to the Plan will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause (provided in compliance with applicable local laws and the Employee’s employment contract, if any), (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion (provided in compliance with applicable local laws) to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

(f)Incentive Stock Option Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with the rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s) or any Board or Committee resolutions related thereto.

(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, foreign or local tax withholding obligation relating to an Award (including but not limited to income tax, social insurance contributions, payment on account or any other taxes) by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (in countries where there is a statutory minimum withholding rate) (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet.

(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)Compliance with Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the

Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

(l)Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.

9.	Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d); (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(e) and 6(c)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, and upon ten (10) days prior written notice, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase or a forfeiture condition) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)Corporate Transaction.

(i)
Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.

(ii)
Stock Awards Not Assumed Held by Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) will (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board will determine (or, if the Board will not determine such a date, to the date that is five business (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)
Stock Awards Not Assumed Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) will not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase), upon advance written notice by the Company of at least five (5) business days to the holders of such Stock Awards, will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(d)Change in Control.

(i)
Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Change in Control. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.

(ii)
Stock Awards Not Assumed Held by Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) will (contingent upon the effectiveness of the Change in Control) be accelerated in full to a date prior to the effective time of such Change in Control as the Board will determine (or, if the Board will not determine such a date, to the date that is five business (5) days prior to the effective time of the Change in Control), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Change in Control, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Change in Control).

(iii)
Stock Awards Not Assumed Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) will not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase), upon advance written notice by the Company of at least five (5) business days to the holders of such Stock Awards, will terminate if not exercised (if applicable) prior to the effective time of the Change in Control; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Change in Control.

(iv)
Additional Provisions. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, and/or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control, but in the absence of such provision, no such acceleration will occur.

10.	Termination or Suspension of the Plan.

(a)Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan will automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board or a duly authorized Committee, or (ii) the date the Plan is approved by the stockholders of the Company. The Board may suspend the Plan at anytime. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

11.	Effective Date of Plan.

This Plan will become effective on the Effective Date.

12.	Choice of Law.

The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)“Award” means a Stock Award or a Performance Cash Award.

(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)“Board” means the Board of Directors of the Company.

(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)“Cause” means (i) if a Participant is party to an agreement with the Company or an Affiliate that relates to equity awards and contains a definition of “Cause,” the definition of “Cause” in the applicable agreement, or (ii) if a Participant is not party to any such agreement, such Participant’s termination because of (A) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or an Affiliate, the Participant’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (B) the Participant’s commission of an act of personal dishonesty that involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (C) any material breach by the Participant of any provision of any agreement or understanding between the Company or an Affiliate and the Participant regarding the terms of the Participant’s service as an Employee, Officer, Director or Consultant to the Company or an Affiliate, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an Employee, Officer, Director or Consultant of the Company or an Affiliate, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or an Affiliate and the Participant, (D) the Participant’s disregard of the policies of the Company or an Affiliate so as to cause loss, damage or injury to the property, reputation or employees of the Company or an Affiliate, or (E) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or an Affiliate.

(g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)
individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

For purposes of determining voting power under the term Change in Control, voting power will be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase those shares. In addition, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply; provided, further, that no Change in Control will be deemed to occur upon announcement or commencement of a tender offer or upon a potential takeover or upon stockholder approval of a merger or other transaction, in each case without a requirement that the Change in Control actually occur.
If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code and the regulations thereunder.
(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)“Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j)“Common Stock” means the common stock of the Company.

(k)“Company” means NVIDIA Corporation, a Delaware corporation.

(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.

(m)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate” as determined by the Board in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of: (i) any leave of absence approved by the Board of the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, and except as otherwise required by applicable law or as otherwise determined by the Committee, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only on those days on which the Participant is using Company-paid vacation time and floating holidays and for the first 90 days of leave during which the Participant is not being paid through such vacation time and floating holidays. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(n)“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)
the consummation of a sale or other disposition of at least 50% of the outstanding securities of the Company, in the case of Awards granted on or after the date of the Annual Meeting of Stockholders in 2012, and at least 90% of the outstanding securities of the Company, in the case of Awards granted prior to the date of the Annual Meeting of Stockholders in 2012;

(iii)	the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)
the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(o)“Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(p)“Director” means a member of the Board.

(q)“Directors’ Plan” means the Company’s 1998 Non-Employee Directors’ Stock Option Plan.

(r)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(s)“Effective Date” means June 21, 2007, which was the date of the 2007 Annual Meeting of Stockholders of the Company at which this Plan was approved by the Company’s stockholders.

(t)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(u)“Entity” means a corporation, partnership, limited liability company or other entity.

(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(x)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)
Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)	In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(y)“Full Value Award” means a Stock Award that is not an Option with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant or a Stock Appreciation Right with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant.

(z)“Incentive Stock Option” means an option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(aa)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(bb) “Nonstatutory Stock Option” means an option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(cc) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ee) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ff) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(gg) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(hh) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ii) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(jj) “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(kk) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ll) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(mm) “Performance Criteria” means the one or more criteria that the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following: (1) earnings, including any of the following:

gross profit, operating income, income before income tax, net income, and earnings per share, in each case with any one of or combination of the following exclusions or inclusions: (a) interest income, (b) interest expense, (c) other income that is categorized as non-operating income, (d) other expense that is categorized as non-operating expense, (e) income tax, (f) depreciation, and (g) amortization; (2) total stockholder return; (3) return on equity or average stockholder’s equity; (4) return on assets, investment, or capital employed; (5) stock price; (6) gross profit margin; (7) operating income margin; (8) cash flow from operating activities (including cash flow from operating activities per share); (9) free cash flow (including free cash flow per share); (10) change in cash and cash equivalents (or cash flow) (including change in cash and cash equivalents per share (or cash flow per share)); (11) sales or revenue targets; (12) increases in revenue or product revenue; (13) expenses and cost reduction goals; (14) improvement in or attainment of expense levels; (15) improvement in or attainment of working capital levels; (16) economic value added (or an equivalent metric); (17) market share; (18) share price performance; (19) debt reduction; (20) implementation or completion of projects or processes; (21) customer satisfaction; (22) stockholders’ equity; (23) capital expenditures; (24) debt levels; (25) workforce diversity; (26) growth of net income or operating income; (27) employee retention; (28) quality measures; and (29) to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) will, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(nn) “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) will be authorized to appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows, provided that any such adjustments must be objectively determinable to the extent that the Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code: (1) to exclude the effects of stock-based compensation (including any modification charges); (2) to exclude the portion of any legal settlement assigned as past infringement (i.e. the fair value associated with the portion of settlement that is non-recurring); (3) to exclude restructuring charges (including any costs associated with a reduction in force and/or shutting down of business operations, such as severance compensation and benefits and the cost to shut down operating sites/offices); (4) to exclude amortization expenses associated with intangible assets obtained through a business combination (acquisition or asset purchase); (5) to exclude other costs incurred in connection with acquisitions or divestitures (including potential acquisitions or divestitures) that are required to be expensed under generally accepted accounting principles (including any direct acquisition costs that are not associated with providing ongoing future benefit to the combined company and certain compensation costs associated with an acquisition, such as one-time compensation charges, longer-term retention incentives, and associated payroll tax charges); (6) to exclude any exchange rate effects; (7) to exclude the effects of changes to generally accepted accounting principles; (8) to exclude the effects of any statutory adjustments to corporate tax rates; (9) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (10) to exclude the dilutive effects of acquisitions or joint ventures; (11) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (12) to exclude the effects of the award of bonuses under the Company’s bonus plans; (13) to exclude any goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (14) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item, or any charges related to events that are infrequent or unusual in the Company’s business operations; (15) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (16) to include non-operational credits (i.e., situations when directly related amounts have not been previously charged to the Company’s results of operations); and (17) to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to appropriately make any other adjustments selected by the Board.

(oo) “Performance Period” means the period of time selected by the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee (or, to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Board).

(pp) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(qq) “Plan” means this NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan.

(rr) “Prior Plans” means the NVIDIA Corporation 1998 Equity Incentive Plan, the NVIDIA Corporation 1998 Non-Employee Directors’ Stock Option Plan, the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan, each as in effect immediately prior to the Effective Date.

(ss) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(tt) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(uu) “Restricted Stock Unit Award” means a right to receive shares of Common Stock (or cash equivalent) which is granted pursuant to the terms and conditions of Section 6(b).

(vv) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(ww) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(xx) “Securities Act” means the Securities Act of 1933, as amended.

(yy) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(zz) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(aaa) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award, or any Other Stock Award.

(bbb) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(ddd) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

APPENDIX B

NVIDIA Corporation
2012 Employee Stock Purchase Plan
Adopted by the Compensation Committee: March 22, 2012
Approved by the Stockholders: May 17, 2012
Amended and Restated by the Compensation Committee: April 9, 2014
Approved by the Stockholders: [May __, 2014]

1.	General; Purpose.

(a)The Plan is intended as the successor to and continuation of the NVIDIA Corporation 1998 Employee Stock Purchase Plan (the “1998 Plan”). From and after 12:01 a.m. Pacific Standard Time on the Effective Date, no additional rights to purchase shares of Common Stock will be granted under the 1998 Plan. All rights to purchase shares granted on or after 12:01 a.m. Pacific Standard Time on the Effective Date will be granted under this Plan. Any rights to purchase shares of Common Stock granted under the 1998 Plan will remain subject to the terms of the 1998 Plan and any offering document or other agreements or governing documents describing the terms and conditions of offerings made pursuant to the 1998 Plan.

(i)
Any shares of Common Stock that would otherwise remain available for future offerings under the 1998 Plan as of 12:01 a.m. Pacific Standard Time on the Effective Date (the “1998 Plan's Available Reserve”) will cease to be available under the 1998 Plan at such time. Instead, that number of shares of Common Stock equal to the 1998 Plan's Available Reserve will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grants hereunder, up to the maximum number set forth in Section 3(a) below.

(ii)
In addition, from and after 12:01 a.m. Pacific Standard Time on the Effective Date, with respect to the aggregate number of shares subject, at such time, to outstanding grants under the 1998 Plan that would, but for the operation of this sentence, subsequently return to the share reserve of the 1998 Plan (such shares, the “Returning Shares”), such shares of Common Stock will not return to the share reserve of the 1998 Plan, and instead that number of shares of Common Stock equal to the Returning Shares will immediately be added to the Share Reserve as and when such a share becomes a Returning Shares, up to a maximum number set forth in Section 3(a) below.

(b)The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees.

(c)The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

(d)This Plan includes two components: a 423 Component and a Non-423 Component. It is the intention of the Company to have the 423 Component qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Purchase Rights under the Non-423 Component that does not meet the requirements of an Employee Stock Purchase Plan because of deviations necessary or advisable to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside of the United States while complying with applicable foreign laws; such Purchase Rights will be granted pursuant to rules, procedures or subplans adopted by the Board designed to achieve these objectives for Eligible Employees and the Company and its Related Corporations. Except as otherwise provided herein or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, under the 423 Component of the Plan, the Company may make separate Offerings which vary in terms (although not inconsistent with the provisions in the Plan and not inconsistent with the requirements of an Employee Stock Purchase Plan) and the Company will designate which Designated Company is participating in each separate Offering.

(e)If a Participant transfers employment from the Company or any Designated 423 Corporation participating in the 423 Component to a Designated Non-423 Corporation participating in the Non-423 Component, he or she will immediately cease to participate in the 423 Component; however, any Contributions made for the Purchase Period in which such transfer occurs will be transferred to the Non-423 Component, and such Participant will immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable law. A Participant who transfers employment from a Designated Non-423 Corporation participating in the Non-423 Component to the Company or any Designated 423 Corporation participating in the 423 Component will remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Offering Date of the first Offering in which he or she participates following such transfer.

2.Administration.

(a)The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)
To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical), including which Designated 423 Corporations and Designated Non-423 Corporations will participate in the 423 Component or the Non-423 Component.

(ii)
To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Corporations and Designated Non-423 Corporations and which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations and also to designate which Designated Companies will participate in each separate Offering (to the extent the Company makes separate Offerings).

(iii)
To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)	To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)	To suspend or terminate the Plan at any time as provided in Section 12.

(vi)	To amend the Plan at any time as provided in Section 12.

(vii)
Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.

(viii)
To adopt such procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, which may vary according to local requirements.

(c)The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.Shares of Common Stock Subject to the Plan.

(a)Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum aggregate number of shares of Common Stock that may be issued under the Plan will not exceed 67,932,333 shares of Common Stock (the “Share Reserve”), which number is the sum of (i) 12,500,000 shares that were approved at the Company’s 2014 Annual Meeting of Stockholders, (ii) 32,000,000 shares that were approved at the Company’s 2012 Annual Meeting of Stockholders, (iii) the number of shares subject to the 1998 Plan's Available Reserve, in an amount not to exceed 8,432,333 shares, and (iv) the number of shares that are Returning Shares, as such shares become available from time to time, in an amount not to exceed 15,000,000 shares.

(b)If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.Grant of Purchase Rights; Offering.

(a)The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering on Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan; and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)The Board will have the discretion to structure an Offering so that if the Fair Market Value of the shares of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of the shares of Common Stock on the Offering Date, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.Eligibility.

(a)Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee's customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b)The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on or after the day on which such person becomes an Eligible Employee, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)	the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)	the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of the original Offering; and

(iii)
the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation (unless otherwise required by law). For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee's rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

6.Purchase Rights; Purchase Price.

(a)On each Offering Date, each Eligible Employee will be granted a Purchase Right under the applicable Offering to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board but in either case not exceeding 15%, of such Employee's eligible earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such other date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant's accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)	an amount equal to (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)	an amount equal to (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.Participation; Withdrawal; Termination.

(a)An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant's Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party or otherwise segregated. If permitted in the Offering, a Participant may reduce (including to zero) or increase his or her Contributions. If required under applicable law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check or wire transfer prior to a Purchase Date, in the manner directed by the Company.

(b)During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant's Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions. A Participant's withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but the Participant will be required to deliver a new enrollment form to participate in future Offerings.

(c)Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions.

(d)During a Participant's lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(e)The Company has no obligation to pay interest on Contributions, unless otherwise required by applicable law.

8.Exercise of Purchase Rights.

(a)On each Purchase Date, each Participant's accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)If any amount of accumulated Contributions remains in a Participant's account after the purchase of shares of Common Stock on the final Purchase Date of an Offering and such remaining amount is less than the amount required to purchase one share of Common Stock, then such remaining amount will be held in such Participant's account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such Offering, in which case such amount will be distributed to such Participant after the final Purchase Date, without interest (unless otherwise required by applicable law). If the amount of Contributions remaining in a Participant's account after the purchase of shares of Common Stock on the final Purchase Date of an Offering is at least equal to the amount required to purchase one whole share of Common Stock, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date, without interest (unless otherwise required by applicable law).

(c)No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable laws. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless otherwise required under applicable local law).

9.Covenants of the Company.

The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless doing so would be an unreasonable cost to the Company compared to the potential benefit to Eligible Employees which the Company shall determine at its discretion. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	Designation of Beneficiary.

(a)The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant's account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions to the Participant's spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)On a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights; and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)On a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights; or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants' accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.Amendment, Termination or Suspension of the Plan.

(a)The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements.

(b)The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant's consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan comply with the requirements of Section 423 of the Code.

13.Code Section 409A; Tax Qualification.

(a)Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) hereof, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.

(b)Although the Company may endeavor to (i) qualify a Purchase Right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

14.Effective Date of Plan.

The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	Miscellaneous Provisions.

(a)Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant's shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant's employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company or a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)The provisions of the Plan will be governed by the laws of the State of California without resort to that state's conflicts of laws rules.

(e)If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

16.Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees.

(b)“Affiliate” means any branch or representative office of a Related Corporation, as determined by the Board, whether now or hereafter existing.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f)“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board.

(g)“Common Stock” means the common stock of the Company.

(h)“Company” means NVIDIA Corporation, a Delaware corporation.

(i)“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(j)“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)	the consummation of a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)	the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)
the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the asset of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(k)“Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as eligible to participate in the Non-423 Component.

(l)“Designated Company” means a Designated Non-423 Corporation or Designated 423 Corporation.

(m)“Designated 423 Corporation” means any Related Corporation selected by the Board as eligible to participate in the 423 Component.

(n)“Director” means a member of the Board.

(o)“Effective Date” means the effective date of this Plan document, which is the date of the 2012 Annual Meeting of Shareholders of the Company provided this Plan is approved by the Company's stockholders at such meeting.

(p)“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(q)“Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation (including an Affiliate). However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(r)“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(s)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(t)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)	In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws.

(u) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees.

(v)“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(w)“Offering Date” means a date selected by the Board for an Offering to commence.

(x)“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)“Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(z)“Plan” means this NVIDIA Corporation 2012 Employee Stock Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.

(aa)“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(bb) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(cc) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(dd) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code.

(ee) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(ff) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

San Tomas Expressway
B
A
C
D
Building E
NVIDIA
Scott Boulevard
Walsh Avenue

Directions to Our Headquarters—Building E

FROM HIGHWAY 101
Take the San Tomas/Montague Exit
Follow the sign to San Tomas Expressway
Stay on San Tomas for less than a mile to Walsh Avenue
Turn left onto Walsh Avenue
Continue on Walsh Avenue to the stoplight at Scott Boulevard
Turn left onto Scott Boulevard
2800 Scott Boulevard is the first office building on the left
Turn left into 2800 Scott Boulevard

FROM INTERSTATE 280
Take the Saratoga Ave/Saratoga Exit towards Santa Clara
Stay on Saratoga Avenue for about 1 mile
Turn left onto San Tomas Expressway and drive for approximately 3 miles to Walsh Avenue
Turn right onto Walsh Avenue
Continue on Walsh Avenue to the stoplight at Scott Boulevard
Turn left onto Scott Boulevard
2800 Scott Boulevard is the first office building on the left
Turn left into 2800 Scott Boulevard

NVIDIA

INVESTOR RELATIONS
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CA 95050

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 22, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NVIDIA2014**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 22, 2014. Have your proxy card in hand when you call and then follow the instructions. There is **NO CHARGE** for this call.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

M67432-P48318 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR all the Nominees:

1. Election of Directors

Nominees:	**For**	**Withhold**	**Abstain**
1a. Robert K. Burgess	☐	☐	☐
1b. Tench Coxe	☐	☐	☐
1c. James C. Gaither	☐	☐	☐
1d. Jen-Hsun Huang	☐	☐	☐
1e. Dawn Hudson	☐	☐	☐
1f. Harvey C. Jones	☐	☐	☐
1g. William J. Miller	☐	☐	☐
1h. Mark L. Perry	☐	☐	☐
1i. A. Brooke Seawell	☐	☐	☐
1j. Mark A. Stevens	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To approve our executive compensation.	☐	☐	☐
3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 25, 2015.	☐	☐	☐
4. To approve an amendment and restatement of our Amended and Restated 2007 Equity Incentive Plan.	☐	☐	☐
5. To approve an amendment and restatement of our 2012 Employee Stock Purchase Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Letter to Stockholders are available at www.proxyvote.com.

M67433-P48318

NVIDIA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS

May 23, 2014

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and David M. Shannon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the 2014 Annual Meeting of Stockholders to be held at 10:30 a.m., PDT on May 23, 2014, at Building E of the company's headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1, and FOR Proposals 2, 3, 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side